PROSPECTUS

                                3,400,000 UNITS

                                     [LOGO]

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
          AND ONE THREE YEAR REDEEMABLE COMMON STOCK PURCHASE WARRANT
                             ---------------------


    Ontro, Inc. (the "Company") hereby offers units (the "Units"), each Unit consisting of one share of the Company's Common Stock, no par value (the "Common Shares"), and one three year redeemable Common Stock purchase warrant (the "Warrant(s)"). Until the completion of this offering (the "Offering") the Common Shares and the Warrants may only be purchased together as a Unit. The initial public offering price of the Units is $5.50 per Unit ("Offering Price"), of which $.10 is the public offering price allocated to the Warrants. Upon completion of the Offering, the Common Shares and the Warrants will immediately trade separately, and the Units will not trade. Each Warrant entitles the holder to purchase one Common Share at an exercise price of $8.25, until May 11, 2001. The Warrants are redeemable at the option of the Company at $0.05 per Warrant following at least 30 days prior notice if the closing price of the Common Stock equals or exceeds $11.00 for 20 consecutive trading days ending within the 30 days prior to the date the notice of redemption is given, and at such time as there is a current effective registration statement covering the Common Shares underlying the Warrants. Upon 30 days written notice to all holders of the affected class of Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Warrants. The Units, Common Shares and the Warrants offered hereby are collectively sometimes hereinafter referred to as the "Securities."


    Simultaneously with the Offering made hereby, the Company is registering 70,587 shares of outstanding Common Stock owned by three shareholders (the "Selling Security Holders") and the 70,587 shares of Common Stock underlying outstanding warrants held by the same shareholders (the "Security Holders' Warrants"). These shares may be resold by the Selling Security Holders from time to time and at any time following the commencement of the offering. The Security Holders' Warrants are identical to the Warrants

                                                     (COVER CONTINUED NEXT PAGE)

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
  AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY
     INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE
                 "RISK FACTORS" BEGINNING ON PAGE NINE AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                         UNDERWRITING
                                                 PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                  PUBLIC              COMMISSIONS(1)(2)           COMPANY(2)(3)
Per Unit...............................           $5.50                     $0.40                     $5.10
Total..................................        $18,700,000                $1,355,750               $17,344,250


                            ------------------------

                                                             (SEE NOTES, PAGE 3)


    The Securities are offered by several underwriters ("Underwriters"), subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify the Offering and to reject any offer to purchase in whole or in part. It is expected that delivery of the certificates representing the Securities will be made against payment therefor at the offices of Cohig & Associates, Inc., 6300 South Syracuse Way, Suite 360, Englewood, Colorado 80111, or through the facilities of Depository Trust Company, on or about May 15, 1998.


          COHIG & ASSOCIATES, INC.  JOSEPH CHARLES & ASSOCIATES, INC.


                  The date of this Prospectus is May 11, 1998.

                        INSIDE FRONT COVER--PHOTOGRAPHS
1.  BACKGROUND: BROWN ALL OVER BUT BOTTOM QUARTER OF PAGE.
2. LEFT SIDE OF PAGE: TEXT "PROPOSED DESIGN OF THE ONTRO SELF-HEATING CONTAINER" PHOTO OF ONTRO CONTAINER WITH HOT COFFEE LABEL BELOW TEXT.
3. RIGHT SIDE TOP HALF OF PAGE: PHOTO OF COMPANY OFFICES SHOWING FRONT OF BUILDING, ONTRO SIGN, AND ADDRESS. TEXT BELOW "ONTRO CORPORATE HEADQUARTERS LOCATED IN POWAY, CALIFORNIA".
4.  RIGHT SIDE CENTER OF PAGE: COMPANY LOGO
    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR WARRANTS INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

(CONTINUED FROM COVER PAGE)

included in the Units offered hereby. The Company has covenanted to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective in order to permit such resales, and it is expected that such resales will be made from time to time on the Nasdaq SmallCap Market ("Nasdaq") or otherwise. Such resales are subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended. The Company will not receive any proceeds from the market sales of the shares owned by the Selling Security Holders or the Common Stock underlying the Security Holders' Warrants, although it will receive the proceeds from the exercise of the Security Holders' Warrants. See "Concurrent Offering by Selling Security Holders."


    Prior to this Offering, there has been no public market for the Company's Securities, and there can be no assurance that such a market will develop or be sustained after this Offering. The Offering Price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and Cohig & Associates, Inc. and Joseph Charles & Associates, Inc., the representatives of the Underwriters (the "Representatives"). The Offering Price does not necessarily bear any particular relationship to common valuation criteria such as assets, book value, performance or any other established criteria. For information regarding the factors considered in determining the Offering Price of the Units and the terms of the Warrants, see "Underwriting." The Common Shares and Warrants have been approved for quotation on the Nasdaq under the symbols ONTR and ONTRW, respectively. The Units will not be traded on Nasdaq or elsewhere.


                                     NOTES


(1) Does not include additional compensation to be received by the Representatives in the form of: (i) a 2.25% non-accountable expense allowance and (ii) the sale to the Representatives for $340 of an option (the "Representatives' Option") to purchase 340,000 Units (each Unit consisting of one Common Share and one Warrant) at a price of 165% of the Offering Price of the Units, exercisable over a period of four years, commencing one year from the date of this Prospectus. The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."



(2) Before deducting expenses of the Offering payable by the Company, estimated to be $1,414,800, including the Representatives' non-accountable expense allowance.



(3) The Company and L.L. Knickerbocker Company, Inc. ("Knickerbocker") have granted the Underwriters an option (the "Over-allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase up to 510,000 Units on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. The Common Shares included in such additional Units will be offered by Knickerbocker and the Warrants included in such additional Units will be offered by the Company. If the Over-allotment Option is exercised in full, the total price to the public, Underwriting Discounts and Commissions, and Proceeds to the Company with respect to the Securities sold by the Company will be $21,505,000, $1,559,113, and $17,391,553, respectively and Knickerbocker will receive proceeds of $2,554,335, after payment of $199,665 of Underwriting Discounts and Commissions. See "Underwriting."


                         ------------------------------
                           FORWARD-LOOKING STATEMENTS

    When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                            ------------------------

    As of the date of this Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders and the holders of the Securities with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law. The Company's fiscal year ends December 31.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL SHARE AND PER SHARE INFORMATION GIVES EFFECT TO A 28.12 FOR ONE STOCK SPLIT EFFECTED DECEMBER 31, 1996. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF: (i) THE OVER-ALLOTMENT OPTION; (ii) ISSUANCE AND EXERCISE OF THE WARRANTS; (iii) THE REPRESENTATIVES' OPTION; OR (iv) OTHER OUTSTANDING WARRANTS AND OPTIONS.

                                  THE COMPANY

    Ontro, Inc. (the "Company" or "Ontro") is engaged in the research and development of integrated thermal containers. The Company owns proprietary technology which it has incorporated into a proposed product line of fully contained self-heating beverage containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and baby formula. These proposed containers are similar to typical beverage containers in size and shape, and are activated by the consumer to heat the contents within a few minutes. The Company seeks to market its container technology to develop and expand a consumer market for remote and mobile heating of beverages and other products.

    The Company's products are still in development and are not currently sold commercially. The Company's first anticipated commercial product is a self-heating beverage container which will likely require final design improvements, testing, and marketing studies before it will be able to be successfully manufactured and marketed. The Company's other potential products will require additional research and development before they will be ready for testing and further market studies. There can be no assurance these efforts will be successfully completed.

    While the Company believes it is in the final stages of completing development of its self-heating beverage container, it intends to use a portion of the proceeds of the Offering to acquire production equipment and to complete additional testing and improvements to different aspects of the containers before the current demonstration models will be put into commercial production. Additional refinements which the Company anticipates completing include, but are not limited to, the areas of seam failure, heat transfer, content related issues, heating control, sterilization, timing and temperature ranges, appearance, and packaging. There can be no assurance these refinements will be successfully concluded.

    The Company believes substantial market opportunities exist for the exploitation of the Company's integrated thermal container technology. The Company believes as society has become more mobile, demand has risen for remote heating of goods, and conventional heating sources do not supply truly remote consumption due primarily to inconvenience and the inability of consumers to access these sources in a mobile environment. The Company's self-heating containers are expected to meet the needs of consumers such as mothers requiring warmed baby formula, commuters, mobile professionals, sports enthusiasts and others without quick and convenient access to conventional heating sources.

    The Company intends to become a leading provider of integrated thermal containers and related technology to food, beverage and other manufacturers. In order to do so the Company will have to complete the development of its proposed products and successfully manufacture and market them. The Company's principal strategies include:

    SUB-LICENSE AGREEMENTS WITH MAJOR FOOD, BEVERAGE AND CONTAINER COMPANIES

    The Company's principal marketing strategy is to target major food, beverage and container manufacturers for the sub-licensing of its integrated thermal container technologies. These manufacturers are expected to manufacture, label, fill, market and distribute containers under their own brand name or for third parties in exchange for providing the Company royalties and/or research and development and marketing assistance. Management believes this approach should allow the Company to access the manufacturing, marketing, name brand and distribution capabilities of potential licensees without the high overhead costs of plant, equipment and labor. The Company believes its integrated thermal containers could assist manufacturers in offering a value-added product to complement existing product lines and assist in expanding market share. To date, the Company has entered into an evaluation agreement with Nestle USA Inc. ("Nestle") and a distribution agreement with Knickerbocker (see below). To successfully implement this strategy, the Company will have to complete its product development and market the proposed products to potential sublicensees who will have to be independently satisfied with the products and the market opportunity. There can be no assurance the Company will be able to complete these objectives.

    STRATEGIC MANUFACTURING AND MARKETING

    Concurrently with seeking sub-license agreements, the Company plans to directly produce and market self-heating beverage containers to selected niche markets. The Company believes such manufacturing and marketing should provide substantial benefits including: (i) additional revenues to fund marketing efforts to major food, beverage and container companies as described above; (ii) demonstration of product feasibility and the manufacturing process; and (iii) providing evaluation units for use in conducting marketing and product feasibility studies by the Company and others. The Company plans to selectively market to customers and distributors whom the Company believes would not interfere with potential sub-licenses the Company intends to seek with major food and beverage container manufacturers. The Company intends to use a portion of the net proceeds of this Offering to complete its development of a full-scale production facility. In addition to completing its manufacturing facility and successfully demonstrating its capacity to manufacture commercial quantities of completed products, the Company will have to identify and obtain distribution channels in such niche markets. There can be no assurance the Company will be able to complete these objectives.

    DEVELOP INTEGRATED THERMAL TECHNOLOGY FOR OTHER APPLICATIONS

    The Company plans to develop additional integrated thermal containers to further access the beverage market. The Company is designing a proprietary thermos-Registered Trademark- type container with insertable thermal cartridges, which would allow consumers to heat and re-heat an integrated thermal container filled by the consumer with the liquid of their choice. The Company is developing a disposable self-heating baby bottle, which could be pre-filled with baby formula and heated on demand. The Company's plans also include additional research and development into designs and potential uses of integrated thermal containers for medical, pharmaceutical, health and beauty products, as well as other potential industrial applications. The Company intends to utilize the expertise of its management and Advisory Board to identify market opportunities for its technology. There can be no assurance the Company will be able to complete the design and development of, or market any such integrated thermal containers.

    The Company has entered into an evaluation agreement (the "Evaluation Agreement") with Nestle which allows Nestle an exclusive period to review the Company's designs and technology in order to determine Nestle's interest in acquiring rights for the commercial use of the Company's self-heating food and beverage containers. The Evaluation Agreement requires Nestle to cooperate with the Company in evaluating certain commercial uses and markets for the Company's technology, and includes an obligation to pay for one-half of the cost of certain market research studies, the first phase of which has recently been completed.

    The Phase I market study recently completed focused on what categories and what products have the greatest consumer appeal. The Phase I study results indicated a general approval of the idea of a self-heating container with coffee, soup and tea as the leading categories. Based on the results of the Phase I market study, Nestle and the Company have continued the Evaluation Agreement and have commenced Phase II of the market studies in an effort to quantify projected sales volume. At least two additional phases are contemplated after Phase II.

    The Company has also entered into a distributorship agreement with Knickerbocker, a marketer of specialty products, (the "LLK Agreement"). The Company and Knickerbocker are working to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker.

    Ontro was incorporated in the State of California under the name Self Heating Container Corporation of California on November 8, 1994. The Company changed its name to Ontro, Inc. on December 31, 1996. The Company's offices are located at 12675 Danielson Court, Suite 401, Poway, California 92064, and its telephone number is (619) 486-7200.


     NOTICE TO CALIFORNIA, OREGON, SOUTH CAROLINA, AND WASHINGTON INVESTORS


    Each purchaser of shares of Common Stock in California and Oregon must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1997, and estimated during 1998, of $65,000 or more from all sources or
(ii) a liquid net worth (excluding home, furnishing and automobiles) of $500,000 or more. Each California and Oregon resident purchasing shares of Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                                  THE OFFERING


Securities Offered by the
 Company(1).......................  3,400,000 Units
Common Stock Outstanding Prior to
 this Offering(2).................  3,089,478 shares
Common Stock Outstanding After
 this Offering(3).................  6,489,478 shares
Use of Proceeds...................  The net proceeds of this Offering will be used for the following: acquiring manufacturing equipment, patent
                                    fees, marketing, research and development, repayment of
                                    indebtedness, expansion of facilities, purchase of an
                                    affiliate, working capital and general corporate
                                    purposes. The Company will not receive the proceeds, if
                                    any, from the sale of Common Shares underlying any Units
                                    sold on exercise of the Over-allotment Option. See "Use
                                    of Proceeds."
Nasdaq Symbols
  Common Shares...................  ONTR
  Warrants........................  ONTRW


------------------------------


(1) Until completion of the Offering, the Units may only be purchased on the basis of one Common Share and one Warrant per Unit. Upon completion of the Offering, the Common Shares and the Warrants will be immediately detachable and separately transferable. Each Warrant entitles the holder to purchase one Common Share at a price per share of $8.25 until May 11, 2001. The Warrants are redeemable at the option of the Company, at $.05 per Warrant, at any time upon 30 days prior written notice, if the closing price of the Common Shares, as reported by the principal exchange on which the Common Shares are quoted, equals or exceeds $11.00 for 20 consecutive trading days within the 30 day period preceding the date of the notice of redemption and at such time as there is a current effective registration statement covering the Common Shares underlying the Warrants. Upon 30 days written notice to all holders of the Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Warrants. See "Description of Securities."


(2) Excludes shares issuable upon the exercise of options to purchase 835,665 shares of Common Stock outstanding as of the date of this Prospectus, and warrants to purchase 400,587 shares of Common Stock outstanding as of the date of this Prospectus.

(3) Excludes: (i) 3,400,000 shares reserved for issuance upon exercise of the Warrants; (ii) 510,000 shares issuable upon exercise of the Warrants included within the Over-allotment Option; (iii) 340,000 shares issuable upon exercise of the Representatives' Option; (iv) 340,000 shares issuable upon exercise of the Representatives' Warrants included in the Representatives' Option; (v) 545,400 shares reserved for issuance under the Company's 1996 Omnibus Stock Plan (the "1996 Stock Plan"), of which options to acquire 113,000 shares of Common Stock have been granted prior to the date of this Prospectus; (vi) 722,665 shares underlying other outstanding options granted prior to the date of this Prospectus; and (vii) 400,587 shares reserved for issuance upon exercise of outstanding warrants issued prior to the date of this Prospectus. See "Risk Factors--Dilutive and Other Adverse Effects of Outstanding Options and Warrants," "Use of Proceeds," "Dilution," and "Underwriting."

Risk Factors.................  The Units offered hereby are speculative and involve a high degree of risk, as well as immediate substantial dilution.
                               Among others, an investment in the Company is subject to the risk the Company may not successfully complete development of its proposed products, or if it does, that such products may not perform up to market expectations, or even if they do, that the contemplated market for the products may not
                               develop or accept the Company's products to the extent
                               anticipated. Until substantial licensing activity or
                               commercial sales occur (if ever) the Company will continue to operate without significant revenue and with ongoing
                               requirements for substantial capital investment. Unless the
                               Company can generate revenue, it will likely need to obtain additional funds from outside sources. If the Company cannot obtain such funds, it will not be able to continue in
                               business. Even upon completion of the Offering, the Company will likely remain dependent on business arrangements with third parties in order to manufacture, market, sell and
                               distribute its proposed products. In addition, management
                               will be able to control the operation of the Company as a
                               result of stock and outstanding options held by management.
                               The Units should not be purchased by investors who cannot
                               afford the loss of their entire investment. See "Risk
                               Factors," "Dilution," and "Related Party Transactions."

Related Party Transactions...  The Company obtained all of the core technology for its integrated thermal containers pursuant to a license
                               agreement (the "IHI License") with Insta-Heat, Inc. ("IHI"), an affiliated corporation.

                               In February 1998, certain of the officers, directors and
                               employees of the Company and Knickerbocker, along with two other individuals contributed 67,260 shares of IHI common
                               stock to IHI for cancellation. These shares represented all of the IHI securities held by the officers, directors, and employees of the Company, and Knickerbocker, and a portion of the shares held by the other two contributors, which
                               represented approximately 77.7% of all IHI outstanding
                               securities. The contributions were made in contemplation of the Offering and without consideration.

                               In March 1998, the Company entered into agreements with each of the remaining 20 IHI shareholders to utilize a portion of the proceeds of the Offering to purchase all of their IHI
                               shares (19,250 shares for approximately $481,300). Each of these IHI shareholders also agreed to the termination of the
                               IHI License and waiver of any royalties due. As a result
                               thereof, IHI is anticipated to become a wholly owned
                               subsidiary of the Company following completion of the
                               Offering, and the IHI License will be terminated.

                               In April 1997, the Company entered into the LLK Agreement
                               with Knickerbocker, a marketer of specialty products.
                               Knickerbocker is a significant shareholder of the Company.
                               Louis L. Knickerbocker is a director of the Company and is also a director and Chief Executive Officer of
                               Knickerbocker.

                               See "Risk Factors--Conflicts of Interest," "Risk
                               Factors--Offering to Benefit Existing Stockholders,"
                               "Dilution," "Business--Distributorship Agreement," "Certain
                               Transactions," and "Related Party Transactions."

                         SUMMARY FINANCIAL INFORMATION

    The Summary Financial Information set forth below should be read in conjunction with audited financial statements included elsewhere herein.

                                                                  YEAR ENDED DECEMBER 31,        FROM INCEPTION
                                                             ---------------------------------         TO
STATEMENT OF OPERATIONS DATA:                                  1995        1996        1997     DECEMBER 31, 1997
                                                             ---------  ----------  ----------  -----------------
Operating expenses:
  Marketing, general and administrative....................  $  94,500  $  830,400  $1,388,200     $ 2,325,400
  Research and development.................................     67,900     235,900     580,100         883,900
  Compensation related to grant of stock options...........     --         379,300      23,800         403,100
                                                             ---------  ----------  ----------  -----------------
    Total operating expenses...............................    162,400   1,445,600   1,992,100       3,612,400
  Interest expense.........................................      1,700      22,800     174,900         199,600
                                                             ---------  ----------  ----------  -----------------
  Net loss(1)..............................................  $(164,100) $(1,468,400) $(2,167,000)    $(3,812,000)
                                                             ---------  ----------  ----------  -----------------
                                                             ---------  ----------  ----------  -----------------
  Basic net loss per share(1)..............................  $   (0.13) $    (0.80) $    (0.75)
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------
  Diluted net loss per share(1)............................  $   (0.09) $    (0.62) $    (0.63)
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------


                                                                                  DECEMBER 31, 1997
                                                                     -------------------------------------------
                                                                                                   PRO FORMA
                                                       DECEMBER 31,                                    AS
                                                           1996        ACTUAL    PRO FORMA(2)    ADJUSTED(3)(4)
                                                       ------------  ----------  -------------  ----------------
BALANCE SHEET DATA:
Working capital (deficiency).........................   $ (220,800)  $(1,976,900)  $(1,976,900)   $ 13,266,800
Total assets.........................................      328,600      895,200     1,605,200       14,759,800
Notes payable........................................      110,000    1,395,000     2,105,000          --
Total liabilities....................................      445,400    2,092,700     2,802,700          471,000
Deficit accumulated during the development stage.....   (1,645,000)  (3,812,000)   (3,812,000)      (4,234,700)
Shareholders' equity (deficit).......................     (116,800)  (1,197,500)   (1,197,500)      14,288,800


------------------------------

(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share.


(2) Reflects the proceeds from loans received in 1998 of $710,000 (the "1998 Loans").



(3) Adjusted to reflect the sale by the Company of the 3,400,000 Units offered hereby at the Offering Price of $5.50 per Unit and the application of the estimated net proceeds therefrom of $15.9 million to repay the principal and interest (and related write-off of $61,100 of deferred financing costs) on certain loans in the original principal amount of $1,245,000 (the "Bridge Loans"), two loans in the amount of $150,000 (the "December 1997 Loans"), the 1998 Loans (Note 2 above) in the original principal amount of $710,000, and equipment leases of approximately $145,000.


(4) Pro forma as adjusted also reflects the application of the proceeds of the Offering for the purchase of the net assets of IHI and a distribution to shareholders for total consideration of $481,300. In accordance with Staff Accounting Bulletin No. 48, this transaction will be accounted for as an acquisition of net assets recorded at historical cost and a return of equity to the IHI shareholders of $361,600 for the difference between the amount paid of $481,300 and the historical cost of the net assets acquired of $119,700. The net assets acquired by the Company from IHI consists primarily of intellectual property related to Ontro's integrated thermal technology. IHI has had no significant operations other than the development of its intellectual property. See Note 11 of Notes to Financial Statements.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                      RISK FACTORS RELATING TO THE COMPANY

NO OPERATING REVENUES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

    The Company has experienced operating losses in each fiscal period since its inception in 1994. As of December 31, 1997, the Company had a deficit accumulated in the development stage of approximately $3.8 million and a working capital deficiency of approximately $2.0 million. The Company expects to incur additional operating losses through at least 1998 and possibly thereafter. The Company has generated no revenues from operations. The development of the Company's integrated thermal containers will require the commitment of substantial resources in order to make it feasible for such containers to be sold, or for the underlying technology to be licensed to third parties, and/or for the Company to sell its proposed containers to distributors or others who may be responsible for the manufacture and marketing of the proposed containers, or to establish commercial scale manufacturing processes and facilities for such manufacturing, and to establish additional quality control, marketing, sales and administrative capabilities. There can be no assurance the Company will be successful in any of these endeavors. There can be no assurance the Company will enter into arrangements with third parties for product development and commercialization, or will successfully market or license any containers. To achieve profitable operations, the Company, alone or with others, must successfully develop, manufacture and market its proprietary containers or technologies. There can be no assurance the Company will be able to accomplish these tasks. Significant delays in any of these matters could have a material adverse impact on the Company's business, financial condition and results of operations.

GOING CONCERN ASSUMPTION

    The Company's independent auditors' report on the Company's financial statements at December 31, 1997 and for the years ended December 31, 1996 and 1997 contains an explanatory paragraph indicating the Company had recurring operating losses and net working capital and net capital deficiencies that raise substantial doubt about its ability to continue as a going concern. In addition, the Company had an accumulated deficit of approximately $3.8 million at December 31, 1997. The Company may require substantial additional funds in the future, and there can be no assurance that any independent auditors' report on the Company's future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of its operations. The existence of the explanatory paragraph may materially adversely affect the Company's relationship with prospective customers and suppliers, and therefore could have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL REQUIREMENTS UNCERTAIN; NO ASSURANCE OF FUTURE FUNDING


    The Company will be required to make substantial expenditures to conduct existing and planned research and development, to manufacture or contract for the manufacture of, and to market its proposed containers. The net proceeds from this Offering are approximately $15.9 million. In the absence of receiving the proceeds of this Offering, the Company anticipates its existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements only through the end of May 1998 at its anticipated level of operations. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 18 to 24 months at its anticipated level of operations. However, the Company may seek additional funding during the next 24 months and could seek additional funding after such time. There can be no assurance any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the Units offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

    The Company has no established bank financing arrangements, and it is not anticipated the Company will secure any bank financing in the foreseeable future. The Company intends to finance the development and marketing of its proposed containers through license agreements, distribution agreements, strategic alliances and other arrangements with third parties. There can be no assurance such license, distribution, marketing, strategic, or other collaborative arrangements will be obtained, or that additional funds will be available when needed, or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to relinquish rights to certain of its technologies or potential products the Company would not otherwise relinquish. The Company's future cash requirements will be affected by results of research and development, collaborative relationships, if any, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, and other factors. See "Use of Proceeds" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

EARLY STAGE OF DEVELOPMENT; ABSENCE OF PRODUCTS

    The Company is a development stage company. It has not completed the final development of any product and, has not begun to market or generate revenues from operations. The Company's first anticipated commercial product is a self-heating beverage container which will require final design improvements, testing, and marketing studies before it will likely be introduced in the marketplace. There can be no assurance such efforts will be successful, and the self-heating beverage container or any of the Company's other potential products under development will be able to be manufactured at acceptable costs and quality standards. See "Business--Manufacturing and Production." The Company cannot predict with certainty when, if ever, it will begin to market the proposed self-heating beverage container or any other integrated thermal container it is developing, and currently does not expect them to be available to consumers prior to the first quarter of 1999.

    While the Company believes it is in the final stages of completing development of its self-heating beverage container, additional work testing or verifying different aspects of the containers is planned before the prototypes will likely be put into commercial production. Such aspects include, but are not limited to, the areas of seam failure, heat transfer, type of content issues, heating control, pasteurization, timing and temperature ranges, appearance, and packaging. The Company has identified certain unusual circumstances where the self-heating container could heat to unacceptably high levels and jeopardize the structural integrity of the container to the extent it might not withstand the market reliability and quality control standards generally required of containers for food and beverage products. The Company is currently researching the use of moderating agents and other design refinements to inhibit such potential reactions. The Company is also researching different compositions of the active ingredients to increase the predictability of the heating reaction and simplify the manufacturing process. There can be no assurance the Company will be successful in completing such design refinements or achieve significant commercial distribution of its proposed products. See "Business."

COMPLETE DEPENDENCE ON MARKET ACCEPTANCE OF INTEGRATED THERMAL CONTAINERS

    The Company has not yet commenced sales of its self-heating beverage container, which is currently the Company's only substantially developed product. The Company anticipates it will derive substantially all of its revenues from the sale of licenses of its integrated thermal container technology. Consequently, the Company is entirely dependent on the successful introduction and commercial acceptance of this technology. Unless and until such integrated thermal containers receive market acceptance, the Company will not likely have any material source of revenue. There can be no assurance that integrated thermal containers will achieve market acceptance. The Company's ability to license its technology or sell its containers will be substantially dependent on the results of certain market studies, and there can be no assurance the studies currently underway or to be conducted in the future will demonstrate the level of probable market acceptance sufficient to interest licensees and distributors to enter into agreements with the Company regarding its products and technologies. Although the Company has one distributor for its containers, commercial acceptance of its containers will require the Company to successfully establish sales through this and other distribution channels, of which there can be no assurance. Any such failure will likely have a material adverse effect on the Company's business, financial condition and results of operations. Failure of the Company's integrated thermal containers to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Overview."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

    If the Company's proposed integrated thermal containers are commercially accepted, such markets are expected to be characterized by rapid technological advances, evolving industry standards, and frequent new product introductions and enhancements. The introduction by competitors of containers embodying new integrated thermal technologies and the emergence of industry standards could render the Company's containers currently under development obsolete or unmarketable. The Company's future success may depend upon its ability to keep pace with technological development and respond to evolving consumer demands. Failure by the Company to anticipate or respond adequately to technological developments or changes in consumer tastes, or significant delays in product development, could damage the Company's potential position in the marketplace and could result in less revenues and/or lack of profits. The Company may need to increase the size of its product development staff in the near term to meet these challenges. There can be no assurance the Company will be successful in hiring and training adequate product development personnel to meet its needs or that it will have the resources to do so. There can be no assurance the Company will be successful in developing and marketing its proposed containers, new products, or product enhancements, or will not experience significant delays in such endeavors in the future. Any failure to successfully develop and market its integrated thermal containers or other products and product enhancements could have a material adverse effect on the Company's financial condition, business, and results from operations. See "Business."

CONFLICTS OF INTEREST

    In April 1997, the Company entered into the LLK Agreement with Knickerbocker. Knickerbocker is a significant shareholder in the Company, and Louis L. Knickerbocker the founder, Chief Executive Officer, Chairman and President of Knickerbocker is a director of the Company. Knickerbocker could be expected to exert substantial influence in connection with the further development (if any) of the scope of the LLK Agreement, and the products to be included thereunder, as well as other issues between the Company and

Knickerbocker with respect to the LLK Agreement and any related activities. See "Business--Distributorship Agreement" and "Related Party Transactions."

OFFERING TO BENEFIT EXISTING SHAREHOLDERS AND RELATED PARTIES


    Completion of this Offering will provide substantial benefits to existing shareholders of the Company and other related parties. The Offering Price of $5.50 per Unit (of which $5.40 is attributed to one Common Share and $0.10 is attributed to one Warrant) is substantially higher than the negative $.39 per share book value of the shares held by existing shareholders. The dollar figures in this risk factor reflect market values of Common Stock held after the Offering at an Offering Price of $5.50 per Unit. Purchasers of the Units offered hereby will invest $18.7 million or 90.1% of the total consideration paid for 52.4% of the Common Stock to be outstanding after the Offering. The shares of Common Stock owned by existing shareholders would be valued at approximately $16.7 million upon completion of the Offering; such shares had a negative net tangible book value of $1,206,000 at December 31, 1997. In the event the underwriters exercise the Over-allotment Option, Knickerbocker will sell the 510,000 Common Shares included in such additional Units. If the Over-allotment Option is exercised in full at a price of $5.50 per Unit, Knickerbocker will receive from the proceeds of the Offering approximately $2,754,000 or $5.40 per share (before commissions and other expenses); for shares it purchased in September 1996 for $357,000 or $.70 per share. In addition, the remaining 348,673 shares owned by Knickerbocker, for which it paid $243,000, would have a market value of approximately $1,882,800 upon completion of the Offering. The 1,015,197 shares beneficially owned by the two founders, senior executive officers, and directors (James A. Scudder and James L. Berntsen) purchased for approximately $.03 per share, would have a market value of approximately $5,482,000 upon completion of the Offering. See "Related Party Transactions."


    Certain of the members of the Company's Advisory Board and other consultants and professionals also have options to purchase a significant number of Common Shares for exercise prices ranging from $.001 to $3.00 per share. See "Certain Transactions."

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will depend, in large part, on the Company's ability to obtain patent protection for the proposed containers, both in the United States and in foreign countries. IHI currently has three patents issued, and one additional patent application pending in the United States. There have been foreign counterparts to certain of these applications filed in other countries on behalf of IHI. The Company intends to file or have IHI file additional applications as appropriate for patents covering one or more proposed containers and related processes. There can be no assurance patents will issue from any of the pending applications, or for patents that have been issued or may be issued, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance any patents issued to IHI or to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide adequate proprietary protection to IHI or to the Company. In addition, any patents obtained by the Company will be of limited duration. All United States patents issuing from patent applications filed June 8, 1995 or thereafter will have a term of 20 years from the date of filing. All United States patents in force before June 8, 1995 will have a term of the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States patents issuing from patent applications applied for before June 8, 1995 will have a term equal to the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States design patents have a 14 year life from the date of issuance.

    The commercial success of the Company may also depend upon avoiding infringing on patents issued to competitors. If competitors prepare and file patent applications in the United States that claim technology also claimed by the Company or IHI, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office ("PTO") to determine the priority of invention, which could result in substantial cost, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties, and could require the Company to license disputed rights from third parties or cease using all or part of the licensed technology. The Company is aware of U.S. and foreign patents issued to third parties that broadly claim self-heating technology similar to the Company's. Although the Company believes its current activities do not infringe on these patents, there can be no assurance the Company's belief would be affirmed in any infringement litigation over the patents, or that the Company's future technological developments would be outside the scope of these patents. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.

    The Company also attempts to protect its proprietary and its licensed technology and processes by seeking to obtain confidentiality agreements with its contractors, consultants, employees, potential collaborative partners, licensees, licensors and others. There can be no assurance these agreements will adequately protect the Company, will not be breached, the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. This approach could increase the risk to the Company which may not be able to protect its proprietary and licensed technology.

    There can be no assurance others will not independently develop similar or more advanced technologies or designs around aspects of IHI's technology which may be patented, or duplicate the Company's trade secrets. In some cases, the Company may rely on trade secrets to protect IHI or its inventions. There can be no assurance trade secrets will be established, secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent consultants, key employees, or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company. See "Business--Patents and Proprietary Technology" and "Management."

LIMITED MANUFACTURING FACILITIES; PROBABLE SIGNIFICANT DEPENDENCE ON
  SUB-LICENSEES FOR MANUFACTURE, MARKETING, AND SALE OF PROPOSED PRODUCTS

    The Company's strategy is to sub-license its integrated thermal technologies to major food, beverage, and container companies. The Company anticipates requiring such companies to be responsible for the manufacture, marketing, and sale of the overwhelming majority of the Company's proposed containers. With the proceeds of this Offering, the Company intends to purchase equipment which will enable it to manufacture self-heating beverage containers for testing and marketing studies, and to sell limited quantities of certain self-heating containers to distributors or other customers. The Company intends to require most of its distributors and other customers to manufacture and market the containers they purchase or sub-license, or to contract for the manufacture, marketing, and distribution of the containers. There can be no assurance the Company will enter into satisfactory license agreements with any parties for the manufacture, marketing, or sale of its integrated thermal containers; such licenses, if any, will result in revenues to the Company; the Company will enter into any agreements with distributors or others for the manufacture, marketing, or sale of its proposed containers, or that parties who do enter into such agreements will perform adequately. In the event the Company is unable to license its technology to third parties or is unable to require third parties to manufacture, market, and sell substantial quantities of its proposed containers, the Company could be required to develop adequate manufacturing facilities to fulfill any demand for its containers. The development of such facilities could require additional capital, personnel, and other resources beyond any available from the proceeds of this Offering. There can be no assurance the Company will be able to successfully establish such manufacturing operations or obtain any additional capital.

PROBABLE DEPENDENCE ON OUTSIDE PARTIES FOR MARKETING AND DISTRIBUTION

    If the Company is successful in completing the development of its proposed integrated thermal containers the Company intends to primarily market its proposed products through contractual arrangements with others such as sub-licensing, distribution or similar collaborative agreements. This may result in a lack of control by the Company over some or all of the material marketing and distribution aspects of its potential products. There can be no assurance the Company will be able to maintain the quality of its products when they are manufactured by unrelated parties. Any significant quality control problems could result in excessive recalls, increased product liability exposure, and reduced market acceptance.

    There can be no assurance the Company will enter into any marketing and related arrangements on terms acceptable to the Company, or that any marketing efforts undertaken on behalf of the Company by third parties will be successful. The inability of the Company to license its products to others for their distribution, or inadequacy of such licensees' distribution, or the inability of the Company to enter into distributorship or similar agreements to market products produced by the Company would likely have a material adverse impact on the ability of the Company to market its products.

    The Company may, in the future, determine to directly market certain of its proposed containers. The Company has a limited marketing budget and resources. Additional capital expenditures and management resources would be required to develop more complete marketing and distribution capabilities. In the event the Company elects to engage in broader or more direct marketing activities, there can be no assurance the Company will be able to obtain the requisite funds, or attract and retain the human and other resources necessary to successfully expand its marketing plans for any of its potential products. See "Business--Marketing."

    The Company's future growth and profitability is expected to depend, in large part, on the success of its licensees, sub-licensees and distributors, if any, and others who may participate in marketing efforts on behalf of the Company. Success in marketing the Company's containers will be substantially dependent on educating the targeted markets as to the distinctive characteristics and perceived benefits of the Company's proposed containers.

COMPETITION

    The Company believes competition among marketers of self-heating beverage containers will be based primarily on price, product safety, ease of use, quality, product recognition, access to distribution channels, product innovation, and packaging. The competitive position of the Company will in part depend on the ability of the Company to remain current in plastics manufacturing technology and to anticipate innovations in integrated thermal container technology, as well as changes in consumer preferences. If the Company's integrated thermal containers are successfully received in the market, increased competition is probable. Increased competition is likely to result in price reductions, reduced operating margins, and loss of market share, any of which could materially and adversely affect the Company's business, operating results, and financial condition. There can be no assurance the Company will be able to compete successfully, keep pace with technological developments, or have sufficient funds to invest in new technologies, products, or processes.

    There also can be no assurance companies in the food and beverage or container industry, or other companies, will not enter the market for integrated thermal containers with products that are superior to, less expensive, or which achieve greater market acceptance than the Company's proposed containers. The majority of food and beverage and container manufacturers are substantially larger and more diversified than the Company; have substantially greater financial and marketing resources than the Company; have greater name recognition and distribution channels than the Company; and may have the ability to develop competitively priced integrated thermal containers.

DEPENDENCE UPON KEY PERSONNEL

    The Company's success in developing marketable containers and achieving a competitive position will depend, in large part, on its ability to attract and retain qualified management personnel, and in particular to retain Mr. Scudder and Mr. Berntsen. The Company's technology was primarily developed by Mr. Scudder and Mr. Berntsen. Messrs. Scudder and Berntsen have entered into employment agreements obligating them to provide services to the Company through August 1999. The loss of either of these individuals could have a material adverse impact on the business and operations of the Company. The Company maintains life insurance policies on Messrs. Scudder and Berntsen, but no assurance can be given that the proceeds from any such policy will be adequate to offset the loss of their services. The Company will need to hire additional management, administrative and engineering personnel in the next year to meet its plans. Competition for such personnel is intense and no assurance can be given that the Company will be able to hire and/or retain adequate personnel. The Company's potential growth and any expansion into areas and activities requiring additional expertise, such as expanded programs for manufacturing and marketing, would be expected to place increased demands on the Company's human resources. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company's prospects for success. In addition, the Company relies on consultants and advisors to assist the Company from time to time in reviewing its marketing, management, research and development strategies. Most if not all of the Company's consultants and advisors are self-employed or are employees of other companies, and may have commitments to, or consulting or advisory contracts with, more than one other entity that may affect their ability to contribute to the Company. See "Management."

EXPOSURE TO FLUCTUATIONS IN RESIN PRICES AND SUPPLY

    Upon receipt of the proceeds from this Offering, the Company intends to manufacture certain parts of the proposed integrated thermal containers using plastic resins. The Company does not currently have agreements with any raw material suppliers, including suppliers of resins. After this Offering, the Company intends to enter into agreements with resin and other raw material suppliers. There can be no assurance the Company will obtain supply agreements on acceptable terms and conditions. Since plastic resin is anticipated to be a principal component in the Company's proposed containers, the Company's financial performance could become materially dependent on its ability, and the ability of its licensees and/or distributors, if any, to acquire resin in acceptable amounts and at acceptable costs, and to pass resin price increases on to its future customers through contractual agreements or otherwise. The capacity, supply, and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations, including those arising from supply shortages. There can be no assurance a significant increase in resin prices or a shortage of supply would not have a material adverse impact on the business, financial condition, and results from operations of the Company. See "Business-- Raw Materials and Suppliers."

SUPPLY OF RAW MATERIALS; DEPENDENCE ON SINGLE SOURCE SUPPLIERS

    The Company does not have agreements with the suppliers of any of its raw materials. The Company currently obtains certain self-heating beverage container components from single source suppliers. Specifically, the outside container and the activating device (button) for the beverage container are supplied by Johnson Controls, Inc. and Complex Tool & Mold, respectively. The Company intends to purchase equipment with the proceeds of this Offering to manufacture the outside container to provide an alternative supply source to Johnson Controls, Inc. Although the Company is also currently dependent on Complex Tool & Mold as the sole source of supply for one of its proprietary components, the Company believes this component can be obtained from numerous suppliers and as a result thereof the Company believes it is not materially dependent upon any single source for any of its raw materials. Until such time as the Company manufactures the outside container, locates a second source of supply for the container and the activating device (button), there can be no assurance the Company will be able to procure or substitute such components without a significant interruption in its supply of component parts. The failure or delay by any supplier to furnish the Company with these component parts could have a material adverse effect on the Company's business, financial condition, and results from operations.

ENVIRONMENTAL MATTERS

    Federal, state, and local governments or regulatory agencies could enact laws or regulations concerning environmental matters that may increase the cost of producing, or otherwise adversely affect the demand for plastic products such as those proposed by the Company. A decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company's business, financial condition, and results of operations. In addition, certain of the Company's operations are subject to federal, state, and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water, and establish standards for the treatment, storage, and disposal of solid and hazardous wastes. While the Company has not been required, in its limited history of assembling integrated thermal containers, to make significant capital expenditures in order to comply with applicable environmental laws and regulations, the Company may have to make substantial future capital expenditures due to changing compliance standards and environmental technology. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company (including contamination caused by prior owners and operators of such sites) and off-site disposal of hazardous substances may give rise to additional compliance costs.

    In addition the principal components of the Company's products are made from plastic. Although the Company's products use all recyclable plastics they cannot generally be recycled into the same component parts, and there are likely fewer potential uses for the recycled plastic used in the Company's products than there were for the original raw materials. Therefore the Company would be expected to be contributing to an increasing supply of plastic needing to be recycled into fewer uses or simply an increasing amount of plastic, which although recyclable, may not be recycled. Similar factors have been the source of increasing environmental concern by some and increasing legislative and regulatory activity. The Company cannot predict the nature of future legislation, regulation or liability exposure which may evolve from these environmental concerns or the adverse impact it may have on the Company. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See "Business--Environmental Matters and Government Regulation."

LIABILITY INSURANCE

    The Company's proposed containers expose it to possible product liability claims if, among other things, the use of its proposed containers results in personal injury, death or property damage. There can be no assurance the Company will have sufficient resources to satisfy any liability resulting from such claims or will be able to cause its customers to indemnify or insure the Company against such claims. The Company intends to obtain product liability insurance prior to the commencement of commercial shipment of its products. There can be no assurance such insurance coverage will be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful claim, or that such insurance will be renewed, or the Company will be able to acquire additional coverage when it deems it desirable to do so.

                     RISK FACTORS RELATING TO THIS OFFERING

IMMEDIATE AND SUBSTANTIAL DILUTION

    An investor in this Offering will experience immediate and substantial dilution of approximately $3.32, or 60%, per share between the adjusted pro forma net tangible book value per share after the Offering and the Offering Price of $5.50 per Unit. To the extent that any Warrants, options or other securities convertible into shares of Common Stock currently outstanding or subsequently granted to purchase shares of Common Stock are exercisable at a price less than the net tangible book value per share following the Offering, there will be further dilution upon the exercise of such securities. See "Dilution" and "Description of Securities."


CONTROL BY PRESENT SHAREHOLDERS; POSSIBLE DEPRESSIVE EFFECT ON THE COMPANY'S
  SECURITIES

    Without consideration of the Warrants, the Representatives' Option, the Over-allotment Option, or other outstanding options and warrants; the Company's present shareholders will own 3,089,478 shares of Common Stock upon the completion of this Offering, representing approximately 47.6% of the Company's outstanding shares of Common Stock. The Company's officers and directors currently own 1,893,870 of the 3,089,478 outstanding shares representing 61.3% of the currently outstanding Common Stock. The Company's officers and directors also have the right to acquire an additional 138,000 shares of Common Stock, which are reserved for issuance upon the exercise of existing options. Accordingly, without consideration of the Warrants, the Representatives' Option, the Over-allotment Option, or other outstanding options and warrants; if the Company's officers and directors exercised all of the options they currently hold, they could own up to 63% of the Company's outstanding Common Stock before this Offering, and 30.7% of the Company's outstanding Common Stock after this Offering. The price range for the officers' and directors' options is $1.00 to $5.00 per share. Even after this Offering, the Company's present shareholders may be able to elect a majority of the Company's directors and otherwise control the Company's operations. Also, the concentration of ownership by the Company's officers and directors may discourage potential acquirors from seeking control of the Company through the purchase of Common Stock, and this possibility could have a depressive effect on the price of the Company's Securities. See "Principal Shareholders" and "Description of Securities."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

    Purchasers of Units will only be able to exercise the Warrants if a current prospectus under the Securities Act relating to the shares underlying the Warrants is then in effect, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the shares underlying the Warrants, there can be no assurance the Company will be able to do so. The Warrants may have a lower value if such securities are not qualified, or exempt from qualification in the states in which the holders of Warrants reside, and may have no value if a current prospectus, covering the shares issuable upon the exercise of the Warrants, is not kept effective. See "Description of Securities--Warrants."

DILUTIVE AND OTHER ADVERSE EFFECTS OF OUTSTANDING OPTIONS AND WARRANTS

    Under the terms of the Warrants, the Representatives' Option, options issued under the Company's 1996 Stock Plan, the Over-allotment Option, and other outstanding options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other shareholders. The terms on which the Company may obtain additional financing may be adversely affected by the existence of such options and warrants. For example, the holders of the Warrants could exercise them at a time when the Company was attempting to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Underwriting," "Description of Securities," and "Shares Eligible for Future Sale."

ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

    The Offering Price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representatives and do not bear any relationship to any established valuation criteria such as assets, book value, or prospective earnings. The market prices for securities of emerging and development stage companies have historically been volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of potential containers developed by the Company or others, may have a significant impact on the market price of the Company's Securities. See "Underwriting."

POSSIBLE DEPRESSIVE EFFECT ON PRICE OF SECURITIES OF FUTURE SALES OF COMMON
  STOCK


    The sale or other disposition of much of the currently outstanding shares of Common Stock is restricted by the Securities Act. Unless such sale is registered, these shares may only be sold in compliance with Rule 144 promulgated under the Securities Act or some other exemption from registration thereunder. For a description of the conditions under which shares may be sold pursuant to Rule 144, see "Shares Eligible for Future Sale." Actual sales or the prospect of sales of Common Stock under Rule 144 or otherwise in the future may depress the prices of the Securities or any market that may develop, and may also make it difficult for investors herein to sell the Securities. All officers and directors and substantially all shareholders have agreed not to offer, sell, assign, transfer, pledge or otherwise hypothecate, any of his/ her securities of the Company for a period of 12 months from the date of this Prospectus. The sale or availability for sale of substantial amounts of Common Stock in the public market after this Offering could adversely affect the prevailing market price of the Securities and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Description of Securities," "Shares Eligible for Future Sale," and "Underwriting."


POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK

    The Company's Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms, and all other rights, preferences and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a means to prevent a change in control of the Company. Future issuances of preferred stock may provide for dividends, certain preferences in liquidation, as well as conversion rights. Such preferred stock issuances could make the possible takeover of the Company, or the removal of management of the Company, more difficult. The issuance of such preferred stock could discourage hostile bids for control of the Company in which shareholders could receive premiums for their Common Stock or Warrants, could adversely affect the voting and other rights of the holders of the Common Stock, or could depress the market price of the Common Stock or Warrants.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS


    Each Warrant will entitle the holder to purchase one Common Share at an exercise price equal to $8.25 commencing from the effective date of the Registration Statement ("Effective Date"). The Warrants are redeemable by the Company for $.05 per Warrant at any time after the Common Shares and Warrants become separately tradable. To redeem the Warrants the Company must provide at least 30 days prior written notice, and may only provide such notice after the closing price of the Common Stock has for 20 consecutive trading days within the 30 day period preceding the date of the notice of redemption equaled $11.00. In the event the Company exercises its right to redeem the Warrants, a holder would be forced: (i) to exercise the Warrant within the period of the notice of redemption, which could occur at a time when it may be disadvantageous for them to do so; (ii) to sell the Warrants at the then current market price, which could be at a time the holder might otherwise wish to hold them; or (iii) to accept the redemption price which will likely be substantially less than the market value of the Warrants at the time of redemption. The Company may elect to call all of the Warrants for redemption as soon as the trading price of its Common Stock meets the minimum amount for the specified number of days, provided it is one year from the Effective Date, or such earlier date as may be determined by the Representatives, and a current Prospectus relating to the Common Shares underlying such Warrants is then in effect. See "Description of Securities--Warrants."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

    Although the Company has tentatively allocated the net proceeds from this Offering for various uses, the projected expenditures are estimates and approximations only and do not represent firm commitments of the Company. Accordingly, the Company's management will retain broad discretion in the use of these funds. In the event the Company's plans change, or if the proceeds of this Offering or cash flow otherwise prove to be insufficient to fund operations, the Company may find it necessary or advisable to reallocate some or all of the proceeds from the Offering or may be required to seek additional financing or curtail its product development activities. There can be no assurance any additional financing will be available to the Company or that any available financing will be on commercially reasonable terms. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS; LIMITATION ON VOTING RIGHTS

    The Company's Amended and Restated Articles of Incorporation ("Articles") and its Bylaws contain provisions that may make it more difficult to acquire control of the Company by means of tender offer, over-the-counter purchases, a proxy fight, or otherwise. The Articles also include provisions restricting shareholder voting rights. The Company's Articles include a provision prohibiting action by written consent of the shareholders. The Company's Articles provide that certain provisions of the Articles may only be amended by a vote of 66 2/3% of the shareholders. The Company's Articles also require that shareholders give advance notice to the Company of any nomination for election to the Board of Directors, or other business to be brought at any shareholders' meeting. This provision makes it more difficult for shareholders to nominate candidates to the Board of Directors who are not supported by management. In addition, the Articles require advance notice for shareholder proposals to be brought before a meeting of shareholders and requires the notice to specify certain information regarding the shareholder and the proposal. This provision makes it more difficult to implement shareholder proposals even if a majority of shareholders are in support thereof. Each of these provisions may also have the effect of deterring hostile take-overs or delaying changes in control or management of the Company. In addition, the indemnification provisions of the Company's Articles and Bylaws may represent a conflict of interest between management and the shareholders since officers and directors may be indemnified prior to any judicial determinations as to their conduct. The Articles provide that the shareholders' right to cumulative voting will terminate automatically when the Company's shares are listed on the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), or if listed on the Nasdaq National Market System ("Nasdaq NMS") and the Company has at least 800 shareholders as of the record date for the most recent meeting of shareholders. Cumulative voting will be in effect following consummation of this Offering. When and if the Company so qualifies, the absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

    The Company's Articles also include a provision ("Fair Price Provision") requiring the approval of the holders of 66 2/3% of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of the Company's voting stock (an "Interested Shareholder"), except in cases where the continuing directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder, or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the highest price of: (i) the price paid by the Interested Shareholder for Common Stock during the prior two years; (ii) the Fair Market Value (as defined) at the time; or (iii) the amount paid in the transaction in which such person became an Interested Shareholder. In addition, such payment must be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of the Interested Shareholder's shares. The Company's Board of Directors believes the Fair Price Provision will help assure similar treatment for all of the Company's shareholders if certain kinds of business combinations are effected. However, the Fair Price Provision may make it more difficult to accomplish certain transactions potentially beneficial to shareholders, but opposed by the incumbent Board of Directors.

    The Company's Articles provide for a classified Board of Directors to automatically become effective when the Company's shares are listed on NYSE or AMEX, or if listed on Nasdaq NMS and the Company has at least 800 shareholders as of the record date for the most recent meeting of shareholders. The classified Board of Directors provisions, when and if effective, divides the Board of Directors into two or more classes of directors serving staggered two-year terms, with one director to be elected at each annual meeting of shareholders. The classification of directors would extend the time required to change the composition of the Board of Directors. Upon consummation of this Offering, the Common Shares and Warrants are anticipated to be listed on Nasdaq which will result in the Company not having a classified Board of Directors until potentially some time in the future. See "Description of Securities--Possible Anti-Takeover Effect of Certain Provisions of the Company's Articles of Incorporation."

NO ASSURANCE OF PUBLIC MARKET

    Prior to this Offering, there has been no public trading market of the securities of the Company. There can be no assurance a regular trading market for the Common Shares and Warrants will develop after this Offering or, if developed, it will be sustained.

NO DIVIDENDS

    The Company has never paid cash or other dividends on its Common Stock. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business, and therefore, it does not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy."

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ AND POSSIBLE MARKET ILLIQUIDITY


    The Common Shares and Warrants have been approved for listing on Nasdaq, there can be no assurance the Company will meet the criteria for continued listing of the Securities on Nasdaq. Based on existing listing criteria, a Nasdaq listing will generally require the Company to have total assets (excluding goodwill) which are $2,000,000 in excess of its total liabilities, plus have a minimum public distribution of 500,000 shares of Common Stock with a minimum of 300 public holders of 100 shares or more, a minimum bid price of $1.00 per share, and aggregate market value of publicly held shares of $1,000,000. Nasdaq has recently promulgated new rules which make continued listing of companies on Nasdaq more difficult and Nasdaq has significantly increased its enforcement efforts with regard to Nasdaq listing standards. Removal from Nasdaq, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. Trading, if any, in the Common Stock would then be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. There is no assurance the Company will be successful in maintaining its listing. See "Risk Factors--Disclosures Relating to Low Priced Stocks; Possible Restrictions on Resale of Low Priced Stocks and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities."

DISCLOSURES RELATING TO LOW PRICED STOCKS; POSSIBLE RESTRICTIONS ON RESALE OF
  LOW PRICED STOCKS AND ON BROKER-DEALER SALES; POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES

    If the Securities were delisted from Nasdaq (see "Possible Delisting of Securities from Nasdaq and Possible Market Illiquidity" above) at a time when the Company had net tangible assets of $2,000,000 or less, further transactions in the Securities would become subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 15g-9 imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually, or $300,000 together with their spouse). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule could affect the ability of broker-dealers to sell the Securities, and may affect the ability of purchasers in this Offering to sell any of the Securities acquired hereby in the secondary market.

    The Commission has adopted regulations which generally define a "penny stock" to be any security of a company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on Nasdaq. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery of a risk disclosure document relating to the penny stock market prior to a transaction in a penny stock. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

    The foregoing restrictions will not apply to the Securities if the Securities are listed on Nasdaq or another exchange, and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible asset requirements, or certain average annual revenue criteria over specific periods. There can be no assurance the Securities will continue to qualify for exemption from these restrictions. If the Securities were subject to these restrictions, the market liquidity for the Securities could be materially and adversely affected.

CONTRACTUAL OBLIGATIONS TO REPRESENTATIVES


    The Underwriting Agreement with the Representatives provides for the Company's continuing involvement with the Representatives after the Offering, including: (i) the Company's agreement to retain Cohig & Associates, Inc. as a consultant for one year from the date of this Prospectus for a fee of $3,000 per month; (ii) the Company's agreement to allow Cohig & Associates, Inc. to nominate one director or to designate a consultant to the Board of Directors for a period of four years from the date of this Prospectus; (iii) the Company's agreement to appoint Cohig & Associates, Inc. as Warrant solicitation agent and to pay a fee for such services equal to two percent of the exercise price of Warrant exercises solicited by Cohig & Associates, Inc.; and (iv) the grant to the Representatives of an option to purchase 340,000 Units at an exercise price of 165% of the Offering Price. The ongoing fees to be paid to the Representatives will reduce the amount of working capital available for other purposes. See "Underwriting." In addition, pursuant to an option agreement between the Company and the Representatives, the holders of the Representatives' Option have the right, for a period of five years, to require the registration under the Securities Act, at the Company's expense, of the Common Shares and Warrants issuable upon exercise of the Representatives' Option and of the Common Shares issuable upon exercise of the Warrants included therein, as well as certain "piggyback" registration rights. The cost to the Company of effecting a demand registration may be substantial. See "Description of Securities--Representatives' Option."

    To the extent the Representatives elect to effect transactions in the Company's Common Shares and Warrants, the Representatives may exert a dominating influence on the market for such Common Shares and Warrants. Such market making activity may be discontinued at any time. In the event the Representatives elect or are forced to discontinue such activity following the completion of the Offering, the price and liquidity of the Common Shares and Warrants may be materially adversely affected. Further, as a result of the role of Cohig & Associates, Inc. as a Warrant solicitation agent, unless granted an exemption by the Commission from its rules, Cohig & Associates, Inc. may be prohibited from engaging in any market making activities with regard to the Company's Securities for the period from one to five business days prior to any solicitation by Cohig & Associates, Inc. of the exercise of the Warrants until the later of: (i) termination of such solicitation activity; or (ii) the termination, by waiver or otherwise, of any right that Cohig & Associates, Inc. may have to receive a fee for the exercise of the Warrants following the solicitation. As a result, Cohig & Associates, Inc. may be unable to continue to provide a market for the Company's Securities under certain periods while the Warrants are exercisable. See "Underwriting."

                                USE OF PROCEEDS


    The Company estimates the net proceeds from the sale of the 3,400,000 Units offered hereby will be approximately $15.9 million, after deducting underwriting discounts and commissions of $1,355,800 and other expenses of this Offering estimated to be approximately $1,435,300 (which includes the Representatives' non-accountable expense allowance). The Company intends to use the proceeds substantially as follows:



                                                                                    APPROXIMATE
                                                                 APPROXIMATE     PERCENTAGE OF NET
APPLICATION OF PROCEEDS                                         DOLLAR AMOUNT        PROCEEDS
--------------------------------------------------------------  --------------  -------------------
Acquisition of manufacturing equipment........................   $  3,750,000               23%
Patent fees...................................................        250,000                2
Marketing.....................................................      1,250,000                8
Research and development......................................      1,000,000                6
Repayment of certain loans(1).................................      2,353,700               15
Expansion of facilities(2)....................................        750,000                5
Purchase of affiliate(3)......................................        523,300                3
Working capital and general corporate purposes................      6,032,000               38
                                                                --------------             ---
                                                                 $ 15,909,000              100%
                                                                --------------             ---
                                                                --------------             ---


------------------------

(1) Includes repayment of principal and accrued interest on the Bridge Loans, the December 1997 Loans, and the 1998 Loans. The Bridge Loans all provide for accruing interest at 10% per annum, with all interest and principal due upon the earlier to occur of five business days after completion of the Offering, or 24 months. The December 1997 Loans provide for accruing interest at 12% per annum, with all interest and principal due upon the earlier to occur of five business days after completion of the Offering, or June 1, 1998. The 1998 Loans accrue interest at 10-10.5% per annum with all interest and principal due upon the earlier to occur of five business days after completion of the Offering or June 1, 1998 except certain loans which mature on July 1, 1998 or five business days after the completion of the Offering, whichever is earlier. The Bridge Loans were issued between December 1996 and May 1997. All but two of the Bridge Loans contain a provision which allows the Company to convert the amount owed to Common Stock at a conversion price of the lesser of $5.50 per share; or the most recent cash price paid by an unrelated purchaser of Common Stock from the Company in an arms' length transaction prior to the date of conversion. All of the proceeds from the Bridge Loans, the December 1997 Loans, and the 1998 Loans were expended on research and development, working capital and general corporate purposes. The amount shown above also includes repayment of certain equipment leases guaranteed by certain officers and directors of the Company in the approximate amount of $145,000. See "Certain Transactions" and "Bridge Loans."


(2) The Company is negotiating to enter into a lease in order to relocate its facilities to an approximately 28,400 square foot single user building presently under construction. Includes the Company's estimate of costs to conform the building to its requirements.

(3) Represents application of proceeds to acquire all of the outstanding (19,250) shares of IHI pursuant to existing agreements between the Company and each of the 20 IHI shareholders, and payment of $42,000 in deferred consulting fees due from IHI to two officers and directors of the Company.

    The estimates shown above exclude any proceeds from exercise of any of the Warrants, the Representatives' Option, the Over-allotment Option, and other outstanding options and warrants to acquire the

Common Stock of the Company. The Common Shares included in all Units purchased pursuant to exercise of the Over-allotment Option will be sold by Knickerbocker and the Company will not receive any of the proceeds from the sale of such Common Shares. The Company will receive the proceeds from the sale of the Warrants included in all Units purchased pursuant to exercise of the Over-allotment Option. The net proceeds, if any, from the exercise of the Warrants, the Representatives' Option or other outstanding options and warrants will be added to working capital.

    The Company may use a portion of the net proceeds of this Offering to acquire businesses, products, or technologies anticipated by management to be complementary to those of the Company. The Company has no present plans, agreements, or commitments and is not currently engaged in any negotiations with respect to any such transaction.

    The Board of Directors has broad discretion in determining how the net proceeds of this Offering will be applied. The foregoing represents the Company's best estimate of the allocation and use of proceeds based upon its present plans and certain assumptions including industry conditions and the Company's anticipated expenditures. The projected expenditures described above are estimates and approximations only and do not represent firm commitments of the Company. Actual expenditures may vary substantially from these estimates depending upon many factors, including the costs and results of research and product development activities, marketing studies, product testing, product availability, costs of third party manufacturing facilities, market acceptance of the Company's proposed containers, changes in current regulations or competitive conditions, and the availability of other financing arrangements.

    The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 18 to 24 months at its anticipated level of operations. However, the Company may seek additional funding during the next 24 months and could seek additional funding after such time. There can be no assurance any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the Units offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

    Pending use of the proceeds from this Offering as set forth above, the Company will invest all or a portion of such proceeds in short-term bank certificates of deposit, U.S. Government obligations, money market investments, and short-term investment grade securities.

                                DIVIDEND POLICY

    No dividends have ever been paid on the Company's Common Stock and the Company does not currently anticipate paying any cash or other dividends on the Common Stock, but instead intends to retain future earnings, if any, for reinvestment in the Company. Future dividend policy will be determined by the Board of Directors of the Company in light of prevailing financial need, earnings, if any, as well as other relevant factors. In addition, any financing which the Company may obtain in the future may contain provisions restricting the Company's ability to pay dividends.

                                    DILUTION


    Dilution represents the difference between the Offering Price per share paid by purchasers in this Offering, and the pro forma net tangible book value per share immediately after completion of this Offering. "Net tangible book value per share" represents the amount of the Company's total assets less the amount of its intangible assets and its liabilities, divided by the number of shares of Common Stock outstanding. As of December 31, 1997, the negative net tangible book value of the Company was $(1,206,000), or $(0.39) per share of Common Stock, based on 3,089,478 shares of Common Stock outstanding as of the date of this Prospectus. After giving effect to the receipt of the net proceeds from the sale by the Company of 3,400,000 Units offered hereby at the Offering Price of $5.50 per Unit (assuming no part of the Offering Price is allocated to the Warrants), and after deduction of estimated underwriting discounts and commissions and offering expenses to be incurred by the Company in connection with this Offering, and after the repayment of Bridge Loans (and related write-off of $61,100 of deferred financing costs), the related accrued interest, and repayment of the December 1997 Loans, the 1998 Loans and existing capital leases, and the purchase of IHI stock, the pro forma net tangible book value of the Company at December 31, 1997 would have been approximately $14,161,100, or $2.18 per share based on 6,489,478 shares of Common Stock to be outstanding. This represents an immediate increase in such pro forma net tangible book value of $2.18 per share to existing shareholders and an immediate dilution of $3.32 per share to new investors purchasing the Units offered herein, which dilution amounts to approximately 60% of the Offering Price per Common Share.


    The following table illustrates the per share dilution resulting from this
Offering:


Offering Price per share(1).........................................                        $    5.50
  Negative tangible book value per share December 31, 1997..........  $    (.39)
  Increase in net tangible book value per share attributable to new
    investors.......................................................       2.57
                                                                      ---------
  Pro forma net tangible book value per share after Offering........                             2.18
                                                                                            ---------
Dilution per share to new investors(2)(3)...........................                        $    3.32
                                                                                            ---------
                                                                                            ---------


------------------------
(1) Assumes no allocation of the Offering Price to the Warrants.

(2) Does not reflect the issuance of up to: (i) 510,000 shares contained in the Units issuable upon exercise of the Warrants included as part of Over-Allotment Option; (ii) 3,400,000 shares issuable upon exercise of the Warrants included as part of the Units offered hereby; (iii) 680,000 shares issuable upon exercise of the Representatives' Option and the Representatives' Warrants included in the Representatives' Option; (iv) 545,400 shares reserved for issuance under the Company's 1996 Stock Plan of which options to acquire 113,000 shares have been granted prior to the date of this Prospectus; and (v) 1,123,252 shares underlying other options and warrants granted prior to the date of the Prospectus. See "Management," "Description of Securities," and "Underwriting."

(3) If all outstanding options and warrants were fully vested and were exercised on December 31, 1997, dilution per share to new investors would increase to $3.67 per share.

    The following table sets forth, as of December 31, 1997, (i) the number of shares of Common Stock purchased from the Company by the existing shareholders, the total consideration paid and the average price per share paid for such shares by the existing shareholders; and (ii) the number of Common Shares to be sold by the Company to the purchasers of the 3,400,000 Units offered hereby, the total consideration to be paid and the average price per share:

                                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                                      -----------------------  --------------------------   AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                      ----------  -----------  -------------  -----------  ---------------
Existing Shareholders...............................   3,089,478        47.6%  $   2,047,200         9.9%     $    0.66
New Investors.......................................   3,400,000        52.4      18,700,000        90.1           5.50(1)
                                                      ----------       -----   -------------       -----
  Total.............................................   6,489,478(2)      100.0% $  20,747,200      100.0%
                                                      ----------       -----   -------------       -----
                                                      ----------       -----   -------------       -----

------------------------------

(1) Of the $5.50 Offering Price, $5.40 is attributed to one Common Share and $0.10 is attributed to one Warrant.


(2) Does not reflect the issuance of up to: (i) 510,000 shares contained in the Units issuable upon exercise of the Warrants included as part of Over-Allotment Option; (ii) 3,400,000 shares issuable upon exercise of the Warrants included as part of the Units offered hereby; (iii) 680,000 shares issuable upon exercise of the Representatives' Option and the Representatives' Warrants included in the Representatives' Option; (iv) 545,400 shares reserved for issuance under the Company's 1996 Stock Plan of which options to acquire 113,000 shares have been granted prior to the date of this Prospectus; and (v) 1,123,252 shares underlying other options and warrants granted prior to the date of the Prospectus. See "Management," "Description of Securities," and "Underwriting."

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the
Company: (i) actual at December 31, 1997; (ii) pro forma to reflect the 1998 Loans and adjustment to deferred compensation for expiration of non-employee stock option; and (iii) pro forma as adjusted to reflect the 1998 Loans, adjustment to deferred compensation for expiration of non-employee stock option, the acquisition of the IHI shares and the sale by the Company of 3,400,000 Units offered hereby at the Offering Price of $5.50 per Unit and the initial application of the estimated net proceeds of approximately $15.9 million of this Offering (after deducting the underwriting discounts and commissions and estimated related expenses to be incurred). The table should be read in conjunction with the audited financial statements and notes thereto appearing elsewhere in the Prospectus.



                                                                                   DECEMBER 31, 1997
                                                                      -------------------------------------------
                                                                                                     PRO FORMA
                                                                        ACTUAL    PRO FORMA(1)(2)  AS ADJUSTED(3)
                                                                      ----------  ---------------  --------------
Notes payable(4)....................................................  $1,395,000    $ 2,105,000          --
                                                                      ----------  ---------------  --------------
                                                                      ----------  ---------------  --------------
Preferred Stock, no par value, 5,000,000 shares authorized, no
  shares issued and outstanding.....................................  $   --        $   --          $    --
Common Stock, no par value 20,000,000 shares authorized, 3,089,478 shares issued and outstanding actual and pro forma; 6,489,478
  shares issued and outstanding pro forma as adjusted(3)............   2,047,200      2,047,200       17,956,200
Additional paid-in capital(2).......................................     965,600        587,600          587,600
Deficit accumulated during the development stage....................  (3,812,000)    (3,812,000)      (4,234,700)
Deferred compensation(2)............................................    (398,300)       (20,300)         (20,300)
                                                                      ----------  ---------------  --------------
Total shareholders' equity (deficit)................................  (1,197,500)    (1,197,500)      14,288,800
                                                                      ----------  ---------------  --------------
Total capitalization................................................  $(1,197,500)   $(1,197,500)   $ 14,288,800
                                                                      ----------  ---------------  --------------
                                                                      ----------  ---------------  --------------


------------------------------

(1) Reflects the proceeds from the 1998 Loans.

(2) Reflects the January 1998 expiration of an option to purchase 543,841 shares of the Company's common stock which was issued to a non-employee, and the resulting adjustment to paid-in capital and reversal of $378,000 of related deferred compensation.


(3) Adjusted to reflect the sale by the Company of the 3,400,000 Units offered hereby at the Offering Price of $5.50 per Unit, and the application of the net proceeds therefrom of approximately $15.9 million. The pro forma as adjusted also reflects the repayment of principal and interest (and related write-off of $61,100 of deferred financing costs) on the Bridge Loans, repayment of the December 1997 Loans, repayment of the 1998 Loans, and the repayment of equipment leases of approximately $145,000. See "Use of Proceeds," and "Certain Transactions." Pro forma as adjusted also reflects the application of the proceeds of the Offering for the purchase of the net assets of IHI and a distribution to shareholders for total consideration of $481,300. In accordance with Staff Accounting Bulletin No. 48, this transaction will be accounted for as an acquisition of net assets recorded at historical cost and a return of equity to the IHI shareholders of $361,600 for the difference between the amount paid of $481,300 and the historical cost of the net assets acquired of $119,700. The net assets acquired by the Company from IHI consists primarily of intellectual property related to Ontro's integrated thermal technology. IHI has had no significant operations other than the development of its intellectual property. The pro forma as adjusted excludes: (i) 3,400,000 shares reserved for issuance upon exercise of the Warrants; (ii) 510,000 shares issuable upon exercise of the Warrants included within the Over-allotment Option; (iii) 340,000 shares issuable upon exercise of the Representatives' Option; (iv) 340,000 shares issuable upon exercise of the Representatives' Warrants included in the Representatives' Option; (v) 545,400 shares reserved for issuance under the Company's 1996 Stock Plan, of which options to acquire 113,000 shares of Common Stock have been granted prior to the date of this Prospectus; (vi) 722,665 shares underlying other outstanding options granted prior to the date of this Prospectus; and (vii) 400,587 shares reserved for issuance upon exercise of outstanding warrants issued prior to the date of this Prospectus. See "Management," "Description of Securities," "Underwriting," and Notes 7 and 11 of Notes to Financial Statements.


(4) Consists of the Bridge Loans, the December 1997 Loans and the 1998 Loans received by the Company that will be repaid from the proceeds of this Offering.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and Notes thereto, and the independent auditors' report, which contains an explanatory paragraph that states that the Company's recurring losses from operations and net working capital and net capital deficiencies raise substantial doubt about its ability to continue as a going concern, and other financial information included elsewhere. The Statement of Operations Data for the years ended December 31, 1995, 1996, and 1997, and the Balance Sheet Data as of December 31, 1996 and 1997 are derived from the financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial statements as of December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, and the independent auditors' report thereon, are included elsewhere in this Prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------  FROM INCEPTION TO
                                                          1995          1996           1997       DECEMBER 31, 1997
                                                      ------------  -------------  -------------  ------------------
STATEMENT OF OPERATIONS DATA:
Revenues............................................  $         --  $          --  $          --    $           --
Operating expenses:
  Marketing, general and administrative.............        94,500        830,400      1,388,200         2,325,400
  Research and development..........................        67,900        235,900        580,100           883,900
  Compensation related to grant of stock options....       --             379,300         23,800           403,100
                                                      ------------  -------------  -------------  ------------------
    Total operating expenses........................       162,400      1,445,600      1,992,100         3,612,400

  Interest expense..................................         1,700         22,800        174,900           199,600
                                                      ------------  -------------  -------------  ------------------

  Net loss(1).......................................  $   (164,100) $  (1,468,400) $  (2,167,000)   $   (3,812,000)
                                                      ------------  -------------  -------------  ------------------
                                                      ------------  -------------  -------------  ------------------

  Basic net loss per share(1).......................  $      (0.13) $       (0.80) $       (0.75)
                                                      ------------  -------------  -------------
                                                      ------------  -------------  -------------
  Diluted net loss per share(1).....................  $      (0.09) $       (0.62) $       (0.63)
                                                      ------------  -------------  -------------
                                                      ------------  -------------  -------------

  Dividends paid....................................  $         --  $          --  $          --    $           --
                                                      ------------  -------------  -------------  ------------------
                                                      ------------  -------------  -------------  ------------------

                                                                                         DECEMBER 31, 1997
                                                                                   -----------------------------
                                                                                                  PRO FORMA AS
                                                                DECEMBER 31, 1996    ACTUAL       ADJUSTED(2)
                                                                -----------------  -----------  ----------------
BALANCE SHEET DATA:
Cash..........................................................    $      12,000          5,100       13,789,100
Working capital (deficiency)..................................         (220,800)    (1,976,900)      13,266,800
Total assets..................................................          328,600        895,200       14,759,800
Total liabilities.............................................          445,400      2,092,700          471,000
Deficit accumulated during the development stage..............       (1,645,000)    (3,812,000)      (4,234,700)
Shareholders' equity (deficit)................................         (116,800)    (1,197,500)      14,288,800

------------------------------
(1) See Note 2 of Notes to Financial Statements for information concerning the computation of net loss per share and shares used in computing net loss per share.


(2) Reflects the proceeds from the 1998 Loans; the sale by the Company of the 3,400,000 Units offered hereby at the Offering Price of $5.50 per Unit and the application of the net proceeds therefrom of $15.9 million to repay the principal and interest (and related write-off of $61,100 of deferred financing costs) on the Bridge Loans, the December 1997 Loans, the 1998 Loans, and equipment leases of approximately $145,000; and the further application of the proceeds of the Offering for the purchase of the net assets of IHI and a distribution to shareholders for total consideration of $481,300. In accordance with Staff Accounting Bulletin No. 48, this transaction will be accounted for as an acquisition of net assets recorded at historical cost and a return of equity to the IHI shareholders of $361,600 for the difference between the amount paid of $481,300 and the historical cost of the net assets acquired of $119,700. The net assets acquired by the Company from IHI consists primarily of intellectual property related to Ontro's integrated thermal technology. IHI has had no significant operations other than the development of its intellectual property.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS." THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Ontro, Inc. is engaged in the research and development of integrated thermal containers. The Company, through a related entity, has worldwide, exclusive rights to patented and patent pending products and technology for self-heating and self-cooling containers. The Company plans on licensing its integrated thermal containers to food, beverage, and container manufacturers who will manufacture, market, and sell the containers under their own brand names or to third parties. At this time the Company is still in its development stage with no commercially available products and there can be no assurance that the Company will successfully develop, manufacture, and market its proprietary containers or technologies.

    The Company has never generated any revenue from product sales or through licensing agreements and has relied on private equity financing, Bridge Loans, the December 1997 Loans and the 1998 Loans. The Company has been unprofitable since its inception and expects to incur additional operating losses in 1998. As of December 31, 1997, the Company's accumulated deficit was $3,812,000, and it had a working capital deficiency of $1,976,900. Until September, 1996, the Company's shareholders elected to have the Company be treated as an S Corporation in which all losses passed through to the shareholders to be reported on their personal tax returns. In September 1996, the Company elected to be treated as a C Corporation for tax reporting purposes. At December 31, 1997, the Company had available net operating loss carry forwards of approximately $2.7 million for federal income tax reporting purposes which begin to expire in 2011.

    The Company's recurring operating losses, cash flow deficiencies and working capital and shareholders' deficiencies as of December 31, 1997, raise substantial doubt about the Company's ability to continue as a going concern. Therefore, Management believes the Company will need substantial funds from debt or equity financing such as the funds that would be provided if this Offering were consummated.

LIQUIDITY AND CAPITAL RESOURCES

    From inception the Company financed its operations primarily through private placements of equity securities, which provided aggregate net proceeds of approximately $2,047,200 and loans received during the past 16 months of $1,995,000.


    The Company raised $1,245,000 from sales of the Bridge Loans from December, 1996 through May, 1997, $150,000 from the December 1997 Loans, and $710,000 from the 1998 Loans. At December 31, 1997, the Company's current liabilities exceeded its current assets by approximately $2.0 million and its cash balance was $5,100. Since that date, the Company has received the proceeds from the 1998 Loans and the Company's cash position continues to decline.


    Net cash used by operating activities for the years ended 1996 and 1997 was $693,800 and $2,033,000 respectively. The Company's net cash flow used by investing activities was $150,100 in 1996 and $176,900 in 1997. Net cash flow from financing activities was $854,300 in 1996 and $2,203,000 in 1997.

    During the 12-month period following the consummation of this Offering the Company plans to spend $3,750,000 for manufacturing equipment and $750,000 for improvement to its new facility.

    The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates the proceeds of this Offering, together with existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next 18 to 24 months at its anticipated level of operations. However, the Company may seek additional funding during the next 24 months and could seek additional funding after such time. There can be no assurance any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the Units offered hereby. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

RESULTS OF OPERATIONS

    The Company incurred a loss of $2,167,000 for the year ended December 31, 1997 ("1997"); $1,468,400 for the year ended December 31, 1996 ("1996"); and
$164,100 for the year ended December 31, 1995 ("1995").

    Research and development expenses increased $344,200 to $580,100 in 1997 and increased $168,000 to $235,900 in 1996 from $67,900 in 1995. These increases were due to additional costs of outside consultants and companies hired by the Company to aid in its research and development efforts, as well as salaries paid to employees in 1996 and 1997. Prior to May, 1996, the Company did not pay any salaries to employees.

    The Company's marketing, general and administrative expenses increased $557,800 to $1,388,200 in 1997 from $830,400 in 1996, and increased $735,900 in
1996 from $94,500 in 1995. These increases were due to a number of factors including the following: (1) the hiring of business consultants to develop long-term marketing and business strategies, (2) employee salaries in part of 1996 and the full year of 1997, (3) increase in professional fees, and (4) overall increase in corporate expenses due to increased business activities at the Company. Following the completion of this Offering, management intends to move into larger facilities which in turn will cause rent expense to increase, by approximately $200,000 per year.

    During 1996, the Board of Directors granted and the stockholders approved 1,216,506 stock options outside the 1996 Stock Plan at a price range of $0.001 to $3.00 to non-employees. The Company recognized $379,300 of compensation expense to non-employees relating to these options during 1996 and deferred $405,700 of compensation expense for options that had not vested as of December 31, 1996 using the prescribed valuation methods of SFAS No. 123. The Company determined that the per share weighted average fair value of stock options granted during 1996 was $0.67 on the date of grant.
    During 1997, the Board of Directors granted five stock options to purchase a total of 60,000 shares of Common Stock with exercise prices ranging from $2.50 to $5.00, and issued warrants to purchase 380,587 shares of Common Stock with exercise prices ranging from $3.00 to $8.25. The Company determined that the per share weighted average fair value of stock options granted in 1997 was $0.58 on the date of grant.

    Interest expense increased $152,100 to $174,900 in 1997 compared to $22,800 in 1996 and increased $21,100 in 1996 from $1,700 in 1995 due to increased short term borrowings primarily in 1997 as well as the financing of equipment during 1996.


NEW ACCOUNTING STANDARDS

    In June, 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "REPORTING COMPREHENSIVE INCOME." This statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purposes financial statements. This statement shall be effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending December 31, 1998.

    In June, 1997, the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement shall be effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. At this time the Company does not believe that this statement will have a significant impact on the financial position or results of operations for the year ending December 31, 1998.

                                    BUSINESS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS REGARDING FUTURE EVENTS AND THE COMPANY'S PLANS AND EXPECTATIONS. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. SEE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

    Ontro, Inc. (the "Company" or "Ontro") is engaged in the research and development of integrated thermal containers. The Company has the rights to exploit a unique proprietary technology which it has incorporated into a proposed product line of fully contained self-heating beverage containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and baby formula. These containers are similar to typical beverage containers in size and shape, and are activated by the consumer to heat the contents within a few minutes. The Company seeks to market its container technology to develop and expand a consumer market for remote and mobile heating of beverages and other products.

    The Company's products are still in development and are not currently sold commercially. The Company's first anticipated commercial product is a self-heating beverage container which will likely require final design improvements, testing, and marketing studies before it will be manufactured and marketed. The Company's other potential products will require additional research and development before they will be ready for testing and further market studies. There can be no assurance these efforts will be successfully completed.

    While the Company believes it is in the final stages of completing development of its self-heating beverage container, it intends to use a portion of the proceeds of the Offering to acquire state of the art production equipment and to complete additional testing and improvements to different aspects of the containers before the current demonstration models will be put into commercial production. Additional refinements which the Company anticipates completing include, but are not limited to, the areas of seam failure, heat transfer, content related issues, heating control, sterilization, timing and temperature ranges, appearance, and packaging. There can be no assurance these refinements will be successfully concluded.

    The Company believes substantial market opportunities exist for the exploitation of the Company's integrated thermal container technology. The Company believes as society has become more mobile, demand has risen for remote heating of goods, and conventional heating sources do not supply truly remote consumption due primarily to inconvenience and the inability of consumers to access these sources in a mobile environment. The Company's self-heating containers are expected to meet the needs of consumers such as mothers requiring warmed baby formula, commuters, mobile professionals, sports enthusiasts and others without quick and convenient access to conventional heating sources.

    The Company intends to become a leading provider of integrated thermal containers and related technology to food, beverage and other manufacturers. In order to do so the Company will have to complete the development of its proposed products and successfully manufacture and market them. The Company's principal strategies include:

    SUB-LICENSE AGREEMENTS WITH MAJOR FOOD, BEVERAGE AND CONTAINER COMPANIES.

    The Company's principal marketing strategy is to target major food, beverage and container manufacturers for the sub-licensing of its integrated thermal container technologies. These manufacturers are expected to manufacture, label, fill, market and distribute containers under their own brand name or for third parties in exchange for providing the Company royalties and/or research and development and marketing assistance. Management believes this approach should allow the Company to access the manufacturing, marketing, name brand and distribution capabilities of potential licensees without the high overhead costs of plant, equipment and labor. The Company believes its integrated thermal containers could assist manufacturers in offering a value-added product to complement existing product lines and assist in expanding market share. To date, the Company has entered into an evaluation agreement with Nestle USA, Inc. ("Nestle") and a distribution agreement with Knickerbocker (see below). To successfully implement this strategy, the Company will have to complete its product development, and market the proposed products to potential sublicensees who will have to be independently satisfied with the products and the market opportunity. There can be no assurance the Company will be able to complete these objectives.


    STRATEGIC MANUFACTURING AND MARKETING.

    Concurrently with seeking sub-license agreements, the Company plans to directly produce and market self-heating beverage containers to selected niche markets. The Company believes such manufacturing and marketing should provide substantial benefits including: (i) additional revenues to fund marketing efforts to major food, beverage and container companies as described above; (ii) demonstration of product feasibility and the manufacturing process; and (iii) providing evaluation units for use in conducting marketing and product feasibility studies by the Company and others. The Company plans to selectively market to customers and distributors whom the Company believes would not interfere with potential sub-licenses the Company intends to seek with major food and beverage container manufacturers. The Company intends to use a portion of the net proceeds of this Offering to complete its development of a full-scale production facility. In addition to completing its manufacturing facility and successfully demonstrating its capacity to manufacture commercial quantities of completed products, the Company will have to identify and obtain distribution channels in such niche markets. There can be no assurance the Company will be able to complete these objectives.

    DEVELOP INTEGRATED THERMAL TECHNOLOGY FOR OTHER APPLICATIONS.

    The Company plans to develop additional integrated thermal containers to further access the beverage market. The Company is designing a proprietary reusable thermos-Registered Trademark- type container with insertable thermal cartridges, which would allow the consumer to heat and re-heat, an integrated thermal container filled by the consumer with the liquid of his/her choice. The Company is developing a disposable self-heating baby bottle, which could be pre-filled with formula and heated on demand. The Company's plans also include additional research and development into designs and potential uses of integrated thermal containers for medical, pharmaceutical, health, and beauty products, as well as other potential industrial applications. The Company intends to utilize the expertise of its management and Advisory Board to identify market opportunities for its technology. There can be no assurance the Company will be able to complete the design and development of, or market any such integrated thermal containers.

    The Company has entered into an evaluation agreement (the "Evaluation Agreement") with Nestle which allows Nestle an exclusive period to review the Company's designs and technology in order to determine Nestle's interest in acquiring rights for the commercial use of the Company's self-heating food and beverage containers. The Evaluation Agreement requires Nestle to cooperate with the Company in evaluating certain commercial uses and markets for the Company's technology, and includes an obligation to pay for one-half of the cost of certain market research studies, the first phase of which has recently been completed.

    The Phase I market study recently completed focused on what categories and what products have the greatest consumer appeal. The Phase I study results indicated a general approval of the idea of a self-heating container with coffee, soup and tea as the leading categories. Based on the results of the Phase I market study, Nestle and the Company have continued the Evaluation Agreement and have commenced Phase II of the market studies in an effort to quantify projected sales volume. At least two additional phases are contemplated after Phase II.

    The Company has also entered into the LLK Agreement with Knickerbocker, a marketer of specialty products. The Company and Knickerbocker are working to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker.

PRODUCTS

    SELF-HEATING BEVERAGE CONTAINERS

    The Company's first product is a fully contained, disposable, self-heating beverage container similar in size and shape to an ordinary 16-ounce beverage can. The containers are being designed to be heated by pushing a button on the bottom of the container. Activating the heating mechanism by pressing the button causes the contents in the container, such as approximately 10 ounces of coffee, soup, tea, hot chocolate or baby formula, to safely warm to a pre-determined range of temperatures within a specified range of time periods. The container can then be

                                   [GRAPHIC]
opened by a typical style pop top for immediate consumption. At its current stage of development the Company's initial proposed product has been manufactured, and test marketed in limited quantities. The product will likely require further design improvements, testing and marketing studies before it is introduced into the marketplace. The Company believes with the application of the proceeds of this Offering that the development of its initial proposed product can be completed in a manner that would allow this product to be available to the marketplace
in the first quarter of 1999.

    The Company's proposed self-heating containers heat the contents inside the container through a patented and patent pending process developed by the Company. The process utilizes two separate compartments in the container. One compartment holds the beverage or food. The second compartment contains non-toxic heat activating ingredients and water which are segregated into two component areas.

    Pressing the button causes the water to be mixed with the active ingredients and heat develops from the resulting chemical reaction.

    To date, the Company has developed several prototypes which it believes demonstrate the feasibility of its self-heating beverage container technology.

    Management believes the key attributes of its systems are the following:

    EASE OF USE -- This system is designed so that a consumer can activate the system merely by pushing a button; the contents are heated to a predetermined range of temperatures within a specified range of time periods.

    EASE OF USE BY MANUFACTURER -- The Company's products are designed to be easily integrated into a manufacturer's existing production system. The current design of the self-heating container is similar to a 16 oz. beverage container, which configuration should allow manufacturers to integrate containers on an existing assembly line for filling without substantial modification to their existing manufacturing processes.

    In addition, the Company's product is designed to be easily modified to provide heated contents at a pre-determined range of temperatures within a specified range of time periods. By varying the amount of heat activating ingredients in the heating compartment, the manufacturer can tailor the time and temperature required to heat to the contents without altering the container itself.

    EASE OF DISPLAY BY RETAIL DISTRIBUTORS -- The container's current 16 oz. style beverage configuration should allow distributors the ability to easily integrate the product in space and point of purchase displays at supermarkets and convenience stores without substantial modification to existing displays.

    PRICING -- The Company has designed the product to be easily and simply manufactured, with readily available components. The Company believes that manufacturers are more likely to integrate the process with existing products so long as the incorporation of such technology does not result in substantial price increases to consumers.

    USE OF NON-TOXIC MATERIALS -- The Company's products utilize non-toxic, natural materials in its heating process. Management believes that consumers could be more likely to purchase the Company's products if they believe the beverage contents are not subject to toxic contamination from the heating source.

    The Company is continually evaluating certain design features of its self-heating containers to refine such items as: the speed and efficiency of the heat transfer; suitability for high viscosity contents; maintaining structural integrity of the container; temperature control; and ease of use. Certain aspects of its proposed products are still under development. See "Manufacturing and Products."

    OTHER PROPOSED PRODUCTS

    The Company is developing a self-heating food container which could be pre-filled with items such as chili, soups, stews, and other food products. The Company is also designing a proprietary reusable thermos-Registered Trademark-type container with insertable thermal cartridges, which would allow the consumer to heat and re-heat, or cool and re-cool, an integrated thermal container filled by the consumer with the beverage of his/her choice.

    The Company plans to develop similar containers of differing designs, which may be able to be used for beverages or food. For example, the Company is developing a disposable self-heating baby bottle, which could be pre-filled with formula and heated on demand. The Company plans on conducting additional research and development into designs and potential uses of integrated thermal containers for medical, pharmaceutical, health and beauty products, and other potential industrial applications.

    The Company believes it can formulate differing active ingredients to enable the contents of its integrated thermal containers to be cooled. The Company is currently investigating the development of self-cooling technology. As of the date of this Prospectus, the Company has not expended substantial research and development efforts toward and has not produced any prototypes of a self-cooling container.

    For the years ended December 31, 1997, 1996 and 1995, the Company expended $580,100, $235,900 and $67,900, respectively, on research and development. The Company intends to spend a portion of the net proceeds of this Offering on additional research and development.

MARKETING

    The Company's principal marketing strategy is to sub-license to major manufacturers rights to integrated thermal container technologies developed by or licensed to the Company. The initial focus of the Company's marketing efforts will be on food and beverage and container manufacturers such as Nestle who the Company believes may choose to package or sell containers, including such contents as coffee, tea, hot chocolate, low-viscosity soups, and baby formula. The Company is targeting companies such as Nestle which have large operations in an effort to take advantage of their marketing and distribution capabilities and brand name recognition. The Company intends to expend a portion of the proceeds of this Offering on marketing.

    Since the Company believes securing such sub-license agreements may be a very time consuming process, the Company also plans to produce and sell self-heating beverage containers to customers and distributors. The Company believes this secondary marketing strategy may assist in generating revenues prior to the time larger volume sub-license agreements, if any, are obtained. The Company plans to select such customers and distributors who the Company believes would not interfere with sub-licenses the Company intends to seek with major food and beverage container manufacturers. The Company has executed one distributorship agreement of this type to market its integrated thermal containers. See "Distributorship Agreement."

    There can be no assurance this secondary marketing strategy of direct sales or distribution arrangements will be successful, or if it is, that such agreements will not preclude or impede sub-license agreements, if any, with major food and beverage or container manufacturers. The Company intends to retain a small sales staff to pursue such direct sale and distribution opportunities. To assist in securing sub-license candidates and to determine the potential market for its proposed containers, the Company intends to conduct significant marketing studies in the next year. It is anticipated such marketing studies will be contracted from third parties; however, the Company may conduct a portion of such marketing studies internally. There can be no assurance the results of such marketing studies will be favorable to the Company. If they are not, they could have a material adverse impact on the business, financial condition, and results from operations of the Company.

DISTRIBUTORSHIP AGREEMENT

    The Company has entered into the LLK Agreement with Knickerbocker dated April 4, 1997. The LLK Agreement grants Knickerbocker certain rights to market and distribute certain products incorporated in the Company's integrated thermal containers. Knickerbocker has the right to appoint sub-distributors, subject to approval by the Company. Pursuant to the LLK Agreement, in the first calendar month after the Company accepts an order, Knickerbocker must purchase a minimum of 50,000 containers; the minimum requirement in the second month is 100,000 containers; a 200,000 container minimum is required in the third month; a 250,000 container minimum is required during each calendar month thereafter for the next succeeding three month period; and a minimum of 750,000 containers is required during each three month period thereafter. Failure to purchase the minimum requirements is grounds for termination. Knickerbocker has agreed not to disclose any confidential information of the Company during the term of the LLK Agreement. The term of the LLK Agreement is five years. The price to be paid by Knickerbocker for the containers is the published list price current at the time of shipment. The Company is not required to ship any containers to Knickerbocker until the applicable integrated thermal container is ready for commercial production. Although the Company anticipates its self-heating containers will be available in the market in the first quarter of 1999, no date is currently set for when any of the Company's integrated thermal containers will be placed in commercial production. There can be no assurance Knickerbocker will ever order any containers from the Company, or that the Company will put any integrated thermal container into commercial production. Knickerbocker owns 858,673 shares of Common Stock, which it purchased for $600,000 in September, 1996. Louis L. Knickerbocker, Chairman, Chief Executive Officer, President, and significant shareholder of Knickerbocker, is a director of the Company.

MANUFACTURING AND PRODUCTION

    The Company intends to sub-license most of its integrated thermal container technology to large food, beverage, and container manufacturers. The Company believes this strategy could provide material benefits, including use of the greater manufacturing, marketing, and distribution expertise of such companies, and potential reduction of substantial manufacturing costs. While no sub-license agreements have been executed to date, the Company anticipates entering into sub-licenses where the sub-licensees are responsible for purchasing the raw materials, manufacturing or contracting for the manufacture of the container, labeling, filling, marketing, selling, and distributing the integrated thermal container technology or any other related technologies licensed to them by the Company. There can be no assurance the Company will be able to license its technology to anyone including such companies, or on what terms.

    As of the date hereof, the Company has a semi-automated production facility located in approximately 2,000 square feet of industrial space. The production facility is used to manufacture and assemble the components of the Company's self-heating beverage containers. With the proceeds of this Offering, the Company intends to move its administration offices and this production facility to leased office-industrial space of approximately 28,400 square feet, and to install additional integrated thermal container manufacturing equipment. The Company's proposed new facility will be dedicated to research and development and to manufacturing and assembling integrated thermal containers. The purpose of the manufacturing and assembly facilities are to demonstrate the commercial viability of the Company's manufacturing processes, to supply enough self-heating containers for additional testing and market studies, and to produce self-heating beverage containers which can be sold directly or to distributors. It is anticipated containers sold directly or to distributors will be filled, packaged, and distributed by the customer, the distributor or their contract manufacturer. The Company does not intend to fill the contents of any containers at its facilities. The Company's semi-automated production facility is designed to allow most of the component parts of the Company's self-heating beverage container, with the exception of the activating device, to be manufactured on the Company's premises. The Company believes its production facility will assist commercialization efforts as it is anticipated such production efforts will assist in further refinement of the Company's integrated thermal containers following future testing and marketing studies.

    Contractors currently retained by the Company utilize the blow-molding process to produce the main component of the Company's self-heating beverage containers. In the blow-molding process, pellets of plastic resin are heated and extruded into a tube of plastic. A two-piece metal mold is then closed around the plastic tube, and high pressure air is blown into it, causing a plastic container to form in conformance to the mold's shape. The Company believes the blow-molding method is an established process in the plastic beverage container industry. The Company believes the blow-molding process offers certain advantages, including the following: it is less expensive than injection molding; it is expected to allow the Company to completely control the thickness of the inner and outer walls of the container thereby assisting in heat retention and heat transfer; it generally results in a strong oxygen barrier which could increase shelf stability; and all equipment used in the process is generally available and can be purchased with little, if any, custom parts or conversions. The Company intends to expend a substantial portion of the proceeds of this Offering on acquiring and incorporating blow-molding equipment into its production facility.

    The Company has implemented certain quality control procedures for its production facility. The Company's quality control personnel now regularly monitor the manufacturing process and the Company anticipates they will monitor additional items in the future such as blow-molding to assure the plastic containers and component parts are free from defects. At such time, when the Company sells integrated thermal containers produced by its facilities, if ever, the Company expects some or all of its customers will impose additional quality control standards. It is possible such customer or other required quality control standards will require the expenditure of substantial resources over a long period of time, or that the Company will determine such measures are not cost-effective.

    To ensure contents are not contaminated during or after packaging and to comply with food and beverage manufacturers' requirements, the Company has refined the design of its containers so they may be filled by the various sterilization processes generally in use today for food and beverage containers. The design of its containers currently allows them to be processed through all but one (hot fill, aseptic, ultra high temperature, pasteurization, and irradiation) method of sterilization. The Company is continuing to further the development of its designs to enable its containers to also be suitable for the "retort" method of sterilization. Sterilization methods generally expose the containers to high temperatures and/or pressures, for a designated period of time to sterilize the container of microorganisms which could have an effect upon the contents therein. Some sterilization processes place a great deal of stress on a container because the process subjects the container to high pressure and/or high temperature for a period of time which can challenge the seams or compromise the integrity of a plastic container. The Company believes its self-heating beverage containers will be able to satisfactorily endure the various sterilization processes with a beverage or liquid inside. There can be no assurance the Company will resolve these design issues or resolve other design issues which may appear during testing or commercial use.

    To ensure licensees, if any, comply with the level of quality control standards the Company anticipates will be essential for its success, the Company intends to require its licensees to comply with what are known as the ISO 9000 standards. The Company plans to actively review the production processes and to routinely test the goods produced by its licensees. The Company also plans on requiring any contract manufacturers to also comply with ISO 9000 standards. The Company believes ISO 9000 standards are generally regarded as fairly rigorous. There can be no assurance the Company will be able to successfully require licensees or contractors to comply with these standards, or any specific quality control standards.

    The Company intends to design all integrated thermal containers used by its licensees or contract manufacturers, and intends to participate in the design of such parties' production tooling and molds. The Company plans on requiring molds and tooling used for the manufacture of containers utilizing its technologies to comply with specifications and quality control parameters established by the Company. There can be no assurance the Company will be able to adequately monitor, require or assure such parameters are met, or otherwise adequately control the manufacturing processes of any licensee or contract manufacturer.

    The Company estimates its improved production facility utilizing a single blow-molder and one eight hour shift should be able to produce approximately 2,000,000 containers per year, and using a double shift should be able to produce approximately 4,000,000 containers per year. It is anticipated these production figures could be increased with the installation of additional equipment. There can be no assurance the proposed production facility, if completed, will produce the estimated number of containers or if this number of containers is produced, it will be sufficient to supply the demand, if any, which may result for containers manufactured by the Company.

RAW MATERIALS AND SUPPLIERS

    The primary raw materials used by the Company in the manufacture of its integrated thermal containers are plastic resins, polyvinyl chloride (plastic), calcium oxide, water, and foil seal lids. The Company does not currently have agreements with any of its suppliers for the purchase of its raw materials.

    Since it began developing its current self-heating prototypes the Company has relied on Johnson Controls, Inc. and Complex Tool & Mold as the sole sources of supply for its containers and the proprietary component containing the water and the activation trigger, respectively. With the proceeds of this Offering, the Company intends to purchase blow-molding equipment and to manufacture self-heating beverage containers at its semi-automated production facility, while continuing to rely on Johnson Controls, Inc. as a supplier of related equipment components. There can be no assurance Johnson Controls, Inc. will be able to continue to supply the Company with adequate amounts of such components on a timely basis, so the Company will be able to meet its production requirements, if any. The unanticipated loss of Johnson Controls, Inc. or Complex Tool & Mold as suppliers, or a delay in container shipments which occurs before the Company begins to manufacture its containers, could have a material adverse impact on the Company, although the Company believes numerous other suppliers are available for these components. The Company does not believe it is materially dependent upon any single source for any of its raw materials. The Company anticipates it will enter into agreements with certain raw material suppliers after the completion of this Offering, although there can be no assurance it will obtain supply agreements, if any, on acceptable terms and conditions with any supplier.

    The Company believes increases in the prices of its raw materials should be able to be passed along to its licensees and customers. The inability to pass on increased raw material costs could have a material adverse impact on the Company's business, financial condition, and results from operations, particularly if the Company is not able to pass on such price increases in the license agreements, if any, with its intended market of food, beverage or container manufacturers.

    The primary plastic resins used by the Company are produced from petrochemical intermediates derived from products of the natural gas and crude oil refining processes. Natural gas and crude oil markets in the past have experienced substantial cyclical price fluctuations as well as other market disturbances, including shortages of supply and crises in some of the larger oil producing regions of the world. The capacity, supply, and demand for plastic resins and the petrochemical intermediates from which they are produced are also subject to cyclical and other market factors. Consequently, plastic resin prices may fluctuate as a result of natural gas and crude oil prices, as well as the capacity, supply and demand for resin and petrochemical intermediates.

PATENTS AND PROPRIETARY TECHNOLOGY

    The Company's integrated thermal container technology was developed by IHI. This technology is currently licensed to the Company by IHI. The Company anticipates acquiring all of the outstanding stock of IHI with a portion of the proceeds of the Offering. IHI would then become a wholly-owned subsidiary of the Company, and thereafter the Company plans to terminate the IHI license.

    To date, IHI has three issued patents and one patent application pending in the United States, each one relating to various aspects of the Company's integrated thermal container technology. Patent No. 5,461,867 was issued to IHI on October 31, 1995 and includes 39 claims regarding a container with an integral module for heating or cooling contents. Patent No. DES 371,513 was issued to IHI on July 9, 1996, and includes one claim regarding an end cap for a container. Patent No. 5,626,022 was issued to IHI on May 6, 1997, and is a continuation in part of Patent No. 5,461,867 and includes 25 claims regarding a container with an integral module for heating or cooling the contents. There can be no assurance any patents will be issued to IHI as a result of IHI's pending application, or if issued, such patents combined with existing patents will be sufficiently broad to afford protection against competitors using similar technology. The Company's success will depend in large part on its ability to obtain patents for integrated thermal container technologies and related technologies, if any, to defend patents once obtained, to maintain trade secrets and to operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. IHI also has foreign patents pending for certain elements of the current and earlier designs of its integrated thermal containers, and has recently received approval of one European Patent application.

    There can be no assurance any patents issued to IHI or to the Company will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation over patent or other intellectual property claims could result in substantial costs to the Company. U.S. patents do not provide any remedies for infringement occurring before a patent is granted. Because patent rights are territorial, the Company may not have an effective remedy against use of its patented technology in any country in which IHI does not, at the time, have an issued patent.

    The commercial success of the Company may also depend upon avoiding the infringement of patents issued to competitors. If competitors prepare and file patent applications in the United States claiming technology also claimed as proprietary by the Company, the Company may be forced to participate in interference proceedings declared by the PTO to determine the priority of the invention. Such proceedings could result in substantial costs to the Company, even if the outcome is favorable to the Company. An adverse outcome of such proceedings could subject the Company to significant liabilities to third parties and could require the Company to license disputed rights from third parties or cease using the infringing technology. The Company is aware of U.S. patents issued to third parties that broadly claim self-heating technology similar to the Company's. Although the Company believes its current and proposed activities do not and will not infringe upon these patents, there can be no assurance the Company's belief would be affirmed in any litigation over any patent or the Company's future technological developments will be outside the scope of these patents. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors. U.S. patents do not provide remedies for infringement occurring before the patent is granted.

    The Company relies on certain technologies which are not patentable and are therefore potentially available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how which may not be patentable. Although the Company has taken steps to protect its unpatented technologies, trade secrets, and know-how, in part through the use of confidentiality agreements with certain employees, consultants, and contractors, there can be no assurance these agreements will not be breached, the Company would have adequate remedies for any breach, or the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

TRADEMARKS

    The Company filed two trademark applications with the United States Patent and Trademark Office on February 10, 1997 to register the name "Ontro" and the Company logo. The filed applications have been published and are awaiting statement of use filings. IHI has one registered trademark, "Anytime-Anywhere," and has filed an application for the trademark "Insta-Heat."

COMPETITION

    The Company believes the market for integrated thermal containers is an emerging market. There can be no assurance there will be sufficient demand for a producer of such containers to profit therefrom. The plastic and beverage container industry is highly competitive and sensitive to changing consumer preferences and demands. The Company is aware of five firms that currently manufacture or market self-heating containers or products sold in self-heating containers. The Company believes one of these firms manufactures and markets its containers in the U.S. and the other four currently manufacture and market exclusively in foreign countries. The Company is not aware of any other current direct competition for integrated thermal containers in the U.S. marketplace.

    The Company believes the other competitors manufacture self-heating containers for meals, a single serving hot espresso container and at least two providers of self-heating hot sake containers. The Company believes each of these foreign firms hold one or more U.S. patents on their designs.

    The Company believes at least two of the known competitors use a reactant system similar to the Company's proposed self-heating containers.

    The Company believes competition among marketers of self-heating beverage containers will be based primarily on price, product safety, ease of use, quality, product recognition, access to distribution channels, product innovation, and packaging. The competitive position of the Company will in part depend on the ability of the Company to remain current in plastics manufacturing technology and to anticipate innovations in integrated thermal container technology as well as changes in consumer preferences. If the Company's integrated thermal containers are successfully received in the market, increased competition is probable. Increased competition is likely to result in price reductions, reduced operating margins, and loss of market share, any of which could materially and adversely affect the Company's business, operating results, and financial condition. There can be no assurance the Company will be able to compete successfully, keep pace with technological developments, or have sufficient funds to invest in new technologies, products, or processes.

    There also can be no assurance companies in the food and beverage or container industry, or other companies, will not enter the market for integrated thermal containers with products that are superior to, less expensive, or which achieve greater market acceptance than the Company's proposed containers. The majority of food and beverage and container manufacturers are substantially larger and more diversified than the Company; have substantially greater financial and marketing resources than the Company; have greater name recognition and distribution channels than the Company; and may have the ability to develop competitively priced integrated thermal containers.

LIABILITY INSURANCE

    The Company's proposed containers expose it to possible product liability claims if, among other things, the use of its proposed containers results in personal injury, death or property damage. There can be no assurance the Company will have sufficient resources to satisfy any liability resulting from such claims or will be able to cause its customers to indemnify or insure the Company against such claims. The Company intends to obtain product liability insurance prior to the commencement of commercial shipment of its products. There can be no assurance such insurance coverage will be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful claim, or that such insurance will be renewed, or the Company will be able to acquire additional coverage when it deems it desirable to do so.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATIONS

    All of the currently projected uses for the Company's integrated thermal containers presently fall under the authority in the United States of the United States Food and Drug Administration ("FDA") and the United States Department of Agriculture ("USDA"). The FDA regulates the material content of direct-contact food containers and packages, including certain thin wall containers manufactured by the Company. The Company does not intend to fill any of its proposed self-heating beverage containers on its premises and expects that licensees or distributors will be responsible for filling the containers with beverages and complying with appropriate FDA regulations. The Company uses approved resins and pigments in its direct-contact food products and believes its proposed containers will be in material compliance with all applicable FDA and USDA regulations.

    The Company, like all companies in the plastics industry, is also subject to federal, state, and local legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of additional environmental protection measures. The Company does not know of any legislation promulgated to date or similar initiatives that would, if enacted, have a material adverse effect on its business. There can be no assurance future legislative or regulatory enactments or other similar initiatives would not have a material adverse effect on the Company's business, financial condition, and results from operations. See "Risk Factors--Environmental Matters."

EMPLOYEES

    As of the date of this Prospectus, the Company employs eight full-time employees. None of the Company's employees are represented by a labor union or bound by a collective bargaining agreement. The Company believes its employee relations are good.

PROPERTIES

    The Company leases approximately 2,000 square feet of space for its production facility located at 12625 Danielson Court, Suite 110, Poway, California 92064, at a monthly rent of $1,142. The lease expired August 31, 1997 and has been extended to April 30, 1998. The Company also leases office space at 12675

Danielson Court, Suite 401, Poway, California 92064, at a monthly rent of $982. That lease also expired August 31, 1997 and has been extended to April 30, 1998. The Company previously entered into a lease for approximately 28,400 square feet of space to be built in the Pomerado Business Park located in Poway, California 92064. The provisions of the lease provided for commencement of the lease term during March, 1998. The lease had an initial term of five years with a renewal option to the Company for an additional three years. Base rent for the initial term was $0.445 per square foot (approximately $12,600 per month). Base rent for the extension term was $0.56 per square foot (approximately $15,900 per month). The lease has expired and the Company is negotiating with the former landlord in an effort to enter into a new lease for the same facility. There can be no assurance the Company will be successful in rights to the same facility. The Company believes there are several suitable alternative facilities available, but in any event, the Company's rental costs are not expected to be so different than the terms of its former lease for the Pomerado Business Park property as to have a material adverse affect on the Company's financial condition, or results from operations.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY EMPLOYEES

    The executive officers and directors of the Company are as follows:


NAME                                                       AGE                            POSITION
-----------------------------------------------------  -----------  -----------------------------------------------------
James A. Scudder.....................................          42   President, Chief Executive Officer and Director
James L. Berntsen....................................          41   Executive Vice President, Secretary and Director
Kevin A. Hainley.....................................          41   Chief Financial Officer
Allan C. Mayer, Jr...................................          49   Vice President, Marketing
Robert F. Coston(1)..................................          65   Director
Louis L. Knickerbocker(1)............................          57   Director
Douglas W. Moul(1)...................................          62   Director


------------------------
(1)  Members of the Audit Committee

    JAMES A. SCUDDER, a co-founder of the Company, has been President, Chief Executive Officer, and a director of the Company since its inception in 1994. From 1986 to 1993, Mr. Scudder was President of Operations of Gourmet Quality Foods, Inc., a frozen foods manufacturing and distribution company. From 1978 to 1986, Mr. Scudder developed, owned, and operated three restaurants in San Diego, California.

    JAMES L. BERNTSEN, a co-founder of the Company, has been Executive Vice President, Secretary, and a director of the Company since its inception in 1994. From 1988 to 1993, Mr. Berntsen was the President and Chief Executive Officer of Minds in Motion, Inc., a distributor of copier and printer products. From 1978 to 1987, Mr. Berntsen developed, owned, and operated two restaurants in San Diego, California.

    ALLAN C. MAYER, JR. joined the Company as the Vice President of Marketing in October 1996. Since 1991, he has been the President of Allan C. Mayer & Associates, a company which provides management support in the areas of strategic planning, new business development, marketing and communications. From 1989 to 1991, Mr. Mayer was Vice President of Marketing & Sales at Energetics Corporation, a technology company. From 1987 to 1989, Mr. Mayer was Vice President of Marketing at Crescent Foods, Inc., a food distribution company.

    KEVIN A. HAINLEY joined the Company as Chief Financial Officer in December 1996. From 1992 to November, 1996, Mr. Hainley was corporate controller of Hometown Buffet, Inc., a restaurant operator. From 1986 to 1992, Mr. Hainley was an accountant with KPMG Peat Marwick LLP. Mr. Hainley is a Certified Public Accountant.

    ROBERT F. COSTON has been a director of the Company since October 1997. Mr. Coston has been a self-employed consultant since 1990, specializing in production and distribution of various food products. Mr. Coston was President of Ardmore Farms, Inc., a subsidiary of the Quaker Oats Company, from 1986 through 1989. He held various positions with A.E. Staley Manufacturing Company from 1981 to 1986. Mr. Coston was a Vice President and General Manager of the Carnation Company from 1978 to 1981, and held various positions with General Foods Corp. from 1959 to 1978. He has a B.S. in Civil Engineering from Lehigh University.

    LOUIS L. KNICKERBOCKER has been a director of the Company since February 1997. From 1985 through the present, Mr. Knickerbocker has been the President, Chief Executive Officer, and a director of the L.L. Knickerbocker Company, Inc., a California-based company which specializes in selling celebrity endorsed products through home shopping television channels.

    DOUGLAS W. MOUL has been a director of the Company since December 1997. Mr. Moul joined American Can Company of Canada Ltd. in 1958. He held various management and executive positions with the

Canadian company and its United States parent over the ensuing 28 years, and was Senior Vice President and General Manager when the company was sold to Triangle Industries in 1986. He served as Senior Vice President for the successor American National Can Company until his retirement in 1989. Mr. Moul is a past director of the National Food Processors Association and the Can Makers Institute. He has served as a director of Morgan Foods Inc. of Austin, Indiana since 1990. Mr. Moul holds a B.S. in Mechanical Engineering from the University of British Columbia.

    All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, if any. The Company's Articles provide that a classified Board of Directors will automatically become effective when shares of Common Stock of the Company become listed on Nasdaq NMS, NYSE or AMEX, and the Company has at least 800 shareholders as of the record date for the most recent annual meeting of shareholders. The classified Board of Director provisions, when and if effective, divide the Board of Directors into two classes of directors serving staggered two-year terms. The Common Shares are anticipated to be listed on Nasdaq upon consummation of this Offering, and therefore, a classified Board of Directors will not become operative. Directors currently receive no cash compensation for serving on the Board of Directors and may receive reimbursement of reasonable expenses incurred in attending meetings. All executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

    The Company has agreed, for a period of four years from the closing of this Offering, if so requested by Cohig & Associates, Inc., to allow Cohig & Associates, Inc. to designate one nominee for election as a director of the Company, and if the Company is unable to maintain directors and officers liability insurance, Cohig & Associates, Inc. has the right to designate a consultant to the Company's Board of Directors who has the right to attend directors' meetings and will be compensated on the same basis as outside members of the Board of Directors. Messrs. Scudder and Berntsen and Knickerbocker have entered into agreements with Cohig & Associates, Inc. to vote their shares in favor of the election of a Cohig & Associates, Inc. designee to the Board of Directors. Cohig & Associates, Inc. has not yet exercised its right to designate such a person.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has an Audit Committee. The Board of Directors does not have a Compensation Committee or a Nominating Committee. The functions of the compensation and nominating committees are currently performed by the Board of Directors.

    AUDIT COMMITTEE

    The Audit Committee recommends a public accounting firm to be appointed by the Board of Directors, subject to ratification by the shareholders, as independent auditors to audit the Company's financial statements and to perform services related to the audit. The Audit Committee also has the responsibility to review the scope and results of the audit with the independent auditors, review with management and the independent auditors the Company's interim and year-end operating results, consider the adequacy of the internal accounting and control procedures of the Company, review any non-audit services to be performed by the independent auditors, and consider the effect of such performance on the auditor's independence. The Audit Committee was established in January 1997, and currently consists of Messrs. Knickerbocker, Coston, and Moul.

ADVISORY BOARD

    The Company's Advisory Board is composed of persons with expertise in fields related to the Company's business. Since the Company's technology, financing and business plans are in the development stage, the advisors currently meet routinely as a group, but meetings of all advisors may not be held or may not be held as often in the future. Certain of these advisors and other advisors and consultants also meet from time to time with the Company's personnel and management to discuss the Company's present and long-term planning, research and development, marketing, and finance matters. Members of the Advisory Board are not presently compensated by the Company as members of the Advisory Board, except with respect to stock options granted to them as discussed herein. The Company currently provides reimbursement of advisors' expenses, and has no plans to provide additional compensation to its advisors, but may do so in the future. The Company presently has written consulting arrangements with four of these advisors; Messrs. Hanson, Petterson, Potomac, and Thorogood, who provide more definitive or extensive consulting services to the Company. These advisor/consultants are being compensated by the Company.

    The Company has not required the members of its Advisory Board to agree not to provide services to other entities that might conflict with the activities they provide as advisors. All advisors are expected to devote only a small portion of their time to the Company, are generally employed by employers other than the Company, and may have commitments to and/or consulting or advisory contracts with other entities that may limit their availability to the Company. These entities may also be competitors or potential customers of the Company. Furthermore, inventions or processes unrelated to integrated thermal containers discovered by advisors will not, unless otherwise agreed, become the property of the Company, but will remain such inventor's property, or the property of their employers. The Company does not believe it is dependent on any member of the Advisory Board, and believes the loss of any member will not have a material adverse impact on the business or operations of the Company. The Company believes it could obtain comparable services from other advisors in each given field should the Company lose any member of its Advisory Board. Each member of the Advisory Board has been granted options to purchase Common Stock of the Company in consideration for their service on the Advisory Board. See "Certain Transactions." The members of the Advisory Board currently are:

    C. ROWLAND HANSON is the founder of C.R.H. Associates a management consulting firm specializing in strategic planning, marketing, and communications. Prior to forming C.R.H., Mr. Hanson was Vice President of Corporate Communications at Microsoft Corporation. Before joining Microsoft Corporation, Mr. Hanson was Vice President of Marketing for Neutrogena Corporation, and held various marketing positions with the Carnation Company and General Mills, Inc. Mr. Hanson received a B.B.A. in Marketing from Loyola University, and an MBA from the University of Pennsylvania Wharton School of Business.

    ROBERT B. HORSMAN is the President and a director of San Diego National Bank, where he has held various positions since 1981. From 1972 to 1981, Mr. Horsman held various positions with California First Bank. He received his B.B.A. in Finance/Banking from Texas Tech University.

    FRED HULL is the immediate past President of Nestle Brands Foodservice Company, the food service division of Nestle U.S.A. Mr. Hull joined the Carnation Company in 1959, which was acquired by Nestle in 1985. He received a B.S. in Business Administration from the University of Colorado.

    SUZANNE JOHNSON is a co-founder, Vice President, and member of the Management Committee of Vantis International a subsidiary of The BASES Group. Ms. Johnson joined The BASES Group in 1985. Prior to joining The BASES Group, Suzanne worked for Walker Research and prior to that she worked for Ketchum Advertising.

    SALVATORE LA BARBERA is the President of Terracommercial Real Estate Corporation, a commercial real estate company he founded in the 1970's. Mr. La Barbera is a licensed California Real Estate Broker, and both his and Terracommercial's businesses are involved primarily in shopping center development. Mr. La Barbera served as Chairman of the Board of Info.NET from December 1993 through June 1996, when the company was merged into Simply Interactive. A former Professor of Mathematics and Computer Programming at San Jose State University, Mr. La Barbera also founded Passatempo Development Corporation, an importer of agricultural equipment, developed an agricultural equipment retail agency, and founded and was Chairman of Cal West Auto Auction, Inc. Mr. La Barbera received his Bachelors and Masters degrees in Mathematics from San Jose State University.

    JAMES W. MASON, PH.D., has been an independent consultant and President of
J. Mason Associates, Inc. from 1995 to the present. From 1991 to 1995, he was the Chief Chemist for Seal Laboratories, where he was responsible for all organic chemical analysis, quality control, and product development. From 1990 to 1991, Dr. Mason was an independent consultant. From 1987 to 1990, he was the manager of the analytical service center for Baxter Health Care. Dr. Mason specializes in the chemistry of plastics. He received his B.S. in Chemistry from the University of California, Los Angeles, and his Ph.D. from the University of California, Los Angeles.

    TOR PETTERSON is the founder of Tor Petterson Associates, designers and engineers of industrial products. Among other products, he was the designer of the Ray-O-Vac Workhorse and Roughneck flashlight lines, the Snakelight and the Nissan thermos lines. Mr. Petterson has received an honorary degree as a Doctor of Engineering Science and is the author of numerous patents.

    L. LAWRENCE POTOMAC is an Attorney, Certified Public Accountant, Certified Financial Planner, and a licensed principal of the National Association of Securities Dealers. Mr. Potomac has been President of Financial Insight Corporation in La Jolla, California since 1980. Financial Insight provides financial planning, investment analysis, tax advice, and prepares and files tax returns and other tax reports for an international clientele. Prior to acquiring Financial Insight Corporation, Mr. Potomac was the Chief Financial Officer for Electron Inc., a manufacturer of electronic equipment in Rancho Bernardo California, and prior to that was with the public accounting firms of Peat Marwick Mitchell & Co., and Arthur Andersen & Co. Mr. Potomac is a graduate of Stanford University and received his law degree and a Master of Business Administration from Cornell University.

    D. SCOTT THOROGOOD is the founder of the Trinalta Group LLC, a consultant to technology companies. From 1994 to 1995, Mr. Thorogood was Chief Executive Officer of the Info.NET Technology Corporation. Mr. Thorogood served as Chief Executive Officer of OASiS, Inc. from 1992 until it was acquired by Sybase, Inc. in 1994. From 1990 to 1992, he worked for Texas Instruments Advanced Information Management Division. From 1987 to 1990 he worked for Fourth Generation Technologies. Mr. Thorogood received a B.S. in Mathematics and Psychology from the University of Alberta.

EXECUTIVE COMPENSATION

    The following table sets forth compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 1995, 1996 and 1997 paid to the Chief Executive Officer and the Executive Vice President of the Company. No executive officer received compensation exceeding $100,000 during the fiscal years ended December 31, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                          ANNUAL COMPENSATION                 -------------
                                            ------------------------------------------------   SECURITIES
                                                                               OTHER ANNUAL    UNDERLYING      ALL OTHER
                                                        SALARY                 COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR        ($)      BONUS ($)        ($)            ($)          ($)(1)
------------------------------------------  ---------  ---------  -----------  -------------  -------------  -------------
James A. Scudder, Chief Executive                1997     97,200          --            --             --             --
  Officer, President                             1996     62,000          --            --             --         30,000
  and Director                                   1995         --          --            --             --         17,000

James L. Berntsen                                1997     97,200          --            --             --             --
  Executive Vice President, Secretary            1996     62,000          --            --             --         30,000
  and Director                                   1995         --          --            --             --         17,000

------------------------

(1) Represents consulting fees and Common Stock issued in consideration for guaranteeing certain equipment leases to the Company.

OPTION GRANTS


    There were 0 stock option grants to the Company's executive officers during the fiscal year ended December 31, 1997. 0 stock appreciation rights, 0 restricted stock awards, and 0 long-term performance awards granted as of the date of this Prospectus.


OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option exercises and option holdings under the 1996 Stock Plan for the year ended December 31, 1997, with respect to all of the Company's executive officers.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                          VALUE REALIZED      NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-
                              SHARES      MARKET PRICE AT    OPTIONS/SAR'S AT FISCAL    THE-MONEY OPTIONS/SAR'S AT
                            ACQUIRED ON    EXERCISE LESS             YEAR-END             FISCAL YEAR END ($)(1)
                             EXERCISE     EXERCISE PRICE    --------------------------  --------------------------
NAME                            (#)             ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------  -----------  -----------------  -----------  -------------  -----------  -------------
Kevin A. Hainley..........      12,000           3,000          12,000        36,000        54,000        162,000
Allan C. Mayer, Jr........          --              --          24,000        36,000       108,000        162,000

------------------------------

(1) Assuming the market value of the Company's restricted Common Stock on December 31, 1997 was $5.50.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Messrs. Scudder and Berntsen. Mr. Scudder's employment agreement provides for his employment by the Company as its President and Chief Executive

Officer at an initial annual salary of $100,800, which shall automatically increase to $144,000 per year after the completion of this Offering. Mr. Berntsen's employment agreement provides for his employment by the Company as its Executive Vice President at an initial annual salary of $100,800, which shall automatically increase to $144,000 after the completion of this Offering. Messrs. Scudder and Berntsen are party to agreements providing for an initial term expiring on August 31, 1999. Each officer may receive bonuses awarded in the discretion of the Board of Directors. The agreements do not provide for any fixed or formula bonuses to be paid to the officers. The Employment Agreements provide that Messrs. Scudder and Berntsen may, at their election, receive a severance payment equal to 299% of their average annual base salary and bonuses during the preceding five year period in the event of a change of control as defined in their employment agreements.

1996 STOCK OPTION PLAN

    PURPOSE. The Company's 1996 Stock Plan was adopted by the Board of Directors in November 1996, and approved by the shareholders in December 1996. 545,400 shares of the Company's Common Stock are currently reserved for issuance pursuant to options or stock awards granted pursuant to the 1996 Stock Plan of which options to acquire 113,000 shares of Common Stock have been granted prior to the date of this Prospectus. The purpose of the 1996 Stock Plan is to provide an incentive to eligible employees, officers, directors, and consultants, whose present and potential contributions are important to the continued success of the Company, to afford these individuals the opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain in its employment qualified personnel for the successful conduct of its business. It is intended this purpose will be effected through the granting of:
(i) Stock Options, including incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code and non-qualified stock options ("Non-qualified Stock Options") which are not intended to meet the requirements of such section; (ii) stock appreciation rights ("Stock Appreciation Rights");
(iii) restricted stock ("Restricted Stock"); and (iv) long-term performance awards ("Long Term Performance Awards").

    Officers, directors, consultants, and other employees of the Company whom the Board of Directors deems to have the potential to contribute to the success of the Company shall be eligible to receive awards under the 1996 Stock Plan. The 1996 Stock Plan provides that Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Long-Term Performance Awards may be granted to employees (including officers), directors, and consultants of the Company or any parent or subsidiary of the Company. The 1996 Stock Plan provides Incentive Stock Options may only be granted to employees (including officers) of the Company or any parent or subsidiary of the Company.

    The 1996 Stock Plan is administered by the Board of Directors, or a duly appointed committee thereof. Subject to the provisions of the 1996 Stock Plan, the Board of Directors or a committee thereof has full power to select the eligible individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant. The interpretation and construction of any provision of the 1996 Stock Plan by the Board of Directors shall be final and conclusive. The Board of Directors shall have discretion in determining the number of shares and other terms of each option granted to each recipient. Each option grant shall be evidenced by an option agreement that shall specify the option price, the duration of the option, the number of shares to which the option pertains, the percentage of the option that may be exercised on specified dates in the future, and such other provisions as the Board of Directors shall determine.

    The option price for each grant of an option shall be determined by the Board of Directors, provided that, in the case of Incentive Stock Options, the option price shall not be less than the fair market value of a share of the Company's Common Stock, or in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant.

    All options granted under the 1996 Stock Plan shall expire no later than 10 years from the date of grant, subject to the limitations set forth in the 1996 Stock Plan. Options may be granted authorizing exercise by payment to the Company of cash or by surrender of shares of the Company's Common Stock already owned by the employee, a combination of cash and such shares, or such other consideration as is approved by the Board of Directors.

    The 1996 Stock Plan places limitations on the exercise of options under certain circumstances upon or after termination of employment or in the event of the death, disability, or termination associated with a change in control (as defined in the 1996 Stock Plan) of the Company. At the discretion of the Board of Directors the agreement evidencing the grant of a stock option may contain additional limitations upon the exercise of the option under specified circumstances, or may provide certain limited rights to exercise such options under specified circumstances. The granting of an option under the 1996 Stock Plan does not accord the recipient the rights of a shareholder, and such rights shall only accrue after the exercise of an option, and the issuance of the underlying shares of Common Stock in the recipient's name.

    The 1996 Stock Plan provides for the award of shares of Common Stock of the Company which are subject to certain restrictions ("Restricted Stock") provided in the 1996 Stock Plan or otherwise determined by the Board of Directors. Restricted Stock awards pursuant to the 1996 Stock Plan will be represented by a stock certificate registered in the name of a recipient to whom the award is made subject to the restrictions upon which it is granted. Upon the grant of Restricted Stock, such recipient will be entitled to vote the Restricted Stock and to exercise other rights as a shareholder of the Company, including the right to receive all dividends and other distributions paid or made with respect to the Restricted Stock. Pursuant to the 1996 Stock Plan, a Restricted Stock award recipient may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock during the restriction period designated by the Board of Directors, except by testamentary disposition, or as may otherwise be determined by the Board of Directors. When the conditions of a Restricted Stock award established by the Board of Directors lapse or are satisfied, the Company will deliver stock certificates representing the shares of Common Stock which are no longer subject to any restrictions, except those required by applicable law.

    Pursuant to the 1996 Stock Plan, the Board of Directors in its discretion may grant Stock Appreciation Rights ("SARs"). A Stock Appreciation Right generally will entitle the holder to receive money or stock from the Company in an amount equal to the excess, if any, of the aggregate fair market value of the Company's Common Stock which is subject to such right over the fair market value of the same stock on the date of grant. The Company may grant SARs allowing for the payment of the amount to which the participant exercising the SAR is entitled by delivering shares of the Company's Common Stock or cash or a combination of stock and cash as the Board of Directors in its sole discretion may determine. SARs may contain additional rights, limitations, terms, and conditions which the Board of Directors otherwise deems desirable.

    The 1996 Stock Plan also permits the granting of Long-Term Performance Awards. Such awards, if issued, are anticipated to be based upon Company, subsidiary, and/or individual performance over designated periods based on such performance factors or other criteria as the Board of Directors deems appropriate. Performance objectives may vary from participant to participant, group to group, and period to period. Such awards will generally be granted for no cash consideration. The Board of Directors may adjust Long-Term Performance Awards as they deem necessary or appropriate in order to avoid windfalls or hardships or to compensate for changes in tax, accounting, legal rules, or other circumstances. Long-Term Performance Awards may be payable in cash or Common Stock (including Restricted Stock).

    Options, SARs, Restricted Stock Awards, and Long-Term Performance Awards granted pursuant to the 1996 Stock Plan will generally be nontransferable by the participant, other than by will or by the laws of descent and distribution, and may generally be exercised only by the participant during the lifetime of the participant.

    Subject to the 1996 Stock Plan's change in control provisions, in the event of a sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding Option, SAR, Restricted Stock award, or Long-Term Performance Award shall be assumed or substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation does not agree to such assumption or substitution, the administrators shall, in lieu of such assumption or substitution, provide for the participant to have the right to exercise the Option, SAR, Restricted Stock award, or Long-Term Performance Award as to all or a portion of the Common Stock subject to the option, including shares of Common Stock as to which the option would not otherwise be exercisable.

    As of the date of this Prospectus, options to purchase an aggregate of 113,000 shares of Common Stock at an exercise price range of $1.00 to $3.00 were granted under the 1996 Stock Plan, such options vesting at the rate of 20% to 33.3% per year.

    The Company has agreed with Cohig & Associates, Inc. that except with respect to options granted under the 1996 Stock Plan at an exercise price equal to the fair market value on the date of grant, it will not, for a period of 18 months from the date of this Prospectus, issue any options, or warrants, or sell any shares of capital stock without the prior written consent of Cohig & Associates, Inc.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Articles and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under California law, and the forms of indemnification include indemnification in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from intentional or knowing and culpable violations of law) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has obtained an insurance policy covering officers and directors for claims made that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock on a pro forma basis as of the date of this Prospectus, and as adjusted to reflect the sale of the 3,400,000 Units offered hereby by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors; (iii) each executive officer of the Company; and (iv) all directors and executive officers of the Company as a group.

                                                                                           APPROXIMATE PERCENTAGE
                                                                          SHARES           BENEFICIALLY OWNED(2)
                                                                        BENEFICIALLY ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                     OWNED(1)     BEFORE OFFERING   AFTER OFFERING
----------------------------------------------------------------------  -----------  -----------------  ---------------
James A. Scudder(3)...................................................     561,274            18.2%              8.6%

James L. Berntsen(3)..................................................     453,923            14.7               7.0

Robert F. Coston(4)...................................................      30,000           *                 *

Kevin A. Hainley(5)...................................................      68,000             2.1               1.0

Allan C. Mayer, Jr.(6)................................................      60,000             1.9             *

Louis L. Knickerbocker(3)(7)(8)
  25800 Commercenter, Lake Forest, CA 92630...........................     858,673            27.8              13.2

All directors and executive officers as a group (6 persons)(8)........   2,031,870            63.0              30.7

------------------------------

*   Less than 1%

(1) Calculated pursuant to Rule 13d-3(d)1 of the Exchange Act. Shares not outstanding that are subject to options or other rights which may be exercised by the holder thereof within 60 days of the date of this Prospectus and, in addition, including all shares subject to the outstanding options in favor of Robert Coston, Kevin Hainley, and Allan Mayer, are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder and all directors and officers as a group, but are not deemed outstanding for the purpose of calculating the percentage owned by any other shareholder listed.

(2) Percentage of ownership is based on 3,089,478 shares of Common Stock outstanding as of the date of this Prospectus and 6,489,478 shares of Common Stock outstanding after the Offering, without consideration of the Warrants, the Representatives' Option, the Over-allotment Option, other outstanding options and warrants except as set forth below. The Company believes the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in these notes. Except as set forth above, the address of each person set forth above is the address of the Company appearing elsewhere in this Prospectus.

(3) The shareholder has entered into an agreement with Cohig & Associates, Inc. to vote these shares in favor of the election to the Board of Directors of the designee of Cohig & Associates, Inc.

(4) Represents 30,000 shares which Mr. Coston has the right to acquire upon exercise of options, 15,000 of which may be exercised within 60 days of the date of this Prospectus.

(5) Includes 48,000 shares which Mr. Hainley has the right to acquire upon exercise of options, 12,000 of which may be exercised within 60 days of the date of this Prospectus.

(6) Includes 60,000 shares which Mr. Mayer has the right to acquire upon exercise of options, 24,000 of which may be exercised within 60 days of the date of this Prospectus.

(7) Louis L. Knickerbocker, a director of the Company, is the President, Chief Executive Officer and Chairman of the L.L. Knickerbocker Company, Inc. Mr. Knickerbocker and his spouse own approximately 40% of the common stock of the L.L. Knickerbocker Company, Inc.

(8) Includes 858,673 shares owned by Knickerbocker.

                CONCURRENT OFFERING BY SELLING SECURITY HOLDERS

    An aggregate of 70,587 shares of Common Stock owned by the Selling Security Holders and 70,587 shares of Common Stock issuable upon exercise of the warrants also owned by the Selling Security Holders (the "Security Holders' Warrants") are being registered simultaneously with this Offering for resale by the Selling Security Holders from time to time and at any time following the commencement of the Offering. The Security Holders' Common Stock, including the Common Stock underlying the Security Holders' Warrants will not be subject to any restriction on sale and may be sold at any time following this Offering.

    The following table sets forth information with respect to the Selling Security Holders, who will own an aggregate of 141,174 shares of Common Stock including 70,587 shares of Common Stock issuable upon exercise of the Security Holders' Warrants all of which are being registered hereby. The shares of Common Stock owned by the Selling Security Holders including the shares of Common Stock issuable upon exercise of the Security Holders' Warrants may be sold from time to time in the future. The Security Holders' Warrants may be exercised and the Common Stock underlying the Security Holders' Warrants may be purchased and sold at the earliest on the effective date of this Prospectus or any prospectus covering any Common Stock of the Company. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Security Holders, although the Company will receive proceeds from the exercise of the Security Holders' Warrants. The costs of qualifying these shares under federal and state securities laws, will be paid by the Company. Sales by the Selling Security Holders, or even the potential of such sales, could have an adverse effect on the market prices of the Common Shares or the Warrants.

                                                                                                      SHARES OWNED
                                                                                         SHARES           AFTER
NAME                                                                                   OFFERED(1)       OFFERING
----------------------------------------------------------------------------------  ----------------  -------------
Francesca Daniels.................................................................         11,764              --

Grant King........................................................................         82,352              --

Henri B. Schkud...................................................................         47,058              --
                                                                                          -------

  Total...........................................................................        141,174              --
                                                                                          -------
                                                                                          -------

------------------------------

(1) Includes shares underlying Selling Security Holders' Warrants.

    Francesca Daniels is the President of Financial Sciences of America, ("FSA"). FSA has provided investor relations services to Knickerbocker as an independent contractor since November 1995. Grant King is the President of a Knickerbocker subsidiary located in Bangkok, Thailand. There are no other material relationships between any of the Selling Security Holders and the Company, nor have any such material relationships existed within the past three years. The Company has been informed by the Representatives and the other Underwriters that there are no agreements between the Representatives and the other Underwriters and any Selling Security Holder regarding the distribution of the Common Stock held by the Selling Security Holders or the Common Stock underlying the Security Holders' Warrants.

    The sale by the Selling Security Holders of the Common Stock and the Common Stock underlying the Security Holders' Warrants may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders) on an exchange or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

    Selling Security Holders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders, or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time on an exchange, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers from whom such broker-dealer may act as an agent or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

    At the time a particular offer to sell Common Stock is made by or on behalf of a Selling Shareholder, to the extent required, a prospectus shall be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

    If any of the following events occur, the prospectus will be amended to include additional disclosure before an offer or sale of Common Stock by the Selling Security Holders are made: (a) to the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in the prospectus; (b) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in the prospectus; and (c) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus. The prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securities.

    Under applicable rules and regulations of the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least one (and possibly five business days) prior to the commencement of the pricing of the Common Stock. Accordingly, in the event the Representatives or any of the other Underwriters is engaged in a distribution of the Common Stock, they will not be able to make a market in the Company's securities during the applicable restrictive period. However, none of the Underwriters has agreed to nor are any of them obligated to act as a broker-dealer in the sale of the Common Stock by the Selling Security Holders. In addition, each Selling Security Holder desiring to sell Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M Rules 101, 102 and 104, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Security Holders.

    The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                              CERTAIN TRANSACTIONS

    Messrs. Scudder and Berntsen acquired 652,946 and 435,298 shares, respectively, of the Company's Common Stock in exchange for $21,000 and $14,000, respectively, in December 1994. 95,693 of these shares were subsequently transferred by Mr. Scudder, and 20,550 of these shares were subsequently transferred by Mr. Berntsen to parties unrelated to the Company.

    On September 30, 1995, the Company entered into the IHI License with IHI, which was subsequently amended on April 4, 1997 and December 4, 1997.

    James Scudder was issued 28,120 shares of Common Stock of the Company on June 8, 1996, in exchange for the guarantee along with certain other guarantors of equipment lease payments to the Company with a value of approximately $200,000. A portion of the net proceeds of this Offering will be used to repay these leases.

    James Berntsen was issued 28,120 shares of Common Stock of the Company on July 7, 1996, in exchange for his guarantee of equipment lease payments in the amount of $65,518 for the benefit of the Company. A portion of the net proceeds of this Offering will be used to repay these leases.

    In 1995, Steve McKay, a shareholder, loaned the Company the principal amount of $8,000 which was repaid with interest in 1996.


    Between February 29, 1996 and October 2, 1996, IHI loaned an aggregate of $92,500 to the Company, interest free. All of these amounts were repaid by October 2, 1996.


    Prior to May 1995 James Scudder loaned the Company $8,800 which was not represented by a promissory note. On June 30, 1995 James Scudder loaned the Company the principal sum of $9,963 which was represented by a promissory note payable on demand and bearing interest at the rate of eight percent per anum. Subsequently Mr. Scudder assigned both loans to Mr. Berntsen. By December 31, 1996 both of these loans had been repaid in full to Mr. Berntsen by the Company.

    On March 6, 1995, May 16, 1995, June 30, 1995, June 30, 1995, October 31,
1995, and November 30, 1995, James Berntsen loaned the Company the principal sums of $15,000; $5,000; $5,063; $5,000; and $1,000, respectively, all of which were represented by promissory notes payable on demand and bearing interest at the rate of eight percent per anum. The Company also owed Mr. Berntsen accrued consulting fees in the amount of $16,500 as of December 31, 1996. By December 31, 1997 the balance of the above noted promissory notes and accrued consulting fees had been repaid in full to Mr. Berntsen by the Company.

    On July 1, 1996, the Company entered into a consulting agreement with Scott Thorogood, a member of the Company's Advisory Board, to provide administrative, financial, and organizational advice and services. The agreement was extended on August 1, 1997 for an additional term of one year. Mr. Thorogood receives $7,500 per month for his part-time consulting services.

    On August 5, 1996, the Company entered into a consulting agreement with L. Lawrence Potomac, a member of the Company's Advisory Board, to provide financial and administrative services to the Company. The agreement extends through July 31, 1998. Mr. Potomac receives $1,000 per month for his part-time consulting services.

    On August 15, 1996, the Company entered into a consulting agreement with C.R.H. & Associates to provide marketing and strategic planning advice and assistance. C. Rowland Hanson, a member of the Company's Advisory Board, is the principal member of C.R.H. & Associates. The agreement was amended to be by and between the Company and Mr. Hanson and was extended through December 31, 1999. Mr. Hanson receives $7,500 per month for his part-time consulting services, which increases to $10,000 per month upon completion of an initial public offering of the Company's securities.

    On September 20, 1996, the Company issued 858,673 shares of Common Stock to Knickerbocker for $600,000.

    On December 31, 1996, the Board of Directors granted Scott Thorogood an option to acquire 250,930 shares of Common Stock for $.001 per share.

    On December 31, 1996, the Board of Directors granted Rowland Hanson an option to acquire 198,000 shares of Common Stock for $.001 per share.

    On December 31, 1996, the Board of Directors granted L. Lawrence Potomac an option to acquire 59,400 shares of Common Stock for $.001 per share. On July 24, 1997, Mr. Potomac exercised a portion of this option and purchased 5,000 shares of Common Stock for $5.00.

    On December 31, 1996 the Board of Directors granted Kevin Hainley, Chief Financial Officer of the Company, an incentive stock option under the 1996 Stock Plan to purchase 60,000 shares of Common Stock for $1.00 per share, which may be exercised for 10 years. 20% of such option vested immediately and an additional 20% vests at the end of each year thereafter, provided Mr. Hainley is employed by the Company as its Chief Financial Officer. On March 14, 1997, Mr. Hainley exercised a portion of this option and purchased 12,000 shares of Common Stock for $12,000.

    On December 31, 1996, the Board of Directors granted Allan Mayer, Vice President-Marketing of the Company, an incentive stock option under the 1996 Stock Plan, to purchase 60,000 shares of Common Stock for $1.00 per share, which may be exercised for 10 years. 20% of such option vested immediately and an additional 20% vests at the end of each year thereafter, provided Mr. Mayer is employed as an officer of the Company at the end of each year.

    On December 31, 1996, the Board of Directors granted Robert Coston, a director of the Company, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of its five year term, provided Mr. Coston is a member of the Board of Directors or the Advisory Board at the end of each year.

    On December 31, 1996, the Board of Directors granted James Mason, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of its five year term, provided Mr. Mason is a member of the Advisory Board at the end of each year.

    On December 31, 1996, the Board of Directors granted Robert Horsman, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. Horsman is a member of the Advisory Board at the end of each year.

    On December 31, 1996, the Board of Directors granted Tor Petterson, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. Petterson is a member of the Advisory Board at the end of each year.

    On February 15, 1997, the Board of Directors granted Fred Hull, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $2.50 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. Hull is a member of the Advisory Board at the end of each year.

    On February 15, 1997, the Board of Directors granted Suzanne Johnson, a member of the Advisory Board, an option to acquire 5,000 shares of Common Stock for $3.00 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Ms. Johnson is a member of the Advisory Board at the end of each year.

    On April 4, 1997, the Company entered into the LLK Agreement with Knickerbocker to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and be marketed by Knickerbocker. See "Business--Distribution Agreement," and "Related Party Transactions."

    On May 22, 1997, the Board of Directors granted Salvatore La Barbera, a member of the Advisory Board, an option to acquire 20,000 shares of Common Stock for $3.00 per share. The option vests 25% at the end of each year over the first four years of the five year term, provided Mr. La Barbera is a member of the Advisory Board at the end of each year.

    On October 27, 1997, the Board of Directors granted Robert Coston, a director, an option to acquire 10,000 shares of Common Stock for $5.00 per share in consideration for his agreement to become a member of the Company's Board of Directors. The option has a five year term.

    All future transactions by the Company with officers, directors, and five percent shareholders and their affiliates will be entered into only if the Company believes that such transactions are reasonably expected to benefit the Company and the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated parties. Furthermore, such transactions will be approved by a majority of disinterested directors.

                                  BRIDGE LOANS

    BRIDGE LOANS. Between December, 1996 and May, 1997, the Company entered into Bridge Loans totaling $1,245,000 with twelve investors for the purpose of providing operating capital for the Company. In addition to receiving a promissory note bearing interest at a rate of 10%, each bridge lender was issued a warrant to purchase 20,000 shares of the Company's Common Stock for every $110,000 loaned to the Company. The warrants issued in connection with the Bridge Loans are exercisable at $3.00 per share. All of the warrants are exercisable until 24 months after repayment or conversion of the Bridge Loan. Each of the Bridge Loans also includes a right in favor of the Company to convert that Bridge Loan into common stock at a share value equal to the lesser of the price per share paid in the most recent arms length cash purchase of Common Stock by a purchaser unrelated to the Company, or $5.50 per share. The Company intends to repay the Bridge Loans plus accrued interest with a portion of the proceeds of the Offering in the estimated amount of $1.4 million.


    DECEMBER 1997 LOANS. In December 1997, the Company borrowed a total of $150,000 from two investors. The loans accrue interest at 12% per annum and are due and payable upon the earlier to occur of 5 business days after the completion of the Offering or June 1, 1998.



    1998 LOANS. During January through March 1998, the Company borrowed $710,000 from eight investors. The loans accrue interest at 10.0-10.5% per annum and are due and payable upon the earlier to occur five business days after the completion of the Offering or June 1, 1998 except certain loans which mature on July 1, 1998 or 5 business days after the completion of the Offering, whichever is earlier.


                           RELATED PARTY TRANSACTIONS

    INSTA-HEAT, INC. In February 1998, each of the officers, directors and employees of the Company and Knickerbocker, along with two other individuals, contributed 67,260 shares of IHI common stock to IHI for cancellation. These shares represented all of the IHI securities held by the officers, directors and employees of the Company, and Knickerbocker, and a portion of the shares held by the other two contributors, which represented approximately 77.7% of all IHI outstanding securities. The contributions were made in contemplation of the Offering and without consideration.

    In March 1998, the Company entered into agreements with each of the remaining 20 IHI shareholders to utilize a portion of the proceeds of the Offering to purchase all of their 19,250 IHI shares for $25 per share, or $481,250. $25 was the price paid in cash to purchase IHI common stock in all but one of the sales of IHI common stock which occurred since June 1995 (Knickerbocker paid $50,000 for 29,260 shares in September 1996, or $1.71 per share). Each of the remaining IHI shareholders also agreed to the termination of the license agreement between the Company and IHI and waiver of any royalties due. As a result thereof IHI is anticipated to become a wholly owned subsidiary of the Company following completion of the Offering, and the IHI License will be terminated.


    L.L. KNICKERBOCKER & COMPANY, INC. In September, 1996, Knickerbocker purchased 858,673 shares of the Company's common stock for $600,000. On the same day Knickerbocker purchased 29,260 shares of the common stock of IHI for $50,000. In February 1998, Knickerbocker contributed its IHI shares to IHI for cancellation. The Company entered into the LLK Agreement with Knickerbocker on April 4, 1997. The founder, Chairman, Chief Executive Officer and President of Knickerbocker is Louis L. Knickerbocker, a director of the Company. The Company and Knickerbocker are working to develop certain specialty lines of beverages which would utilize the Company's integrated thermal containers and could be marketed by Knickerbocker. The LLK Agreement grants Knickerbocker certain rights to market and distribute the Company's integrated thermal containers in defined potential markets subject to certain conditions. See "Business--Distributorship Agreement."


    Knickerbocker has agreed to provide up to 510,000 Common Shares included in the Units which may be issued upon exercise of the Over-allotment Option. The sale by Knickerbocker of Common Shares included in the the Units within the Over-allotment Option would result in a substantial benefit to Knickerbocker. See "Description of Securities," "Risk Factors--Offering to Benefit Existing Stockholders and Related Parties" and "Description of Securities."

                           DESCRIPTION OF SECURITIES

    The following description of the capital stock of the Company and certain provisions of the Company's Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.


    Upon the closing of this Offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value ("Preferred Stock"). As of the date of this Prospectus, 3,089,478 shares of Common Stock were outstanding, there were approximately 70 holders of record of the Company's Common Stock, and no Preferred Stock was outstanding.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority shareholders will be able to elect directors on the basis of their votes alone. The shareholders right to cumulative voting will terminate automatically when the Common Stock of the Company is listed on Nasdaq NMS, NYSE or AMEX, and the Company has at least 800 shareholders as of the record date for its most recent meeting of shareholders. The Common Stock is anticipated to be listed on Nasdaq after the consummation of the Offering and, therefore, it is anticipated cumulative voting rights will continue. See "Possible Anti-Takeover Effect of Certain Provisions of the Company's Articles of Incorporation." Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series, and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of that series of Preferred Stock. It should be expected that the holders of any series of Preferred Stock, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company, and possibly other preferences over the holders of Common Stock.

    The Board of Directors may issue one or more series of Preferred Stock without action of the shareholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of Preferred Stock may dilute the voting power of a holder of Common Stock (such as by issuing Preferred Stock with super-voting rights), may discourage bids for the Company's Common Stock, and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. The Company has no current plans to issue any Preferred Stock.

PRESENTLY OUTSTANDING WARRANTS

    As of the date of this Prospectus, the Company has outstanding warrants to purchase 400,587 shares of Common Stock. 70,587 of these Warrants comprise the Security Holders' Warrants. All of the remaining warrants may be exercised for $3.00 per share for up to 36 months from the date of issuance, and will all expire by the end of May 2000. The exercise price of each of these warrants is subject to adjustment in the event of stock splits, stock dividends and similar events, and if at any time the Common Stock of the Company trades on an exchange, Nasdaq, the OTC Bulletin Board, or in the pink sheets for $8.00 per share for 20 out of 30 consecutive trading days, the Company has the right to shorten the exercise period for these warrants by providing 10 days prior written notice to the warrant holder, granting the warrant holder 45 days after the last day of the 30 day trading period to exercise the warrant. The Company must have an effective registration statement covering all of the shares of Common Stock underlying the warrants before it can provide notice to shorten the exercise period. The Company must also use its best efforts to keep the registration statement effective for a minimum period of six months after the termination of the shortened exercise period.

    The Security Holders' Warrants may be exercised to purchase 70,587 shares of Common Stock on substantially identical terms as the Warrants offered herein.

OPTIONS


    As of the date of this Prospectus, options to purchase a total of 835,665 shares of Common Stock were outstanding. 659,915 of the shares underlying these options are capable of being exercised as of the date of this Prospectus. The Company has granted Incentive Stock Options to certain of its employees for the purchase of up to an aggregate of 113,000 shares of Common Stock pursuant to the 1996 Stock Plan. An aggregate of 545,400 shares of Common Stock are currently reserved under the 1996 Stock Plan, and options may be granted under the 1996 Stock Plan which can be exercised for a period of up to 10 years and may contain such other terms as the Board of Directors or a committee appointed to administer the 1996 Stock Plan may determine. See "Management--Stock Option Plan."


UNITS

    Each Unit consists of one Common Share and one Warrant. Each Warrant entitles the holder thereof to purchase one Common Share. The Warrants may be exercised for three years from the date of this Prospectus. Upon completion of the Offering the Warrants and Common Shares comprising the Units will be immediately detachable and separately transferable from the date of this Prospectus. The Offering Price of the Units is allocated $5.40 to the Common Share and $.10 to the Warrant.

WARRANTS


    In connection with this Offering, the Company has authorized the issuance of up to 7,990,000 Warrants (including 510,000 Warrants that may be issued by the Company upon exercise of the Over-allotment Option, and 340,000 warrants that may be issued upon exercise of the Representatives' Option), and has reserved 7,990,000 shares of Common Stock for issuance upon exercise of such Warrants. Each Warrant entitles the holder to purchase one Common Share at an exercise price equal to $8.25, for a period of three years commencing from the date of this Prospectus. The Warrants will trade separately immediately after this Offering.



    Each Warrant will be redeemable by the Company for $.05 per Warrant at any time upon 30 days prior written notice to the holder, at any time the closing bid price per share of the Company's Common Stock equals or exceeds $11.00 for 20 consecutive trading days within the 30 day period prior to the date notice of redemption is given, and further provided at such time there is a current effective registration statement covering the Common Shares underlying the Warrants. The Company presently expects to call all of the Warrants for redemption as soon as legally possible, but several factors may modify that intention. In the event the Company provides a notice of redemption, a holder of the Warrants would be forced to exercise such holder's Warrants within the period set forth in the notice of redemption and pay the exercise price including at a time when it may be disadvantageous for such holder to do so, or to sell the Warrants at the current market price including at a time when such holder might otherwise wish to hold the Warrants, or to accept the redemption price which will likely be substantially less than the market value of the Warrants.

    The Warrants will be issued in registered form under a Warrant Agreement between the Company and ChaseMellon Shareholder Services, as warrant agent (the "Warrant Agent"). The Common Shares underlying the Warrants, when issued upon exercise of a Warrant in accordance with its terms, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Shares to the holder upon its exercise.

    Holders of the Warrants will be able to sell the Warrants, if a market exists, rather than exercise them. However, there can be no assurance that a market will develop, or if developed, will continue for the Warrants.

    Each Warrant may be exercised by surrendering the Warrant certificate, with the formal subscription form on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants may be exercised in whole or, from time to time, in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

    Prior to the exercise of the Warrants, the holders of the Warrants will not have any of the rights or privileges of shareholders of the Company (except to the extent they own Common Stock of the Company). The exercise price of the Warrants and the number of Common Shares issuable upon the exercise thereof are subject to adjustment upon the occurrence of certain events such as stock splits, stock dividends, recapitalizations, mergers or consolidations, as set forth in the Warrant Agreement. No adjustment of the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the number of Common Shares issuable upon exercise of the Warrants; however, any such adjustment not made will be carried forward and taken into account in any subsequent adjustment.

    For the life of the Warrants, the Warrant holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the Common Shares issuable upon the exercise of the Warrants, with a resulting dilution in the interest of the Company's shareholders by reason of the exercise of Warrants at any time, if ever, when the exercise price of the Warrants is less than the market price for the Common Stock. The terms on which the Company may be able to obtain additional capital during the life of the Warrants may be adversely affected as a result of the outstanding Warrants. The Warrant holders may exercise their Warrants at a time when the Company would seek capital by offering Common Stock on terms more favorable to the Company than those provided in the Warrants. In such an event the existence of the outstanding Warrants could have a material adverse impact on the price and/or terms the Company may be able to obtain from an offering of its Common Stock.

    For a holder to exercise the Warrants there must be a current registration statement in effect with the Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares underlying the Warrants. The Company has agreed to use its best efforts to cause a registration statement with respect to such shares under the Securities Act to continue to be effective during the term of the Warrants and to take such other actions under the laws of various states as may be required to cause the sale of Common Shares upon exercise of the Warrants to be lawful. However, the

Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of the underlying shares upon exercise would be unlawful.

    The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of the Warrants will not possess any voting or any other rights as a shareholder of the Company unless he or she exercises the Warrants.

    The Warrant exercise price was arbitrarily determined by negotiation between the Company and the Representatives. The Company may reduce the exercise price of the Warrants or extend the warrant expiration date upon notice to Warrant holders. The foregoing is merely a summary of the rights and privileges of the holders of Warrants, and is qualified in its entirety by reference to the Warrant Agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion sets forth certain federal income tax consequences, under current law, which may result from the purchase and ownership of the Units, and the Common Shares and Warrants constituting the Units. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service or a formal tax opinion from its counsel on any tax aspect of this Offering. This tax discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential federal income tax effects resulting from or which may result from the purchase and ownership of the Units, Common Shares, or Warrants. Prospective purchasers of the Units should consult their own tax advisors with respect to the tax consequences to them from the purchase and ownership of the Securities, and the applicability and effect of federal, state, local, foreign and other tax laws.

    The Company has allocated the cost of each Unit between each of its elements (one Common Share at a cost of $5.40 and one Warrant to purchase one Common Share at a cost of $0.10) in accordance with their perceived relative fair market values at the time of issuance. The portion of the cost of a Unit allocated to each element will constitute the initial tax basis of such element for federal income tax purposes.

    No gain or loss will be recognized by a holder of a Warrant on the holder's purchase of Common Shares for cash upon exercise of the Warrant. The adjusted tax basis of the Common Shares so acquired will be equal to the tax basis of the Warrant plus the exercise price. The holding period of the Common Shares acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised.

    The sale of Common Shares or the sale of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized (generally the cash and fair market value of other property received) and the holder's adjusted tax basis therein. Such a sale of Common Shares will result in capital gain or loss, provided the Common Shares are a capital asset in the hands of the holder. The sale of a Warrant will likewise result in capital gain or loss, provided the Warrant is a capital asset in the hands of the holder and the Common Shares underlying the Warrant would be a capital asset to the holder if acquired by the holder.

    Under Section 305 of the Internal Revenue Code of 1986, as amended, certain actual or constructive distributions of stock (including warrants to purchase stock) with respect to such stock (or warrants) may be taxable to the shareholders (or Warrant holders) of the Company. Adjustments in the exercise price of the Warrants, or the number of shares which may be purchased upon exercise of the Warrants, in each case made pursuant to certain provisions of the Warrants, may result in a distribution which is taxable as a dividend to the holders of Warrants.

    If a Warrant is not exercised and allowed to expire, the Warrant will be deemed to have been sold or exchanged for no consideration on the expiration date. Any loss to the holder of a Warrant will be a capital loss if the Warrant was held as a capital asset and if the Common Shares underlying the Warrant would have been a capital asset had such Warrant been exercised.

    No gain or loss will be recognized by the Company upon the acquisition, exercise or expiration of any Warrants.

REPRESENTATIVES' OPTION


    At the closing of this Offering, the Company has agreed to sell to the Representatives the Representatives' Option for an aggregate purchase price of $340 ($0.001 per underlying Unit). The Representatives' Option grant to the Representatives the right to purchase up to 340,000 Units from the Company (each Unit consisting of one Common Share, and one warrant to purchase one Common Share each of which to be under terms substantially identical to the Common Shares and Warrants offered herein). The Representatives' Option may be exercised for a period of four years commencing one year after the date of this Prospectus at an exercise price of 165% of the Offering Price of the Units, and will contain certain anti-dilution provisions. The Representatives' Option will be restricted from sale, assignment, transfer or hypothecation prior to its exercise date except to officers of the Representatives and members of the selling group and officers and partners thereof.



    The Representatives' Option to acquire up to 340,000 Units contains certain registration rights under the Securities Act relating to the shares of Common Shares and Representatives' Warrants included in the Units underlying the Representatives' Option and the shares of Common Stock issuable upon exercise of the Representatives' Warrants included in such Units (collectively, the "Representatives Shares"). Under the terms of the Representatives' Option, the Company is obligated to register all or part of the Representatives Shares if it receives a request to do so by the holders owning or entitled to purchase a majority of the Representatives Shares, provided that the request is made 12 months after the date of this Prospectus. The Representatives' Option provides for one such request, at the Company's expense. The demand registration right contained in the Representatives' Option will expire five years from the date of this Prospectus. In addition, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of the Representatives' Option or Representatives' Shares are entitled to notice of such registration and the Company is obligated to use all reasonable efforts to cause the Representatives Shares to be included, provided that the underwriter of any such offering shall have the right to limit the number of shares included in the registration. The Company is responsible for all expenses incurred in connection with any such piggyback registration of the Representatives Shares. The piggyback registration rights contained in the Representatives' Option will expire no later than five years from the date of this Prospectus. The exercise of such registration rights by the Representatives may result in dilution in the interests in the Company of then-present shareholders, hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's Common Stock and Warrants. See "Underwriting."


POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF
  INCORPORATION

    The holders of Common Stock are currently entitled to one vote for each common share held of record on all matters submitted to a vote of the shareholders other than the election of directors, in which event any holder may demand cumulative voting. Under cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected, which is currently four. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. The Company's Articles provide that the shareholders' right to cumulative voting will terminate automatically when the Company's shares are listed on Nasdaq NMS, NYSE or AMEX, provided further the Company has at least 800 shareholders as of the record date for the most recent annual meeting of its shareholders. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors, and may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

    The Company's Articles also include a provision ("Fair Price Provision") that requires the approval of the holders of two-thirds of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by a holder of 15% or more of the Company's voting stock (an "Interested Shareholder"), except in cases where the continuing directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder, or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the higher of either the price paid by the Interested Shareholder for Common Stock during the prior two years, the Fair Market Value (as defined in the Articles) at the time, or the amount paid in the transaction in which such person became an Interested Shareholder, and that such payment be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of its shares. The Company's Board of Directors believes the Fair Price Provision will help assure all of the Company's shareholders will be treated similarly if certain kinds of business combinations are effected. However, the Fair Price Provision may also make it more difficult to accomplish certain transactions that could be beneficial to shareholders but are opposed by the incumbent Board of Directors.

    The Company's Articles provide for a classified Board of Directors to automatically become effective when the shares of Common Stock of the Company are listed on Nasdaq NMS, NYSE or AMEX, and when the Company has at least 800 shareholders as of the record date for the most recent annual meeting of its shareholders. The classified Board of Director provisions, when and if effective, divide the Board of Directors into two classes of directors serving staggered two-year terms. The classification of directors has the effect of making it take more time to change the composition of a majority of the Board of Directors.

    The Company's Articles also require any action required or permitted to be taken by shareholders of the Company must be effected at a duly called meeting of shareholders and may not be effected by a consent in writing. The Company's Articles also provide newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office. In addition, the Articles of the Company require shareholders give advance notice to the Company's Secretary of any director nominations or other business to be brought by shareholders at any shareholders' meeting. The Articles also require the approval of two-thirds of the Company's voting stock to amend certain provisions of the Articles. Each of these provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors--Anti-Takeover Provisions; Limitation on Voting Rights" and "Management."

NASDAQ LISTING


    The Common Shares and Warrants have been approved for listing on Nasdaq under the symbols "ONTR" and "ONTRW", respectively. This Offering is the initial public offering of the Securities and, accordingly, there is currently no public trading market for any such Securities. Even though the Common Shares and Warrants have been approved for trading on Nasdaq, there can be no assurance that a public trading market will ever develop or, if one develops, that it will be maintained. Although the Representatives have no legal obligation to do so, from time to time they may act as market makers and otherwise effect transactions for their own accounts, or for the accounts of others, in the Securities. The Representatives, if they so participate, may be a dominating influence in any market that may develop for any of the Securities.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock and the Warrant Agent for the Company's Warrants is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 6,489,478 shares of Common Stock outstanding, assuming no exercise of the Warrants, the Over-allotment Option, the Warrants included in the Representatives' Option, and other outstanding warrants and options. All of the 3,400,000 Common Shares sold in this Offering (plus any Common Shares sold upon exercise of the Over-allotment Option) will be freely transferable and tradable without restriction or further registration under the Securities Act except for any shares purchased or held by any affiliate of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. An aggregate of 141,174 shares of Common Stock, including 70,587 underlying the Security Holders' Warrants are being registered simultaneously with this Offering for resale by the Selling Security Holders from time to time. When sold, such shares will be freely tradable without restrictions or further registration under the Securities Act. See "Concurrent Offering by Selling Security Holders." The remaining 3,018,891 shares of Common Stock were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale only if registered under the Securities Act, sold in accordance with Rule 144 thereunder, or pursuant to an exemption from such registration requirements.

    Holders of the Warrants included in the Units offered hereby will be entitled to purchase an aggregate of 3,400,000 Common Shares upon exercise of the Warrants at any time during the three-year period following the date of this Prospectus, provided the Company satisfies certain securities registration requirements with respect to the shares underlying the Warrants. See "Description of Securities-- Warrants." Any and all Common Shares purchased upon exercise of the Warrants will be freely tradable, provided such registration requirements are met.

    Up to 340,000 Common Shares and 340,000 Warrants may be purchased by the Representatives during the four year period commencing upon the first anniversary date of this Prospectus through the exercise of the Representatives' Option and the Representatives' Warrants included therein. Any and all securities purchased upon exercise of the Representatives' Option will not be freely tradable unless the Company satisfies certain securities registration requirements. See "Underwriting."

    Approximately 478,857 of the Restricted Shares are currently eligible for sale in the public market pursuant to Rule 144(k). All of these shares are subject to the lock-up agreement not to sell which is described below. In addition, as of the date of this Prospectus, 545,400 shares are reserved for issuance pursuant to the 1996 Stock Plan of which options to acquire 113,000 shares have been granted, and in addition another 722,665 shares are reserved for issuance upon the exercise of other outstanding options and 400,587 shares are reserved for issuance upon exercise of outstanding warrants. All of the shares underlying outstanding options and 330,000 of the shares underlying outstanding warrants are subject to the lock-up agreement described below. Approximately 1,011,919 of all outstanding options and warrants shall be capable of being exercised upon completion of this Offering, 939,665 of which are all subject to the lock-up agreement described below.


    Except in connection with acquisitions or the grant of options to the Company's officers and employees under the Company's 1996 Stock Plan, and at an exercise price equal to the fair market value, the Company has agreed, for a period of 18 months from the closing of this Offering, not to issue, sell, or purchase any shares of Common Stock or other equity securities of the Company without the prior written consent of Cohig & Associates, Inc. The Company's executive officers and directors, and certain other shareholders of the Company owning an aggregate of approximately 3,018,891 shares of Common Stock and an additional 835,665 shares subject to outstanding options and warrants, have agreed they will not, sell or otherwise transfer or dispose of, pledge or hypothecate any securities of the Company for a period of 12 months from the date of this Prospectus (the "Lock-up Period"); such lock-ups may not be waived by Cohig & Associates, Inc. during said 12 month period.


    In general, under Rule 144 as currently in effect, (beginning 90 days after the date of this Prospectus), any holder of Restricted Shares, including an affiliate of the Company, as to which at least one year has elapsed since the later of the date of their acquisition thereof from the Company or from an affiliate, would be entitled within any three month period to sell a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 55,895 shares immediately after the completion of this Offering assuming no exercise of the Over-allotment Option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above; provided that at least two years have lapsed since the date the shares were acquired. The foregoing is a summary of Rule 144 and is not intended to be a complete description of the rule and other applicable regulations.

    Prior to this Offering, there has been no public market for the Company's securities. Following this Offering, the Company cannot predict the effect, if any, that market sales of the Common Stock, or the availability of such shares for sale pursuant to Rule 144, registration rights or otherwise, will have on the market price prevailing from time to time. Nevertheless, sales by the existing shareholders of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Company's securities and the ability of the Company to obtain additional equity financing. In addition, the availability for sale of substantial amounts of Common Shares acquired through the exercise of the Warrants, other options or warrants, or the Representatives' Option and the Representatives' Warrants included therein could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

    Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Cohig & Associates, Inc. and Joseph Charles & Associates, Inc., are acting as the Representatives, have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters named below, the aggregate number of Securities set forth opposite their respective names in the table below at the price to the public less underwriting discounts set forth on the cover page of this Prospectus. The Units are being sold on a firm commitment basis. The Underwriting Agreement provides, however, the obligations of the Underwriters to pay for and accept delivery of the Units are subject to certain conditions precedent. The Underwriters are committed to purchase all of the Securities offered hereby if any are purchased.


                                                                               NUMBER OF UNITS
UNDERWRITERS                                                                   TO BE PURCHASED
-----------------------------------------------------------------------------  ---------------
Cohig & Associates, Inc. ....................................................      1,400,000
Joseph Charles & Associates, Inc. ...........................................      1,400,000
Kashner Davidson Securities Corporation......................................        200,000
Pennsylvania Merchant Group Ltd..............................................        200,000
Laidlaw Global Securities, Inc...............................................         50,000
Neidiger, Tucker, Bruner, Inc................................................         50,000
R.J. Steichen & Company......................................................         50,000
Westport Resources Investment Services, Inc..................................         50,000
                                                                               ---------------
    Total....................................................................      3,400,000
                                                                               ---------------
                                                                               ---------------


    The Representatives have informed the Company the Underwriters do not expect to sell any Units to any accounts over which they have discretionary authority.


    The Representatives have advised the Company the Underwriters propose to offer the Units directly to the public at the Offering Price set forth on the cover page of this Prospectus, and to selected dealers at that price, less a concession of not more than $0.23 per Unit. After the initial offering to the public, the price to the public of the Units of Common Shares and Warrants and the other terms may be changed.


    The Company has granted the Underwriters an option, which may be exercised during the 45 day period following the date of this Prospectus, to purchase up to 510,000 additional Units at the Offering Price, less the underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering any over-allotments in the sale of the Units offered hereby.


    The Company has agreed to pay the Representatives a non-accountable expense allowance of 2.25% of the gross proceeds received by the Company from the sale of the Units. In addition to the Underwriters' discount and the non-accountable expense allowance, the Company is required to pay the costs of qualifying the Securities under federal and state securities laws, together with legal and accounting fees, printing and other costs incurred by the Company in connection with this Offering.



    The Company has also agreed to retain Cohig & Associates, Inc. as a financial consultant for a period of one year from the date of this Prospectus for a fee of $3,000 per month, payable in advance at the closing of the Offering. The financial consulting services to be provided by Cohig & Associates, Inc. include assisting in the development of a long-term financial strategy and working with financial analysts.


    The Company has also agreed, for a period of four years from the date of this Prospectus, at the option of Cohig & Associates, Inc., to nominate a designee of Cohig & Associates, Inc. reasonably acceptable to the Company, for election to the Company's Board of Directors or, at the option of Cohig & Associates, Inc., if the Company is unable to obtain directors and officers insurance satisfactory to Cohig & Associates, Inc., to designate a consultant to the Board of Directors who will have the right to attend all Board of Directors and committee meetings thereof, and who will be compensated on the same basis as non-employee members of the Board. Cohig & Associates, Inc. has not yet exercised its right to designate such a person. Messrs. Scudder and Berntsen and LLK have agreed to vote their shares in favor of such nominee.



    The Company has agreed with Cohig & Associates, Inc. if the Company redeems the Warrants Cohig & Associates, Inc. will act as the Company's exclusive solicitation agents and the Company will pay Cohig & Associates, Inc. a fee of 2% of the aggregate exercise price if: (i) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. who is so designated in writing by the holder exercising the Warrant; (ii) the Warrant is not held in a discretionary account except where prior specific written approval for the exercise has been received; (iii) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrant; (iv) the solicitation of the exercise of the Warrant was not in violation of applicable rules promulgated under the Exchange Act; and (v) Cohig & Associates, Inc. provides bona fide services in connection with the solicitation of the Warrant. No solicitation fee will be paid to Cohig & Associates, Inc. on Warrants exercised within one year of the date of this Prospectus or on Warrants voluntarily exercised at any time without solicitation. In addition, unless granted an exemption by the Commission from applicable rules under the Exchange Act, Cohig & Associates, Inc. will be prohibited from engaging in any market making activities or solicited brokerage activities until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right Cohig & Associates, Inc. may have to receive a fee for the exercise of the Warrants following such solicitation. Such a prohibition, while in effect, could impair the liquidity and market price of the Securities.



    At the closing of this Offering, and subject to the terms and conditions of the Underwriting Agreement between the Company and the Representatives, the Company has agreed to sell to the Representatives the Representatives' Option for an aggregate purchase price of $340 as additional compensation in connection with this Offering. The Representatives' Option grants to the Representatives the right to purchase up to 340,000 Units (each consisting of one Common Share and one Warrant) at a price equal to 165% of the Offering Price. The Warrants underlying the Representatives' Option will have an exercise price and other terms identical to the Warrants being offered to the public pursuant to this Prospectus.



    The Representatives' Option may be exercised for a four-year period, commencing one year from the date of this Prospectus. The Representatives' Option will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the date of this Prospectus, except to officers of the Representatives, other Underwriters and/or their officers. The Representatives' Option will also contain anti-dilution provisions for stock splits, stock dividends, recombinations and reorganizations, a one-time demand registration provision (at the Company's expense), and piggyback registration rights (which registration rights will expire five years from the date of this Prospectus).



    Except in connection with acquisitions or the grant of options to the Company's officers and employees under the Company's 1996 Stock Plan, and at an exercise price equal to the fair market value the Company has agreed, for a period of 18 months from the closing of this Offering, not to issue, sell, or purchase any shares of Common Stock or other equity securities of the Company without the prior written consent of Cohig & Associates, Inc. The officers, directors, and certain shareholders have agreed they will not except in certain circumstances, offer, sell, or otherwise dispose of any securities of the Company owned by them for a period of 12 months from the closing of this Offering; such lock-ups may not be waived by Cohig & Associates, Inc. during said 12 month period.


    Prior to this Offering, there has been no public market for the Common Shares or Warrants and there can be no assurance a market will develop or be sustained following this Offering. The Offering Price of the Common Shares and Warrants and the exercise price of the Warrants were determined by negotiations between the Representatives and the Company. Among the factors considered in determining the Offering Price and the exercise price of the Warrants were the prospects for the Company, an assessment of the industry in which the Company operates, the assessment of management, the number of Common Shares and Warrants offered, the price purchasers of the Securities might be expected to pay given the nature of the Company and the general condition of the securities markets at the time of the Offering. Accordingly, the Offering Price set forth on the cover page of this Prospectus should not necessarily be considered an indication of the actual value of the Company or the Common Shares or Warrants. The price of the Securities is subject to change as a result of market conditions and other factors, and no assurance can be given the Common Shares or Warrants can be resold at their respective Offering Price.

    Certain persons participating in the Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Shares and Warrants at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchases, for the purpose of pegging, fixing or maintaining the price of the Common Shares or Warrants. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Representatives to reclaim a selling concession from a syndicate member in connection with the Offering when Common Shares or Warrants sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on Nasdaq or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the Securities offered hereby have been passed upon for the Company by Fisher Thurber LLP. Partners and employees of Fisher Thurber LLP are owners of options to purchase a total of 50,000 shares of Common Stock at $2.50 per share. Certain legal matters will be passed upon for the Underwriters by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1996 and 1997, and the period from November 8, 1994 (inception) through December 31, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

    The report of KPMG Peat Marwick LLP covering the December 31, 1997 financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses during its development stage and has net working capital and net capital deficiencies that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act with the Commission in Washington, D.C. with respect to the Units offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in or annexed as exhibits to the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Units offered by this Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part thereof. Copies of the Registration Statement, together with such financial statements and exhibits, may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007, upon payment of the charges prescribed therefor by the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Commission maintains a World Wide Web site containing reports, proxy and information statements and other information regarding registrants who file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
ONTRO, INC.
Independent Auditors' Report...............................................................................         F-2

Balance Sheet:
  December 31, 1997........................................................................................         F-3

Statements of Operations:
  For the years ended December 31, 1996 and 1997,
  Period from inception (November 8, 1994) to December 31, 1997............................................         F-4

Statements of Shareholders' Equity (Deficit):
  For the years ended December 31, 1996 and 1997,
  Period from inception (November 8, 1994) to December 31, 1997............................................         F-5

Statements of Cash Flows:
  For the years ended December 31, 1996 and 1997,
  Period from inception (November 8, 1994) to December 31, 1997............................................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Ontro, Inc.:

We have audited the financial statements of Ontro, Inc. (a development stage enterprise) as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ontro, Inc. (a development stage enterprise) as of December 31, 1997 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1997 and for the period from November 8, 1994 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses during its development stage and has net working capital and net capital deficiencies that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  KPMG Peat Marwick LLP

San Diego, California
February 26, 1998

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                                     -------------
                                              ASSETS

Current assets:
  Cash.............................................................................................  $       5,100
  Prepaid expenses and other current assets........................................................          9,800
                                                                                                     -------------
    Total current assets...........................................................................         14,900

Property and equipment, net........................................................................        398,900
Deferred offering costs............................................................................        349,300
Deferred financing costs...........................................................................         61,100
Other assets.......................................................................................         62,500
Intangible assets, net.............................................................................          8,500
                                                                                                     -------------
                                                                                                     $     895,200
                                                                                                     -------------
                                                                                                     -------------

                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Other accrued expenses...........................................................................  $     436,200
  Accrued interest.................................................................................        103,700
  Current portion of capital lease obligations.....................................................         44,100
  Payroll taxes payable............................................................................         12,800
  Notes payable....................................................................................      1,395,000
                                                                                                     -------------
    Total current liabilities......................................................................      1,991,800

Capital lease obligations, excluding current portion...............................................        100,900
                                                                                                     -------------
    Total liabilities..............................................................................      2,092,700
                                                                                                     -------------

Shareholders' equity (deficit):
  Preferred stock, no par value, 5,000,000 shares authorized, no shares issued.....................             --
  Common stock, no par value, 20,000,000 shares authorized, 3,089,478 shares issued and
    outstanding....................................................................................      2,047,200
  Additional paid-in capital.......................................................................        965,600
  Deficit accumulated during the development stage.................................................     (3,812,000)
  Deferred compensation............................................................................       (398,300)
                                                                                                     -------------
    Total shareholders' equity (deficit)...........................................................     (1,197,500)
                                                                                                     -------------

Commitments and contingencies (note 12)
                                                                                                     $     895,200
                                                                                                     -------------
                                                                                                     -------------

                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                                                                                  FROM INCEPTION
                                                                    YEAR ENDED DECEMBER 31,     (NOVEMBER 8, 1994)
                                                                  ----------------------------   TO DECEMBER 31,
                                                                       1996           1997             1997
                                                                  --------------  ------------  ------------------
Operating expenses:
  Marketing, general and administrative.........................  $      830,400     1,388,200         2,325,400
  Research and development......................................         235,900       580,100           883,900
  Compensation related to grant of stock options................         379,300        23,800           403,100
                                                                  --------------  ------------  ------------------
      Total operating expenses..................................       1,445,600     1,992,100         3,612,400
Interest expense................................................          22,800       174,900           199,600
                                                                  --------------  ------------  ------------------
      Net loss..................................................  $   (1,468,400)   (2,167,000)       (3,812,000)
                                                                  --------------  ------------  ------------------
                                                                  --------------  ------------  ------------------
      Basic net loss per share..................................  $        (0.80)        (0.75)
                                                                  --------------  ------------
                                                                  --------------  ------------
      Diluted net loss per share................................  $        (0.62)        (0.63)
                                                                  --------------  ------------
                                                                  --------------  ------------


                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                            DEFICIT
                                                                                          ACCUMULATED                   TOTAL
                                                           COMMON STOCK      ADDITIONAL   DURING THE                 SHAREHOLDERS'
                                                       --------------------    PAID-IN    DEVELOPMENT    DEFERRED       EQUITY
                                             DATE       SHARES     AMOUNT      CAPITAL       STAGE     COMPENSATION   (DEFICIT)
                                          -----------  ---------  ---------  -----------  -----------  ------------  ------------
Balance at November 8, 1994
  (inception)...........................                      --  $      --   $      --    $      --    $       --    $       --
Issuance of common stock at $.032 per
  share.................................        12/94  1,088,200     35,000          --           --            --        35,000
Net loss................................                      --         --          --      (12,500)           --       (12,500)
                                                       ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1994............               1,088,200     35,000          --      (12,500)           --        22,500
Issuance of common stock at $.032 per
  share.................................         5/95    177,100      5,700          --           --            --         5,700
Issuance of common stock at $.889 per
  share.................................   6/95-12/95     98,400     87,500          --           --            --        87,500
Net loss................................                      --         --          --     (164,100)           --      (164,100)
                                                       ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1995............               1,363,700    128,200          --     (176,600)           --       (48,400)
Issuance of common stock at $.699 per
  share.................................   9/96-10/96  1,001,800    700,000          --           --            --       700,000
Issuance of common stock at $.71 per
  share for services....................        10/96     42,200     29,900          --           --            --        29,900
Issuance of common stock at $.889 per
  share.................................    1/96-6/96    119,500    106,300          --           --            --       106,300
Issuance of common stock at $.889 per
  share for services....................    1/96-7/96     59,100     52,500          --           --            --        52,500
Issuance of common stock at $.889 per
  share in exchange for loan
  guarantees............................    6/96,7/96    140,600    125,000          --           --            --       125,000
Fair value of detachable warrants on
  debt..................................        12/96         --         --       7,000           --            --         7,000
Issuance of stock options...............                      --         --     785,000           --      (405,700)      379,300
Net loss................................                      --         --          --   (1,468,400)           --    (1,468,400)
                                                       ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1996............               2,726,900  1,141,900     792,000   (1,645,000)     (405,700)     (116,800)
Fair value of detachable warrants on
  debt..................................    1/97-5/97         --         --      94,500           --            --        94,500
Issuance of stock options to
  non-employees.........................         2/97         --         --      16,400           --       (16,400)           --
Exercise of stock options...............    3/97,7/97     17,000     12,000          --           --            --        12,000
Issuance of common stock and warrants at
  $2.25 per share.......................         5/97    222,222    444,400      55,600           --            --       500,000
Issuance of common stock at $2.00 per
  share for services....................    6/97,8/97      8,000     16,000          --           --            --        16,000
Issuance of common stock at $3.13 per
  share.................................         9/97     31,949    100,000          --           --            --       100,000
Issuance of common stock at $3.13 per
  share.................................        10/97     12,820     40,000          --           --            --        40,000
Issuance of common stock and warrants at
  $4.25 per share.......................        10/97     70,587    292,900       7,100           --            --       300,000
Compensation related to grant of stock
  options...............................                      --         --          --           --        23,800        23,800
Net loss................................                      --         --          --   (2,167,000)           --    (2,167,000)
                                                       ---------  ---------  -----------  -----------  ------------  ------------
Balance at December 31, 1997............               3,089,478  $2,047,200  $ 965,600   ($3,812,000)  $ (398,300)   $(1,197,500)
                                                       ---------  ---------  -----------  -----------  ------------  ------------
                                                       ---------  ---------  -----------  -----------  ------------  ------------

                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER      FROM INCEPTION
                                                                                31,            (NOVEMBER 8, 1994)
                                                                       ----------------------   TO DECEMBER 31,
                                                                          1996        1997            1997
                                                                       ----------  ----------  ------------------
Cash flows from operating activities:
  Net loss...........................................................  $(1,468,400) $(2,167,000)    $ (3,812,000)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization....................................      26,700     115,100          142,700
    Amortization of deferred financing costs.........................          --      40,400           40,400
    Issuance of common stock for services............................     207,400      16,000          223,400
    Compensation related to grant of stock options and certain
      warrants.......................................................     379,300      23,800          403,100
    Increase in deferred offering costs..............................          --    (349,300)        (349,300)
    Increase in prepaid and other current assets.....................      (1,200)     (7,300)          (9,800)
    Increase in other assets.........................................     (12,700)    (48,900)         (62,500)
    Increase in accrued expenses.....................................     175,100     344,200          552,700
                                                                       ----------  ----------  ------------------
      Net cash used in operating activities..........................    (693,800) (2,033,000)      (2,871,300)
                                                                       ----------  ----------  ------------------
Cash flows from investing activities:
  Intangible assets..................................................          --      (4,700)         (13,700)
  Purchase of property and equipment.................................    (150,100)   (172,200)        (348,300)
                                                                       ----------  ----------  ------------------
      Net cash used in investing activities..........................    (150,100)   (176,900)        (362,000)
                                                                       ----------  ----------  ------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock.............................     806,300     952,000        1,886,500
  Proceeds from notes payable........................................     110,000   1,285,000        1,395,000
  Payments on notes payable to shareholders..........................     (52,900)         --               --
  Payments on capital lease obligations..............................      (9,100)    (34,000)         (43,100)
                                                                       ----------  ----------  ------------------
      Net cash provided by financing activities......................     854,300   2,203,000        3,238,400
                                                                       ----------  ----------  ------------------
Net increase (decrease) in cash......................................      10,400      (6,900)           5,100
Cash, beginning of period............................................       1,600      12,000               --
                                                                       ----------  ----------  ------------------
Cash, end of period..................................................  $   12,000  $    5,100     $      5,100
                                                                       ----------  ----------  ------------------
                                                                       ----------  ----------  ------------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest...........................  $   24,300  $   35,700     $     60,000
Supplemental disclosure of noncash transactions:
  Equipment acquisitions under capital lease.........................  $  136,000  $   52,100     $    188,100
  Warrants issued in connection with debt............................  $    7,000  $   94,500     $    101,500

                See accompanying notes to financial statements.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS

    Ontro, Inc. ("Ontro" or the "Company") (formerly Self-Heating Container Corporation of California), was incorporated on November 8, 1994 under the laws of the state of California.

    Through a license agreement with Insta-Heat, Inc. ("IHI") (Note 8), Ontro has exclusive worldwide rights to produce, market, and distribute a self-heating container. In March 1998, the Company entered into an agreement with IHI shareholders to purchase all outstanding shares of common stock with proceeds from the Company's initial public offering ("IPO") (Note 11).

    The Company is a development stage enterprise. Accordingly, the Company's operations have been directed primarily toward raising capital, developing business strategies, research and development, establishing sources of supply, acquiring operating assets, initial production, and recruiting personnel. The Company commenced operations during 1994. Operations prior to January 1, 1995 were not significant.

    Ontro has been unprofitable and has not generated revenue from the sale of products or other sources since inception. The Company expects to incur losses as it expands its development activities and pursues commercialization of its technologies. The future success of the Company is dependent upon its ability to obtain additional working capital to develop, manufacture and market its products and, ultimately, upon its ability to attain future profitable operations.

    The Company has suffered recurring losses during its development stage and has net working capital and net capital deficiencies. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    In order to provide financing to continue its development activities and to pursue commercialization of its technologies as planned, the Company has decided to pursue raising equity through an IPO. However, there is no assurance that an IPO will be successfully completed.

(2) SIGNIFICANT ACCOUNTING POLICIES

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost with depreciation provided using the straight-line method over the estimated useful lives of such assets, which range from three to ten years. Equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

    INTANGIBLE ASSETS

    Intangible assets consist of patents and organization costs, and are carried at cost less accumulated amortization. Costs are amortized on a straight-line basis over an estimated useful life of 5 years. Accumulated amortization at December 31, 1997 was $5,200.

    STOCK-BASED COMPENSATION

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively,

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. If the provisions of APB Opinion No. 25 are applied, pro forma net loss disclosures for employee stock option grants made in 1996 and future years must be provided as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed in the period incurred.

    INCOME TAXES

    Until September 1996, the Company's shareholders elected to have the Company be treated as an S Corporation in which all income, losses and credits pass through to the shareholders to be reported on their personal tax returns. Thus, no deferred federal taxes were provided since the Company was not liable for federal income taxes, and state deferred taxes were immaterial. In September 1996, the Company became a C Corporation.

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    On January 1, 1996, the Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash, prepaid expenses and other current assets, accrued consulting fees, and other accrued expenses approximate fair values due to the short-term nature of these instruments.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The carrying amount of the notes payable is a reasonable estimate of fair value as terms of the notes payable are substantially similar to terms which could be obtained by the Company from similar parties.

    NET LOSS PER SHARE

    In December 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 supersedes APB Opinion No. 15 and replaces "primary" and "fully diluted" earnings per share ("EPS") under APB Opinion No. 15 with "basic" and "diluted" EPS. Unlike primary EPS, basic EPS excludes the dilutive effects of options, warrants and other potentially dilutive instruments. Diluted EPS reflects the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted EPS. Options, warrants, and other potentially dilutive instruments are excluded from the computation of EPS if their effect is anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 98, the effect of the issuance of common stock, options, warrants, or other potentially dilutive instruments for nominal consideration have been reflected in the EPS calculation for all periods presented. All prior period information has been restated to conform to the provisions of SFAS No. 128 and SAB No. 98. The following table sets forth the computation of basic and diluted EPS:

                                                                   YEAR ENDED DECEMBER 31,
                                                                ------------------------------
                                                                     1996            1997
                                                                --------------  --------------
Numerator:
  Net loss....................................................  $   (1,468,400) $   (2,167,000)
                                                                --------------  --------------
                                                                --------------  --------------
Denominator:
  Denominator for basic EPS--weighted average shares
    outstanding...............................................       1,832,958       2,896,876
  Effect of issuance of options for nominal consideration in
    accordance with SAB No. 98................................         542,665         540,473
                                                                --------------  --------------
  Denominator for diluted EPS--weighted average shares
    outstanding and assumed conversions.......................       2,375,623       3,437,349
                                                                --------------  --------------
                                                                --------------  --------------
Basic net loss per share......................................  $         0.80  $         0.75
                                                                --------------  --------------
                                                                --------------  --------------
Diluted net loss per share....................................  $         0.62  $         0.63
                                                                --------------  --------------
                                                                --------------  --------------

   In addition, options and warrants totaling approximately 813,841 and 1,187,428 shares were excluded from the computations of net loss per share for the years ended December 31, 1996 and 1997, respectively, as their effect is anti-dilutive.

   USE OF ESTIMATES

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   RECLASSIFICATIONS

   Certain reclassifications have been made to certain prior year balances in order to conform with current year presentation.

(3) PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 consists of the following:

Machinery and equipment.........................................   $ 377,700
Molds...........................................................      93,200
Office equipment................................................      45,200
Leasehold improvements..........................................      20,300
                                                                  -----------
                                                                     536,400
Less accumulated depreciation and amortization..................    (137,500)
                                                                  -----------
                                                                   $ 398,900
                                                                  -----------
                                                                  -----------

(4) INCOME TAXES

    The Company has no significant taxable temporary differences which would require recognition of deferred tax liabilities and, due to the uncertainty of future realizability, has not recognized any deferred tax assets for deductible temporary differences and tax operating loss carryforwards. At December 31, 1997, the Company's net deferred tax asset, which principally relates to net operating loss carryforwards, was approximately $1,061,000, which was offset by a valuation allowance in the same amount. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the historical losses incurred to date and uncertainty of projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences.

    At December 31, 1997, the Company had available net operating loss carryforwards of approximately $2,659,000 for federal income tax reporting purposes which begin to expire in 2011. The net operating loss carryforwards for state purposes, which begin to expire in 2001, are approximately 50% of federal amounts.

    In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited upon a change in control.

(5) LEASES

    The Company leases office and plant facilities in Poway, California and office and plant equipment under noncancelable operating lease agreements that expire at various dates during the next two

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    years. The Company is negotiating a five-year lease for a new manufacturing facility. The Company also maintains capital leases on equipment. Assets recorded under capital leases had a total cost of $206,200, less accumulated amortization of $53,000 as of December 31, 1997, and are included in property and equipment in the accompanying balance sheet.

    Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of December 31, 1997 are as follows:

                                                                         CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                                  LEASE        LEASE
----------------------------------------------------------------------  ----------  -----------
1998..................................................................  $   72,700   $  13,200
1999..................................................................      67,900       2,000
2000..................................................................      41,000      --
2001..................................................................      13,600      --
2002..................................................................       2,200      --
                                                                        ----------  -----------
Total minimum lease commitments.......................................  $  197,400   $  15,200
                                                                                    -----------
                                                                                    -----------
Less amount representing interest (at rates ranging from 12.0% to
  28.1%)..............................................................     (52,400)
                                                                        ----------
Present value of future minimum capital lease obligations.............     145,000
Less current portion of capital lease obligations.....................     (44,100)
                                                                        ----------
Capital lease obligations, excluding current portion..................  $  100,900
                                                                        ----------
                                                                        ----------

   Rent expense was $25,500 and $28,900 for the years ended December 31, 1996 and 1997, respectively.

(6) NOTES PAYABLE

    Notes payable include loans from bridge lenders ("Bridge Loans") with an interest rate of 10% per annum and accrued principal and interest due at the earlier of five days after the completion of an IPO by the Company or 24 months. Attached to these loans are warrants to purchase 230,000 shares of common stock of the Company at a price of $1.00 per share. One loan for $55,000, from a related party, also includes a provision which allows the Company, at its discretion, to convert the amount of principal and interest owed to common stock in the event of an IPO, based on a price per share which is 50% of the IPO price.

    In December 1997, the Company borrowed $150,000 from two investors. These loans included an interest rate of 12% per annum with accrued principal and interest due the earlier of 120 days or five days after the completion of an IPO by the Company.

    Subsequent to December 31, 1997, the Company amended various terms of these notes payable and borrowed additional funds (Note 11).

(7) SHAREHOLDERS' EQUITY

    PREFERRED STOCK

    The Company has 5,000,000 shares of preferred stock authorized for issuance with no par value. No shares have been issued.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    STOCK OPTION PLAN

    During the year ended December 31, 1996, the Board of Directors adopted an incentive stock option plan for executives and key employees (the "Plan"). The Plan authorizes the granting of options to purchase shares of the Company's common stock. Options vest evenly over three to four years from the date of grant. Options expire ten years after the date of grant, or at the employee's termination date, if earlier. The number of shares authorized for the Plan is 545,400.

   At December 31, 1997, there were 432,400 shares available for grant under the Plan. Using the Black-Scholes option-pricing model, the Company determined that the per share weighted-average fair value of stock options granted during 1996 was $0.38 and during 1997 was $0.47 on the dates of grant. The following weighted-average assumptions were included in this method: 1996--no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of 3.5 years; 1997-- no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of 4 years.

   The Company applies APB Opinion No. 25 in accounting for its stock option grants to employees and directors of the Company and, accordingly, no compensation cost has been recognized in the financial statements for such options. Had the Company determined compensation cost for its stock options based on the fair value at the grant date under SFAS No. 123, the Company's net loss for the years ended December 31, 1996 and 1997 would have been increased to the pro forma amounts indicated below:

                                                                        1996          1997
                                                                    ------------  ------------
Net loss, as reported.............................................  $  1,468,400  $  2,167,000
Pro forma net loss................................................     1,489,200     2,195,800
Pro forma basic net loss per share................................         (0.81)        (0.76)
Pro forma dilutive net loss per share.............................         (0.63)        (0.64)

   Pro forma net loss reflects only options granted since December 31, 1995. Pro forma net loss stated in accordance with SFAS No. 123 may not be representative of the effects on reported net loss in future years.

   The following is a summary of option activity for the years ended December 31, 1996 and 1997

                                                                     NUMBER OF
                                                                      SHARES    EXERCISE PRICE
                                                                     ---------  --------------
Outstanding at January 1, 1996.....................................     --            --
Granted............................................................    120,000      $1.00
                                                                     ---------
Outstanding at December 31, 1996...................................    120,000      $1.00
Exercised..........................................................    (12,000)     $1.00
Granted............................................................      5,000      $3.00
                                                                     ---------
Outstanding at December 31, 1997...................................    113,000  $1.00 - $3.00
                                                                     ---------
                                                                     ---------
Exercisable at December 31, 1997...................................     36,000      $1.00
                                                                     ---------
                                                                     ---------

   The range of exercise prices and weighted-average remaining contractual life for options outstanding as of December 31, 1997 was $1.00-$3.00 and approximately 9 years, respectively.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   NON-QUALIFIED STOCK OPTIONS

   During the year ended December 31, 1996, the Board of Directors granted and the shareholders approved 1,216,506 stock options outside the Plan at a price range of $0.001 to $3.00 to non-employees. The Company recognized $379,300 of compensation expense to non-employees relating to these options during 1996 and deferred $405,700 of compensation expense for options that had not vested as of December 31, 1996 using the prescribed valuation methods of SFAS No.
   123. Using the Black-Scholes option-pricing model, the Company determined that the per share weighted-average fair value of stock options granted outside the Plan during 1996 was $0.67 on the date of grant. The following weighted-average assumptions were included in this method for 1996: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of five years.

   During the year ended December 31, 1997, the Board of Directors granted and the shareholders approved 55,000 stock options outside the Plan at a price range of $2.50 to $5.00 to non-employees and a director. The Company recognized $23,800 of compensation expense to non-employees relating to all options previously granted during the year ended December 31, 1997 and deferred $10,600 of compensation expense for non-employee options granted in 1997 that had not vested as of December 31, 1997. Using the Black-Scholes option-pricing model, the Company determined that the per share weighted-average fair value of stock options granted during the year ended December 31, 1997 was $0.37 on the date of grant. The following weighted-average assumptions were included in this method for 1997: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life ranging from three to five years.

   In July 1997, options were exercised to acquire 5,000 shares of common stock for $0.001 per share or $5.00.

   At December 31, 1997, there were 617,665 options to non-employees and a director of the Company fully vested; 543,841 options which vest upon completion of an IPO; however, such options expired in January 1998 (Note
   11); and 105,000 options to non-employees which vest over four years and expire after five years.

   WARRANTS

   In conjunction with obtaining bridge loan financing in December 1996 (Notes 6 and 11), the Company granted warrants to purchase 20,000 shares of common stock at an exercise price of $1.00 per share. Using a prescribed valuation method of SFAS 123, the Company determined, based upon an independent appraisal, that the per share weighted-average value of these warrants was $0.35 on the date of grant and these warrants were deemed to have an aggregate fair value of $7,000. The Black-Scholes option-pricing model used to value these warrants assumed the following: no expected dividend yield, volatility rate of 37.5%, risk-free interest rate of 6.0%, and an expected life of two years. The Company has recorded the value ascribed to the warrants of $7,000 as deferred financing costs and is amortizing the amount over the life of the related debt.

   In conjunction with obtaining bridge loan financing in January 1997 through May 1997 (Notes 6 and 11), the Company granted warrants to purchase 210,000 shares of common stock at an exercise price of $1.00 per share. Using a prescribed valuation method of SFAS 123, the Company determined that the per share weighted-average value of these warrants was $0.45 on the date of grant and these warrants were deemed to have an aggregate fair value of $94,500. The Black-Scholes option-pricing model used to value these warrants assumed the following: no expected dividend yield, volatility rate of 37.5%,

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

   risk-free interest rate of 6.0%, and an expected life of two years. The Company has recorded the value ascribed to the warrants of $94,500 as deferred financing costs and is amortizing the amount over the life of the related debt. Amortization of such costs for the year ended December 31, 1997 was $40,400.

   In May 1997, in connection with the issuance of 222,222 shares of common stock, the Company issued warrants to purchase 100,000 shares of common stock for $3.00 per share for total consideration of $500,000. The warrants expire in three years and are exercisable immediately.

   In connection with the October 1997 issuance of units consisting of one share of common stock and a warrant to purchase one share of common stock by the Company, 70,587 warrants were issued. The warrants expire in four years and the exercise price is 150% of the Company's IPO price in the event of an IPO.

   STOCK SPLIT

   On December 31, 1996, the Company completed a 28.12-for-1 stock split in the form of a stock dividend payable to all existing shareholders. All references in the accompanying financial statements to average number of shares outstanding and related prices, per share amounts, stock option plan, and warrant data have been restated to reflect the split.

(8) LICENSE AGREEMENT

    The Company is party to a license agreement with IHI, an affiliated company through common ownership. This agreement grants the Company an exclusive worldwide license in perpetuity with respect to the patents and technology developed by IHI. The Company is obligated to prosecute infringement claims regarding the IHI technology and to defend any infringement claims brought against IHI or the Company. The license agreement requires the Company to make annual continuing royalty payments to IHI based on a percentage of sales but not less than a minimum annual royalty of $25,000. In March 1997, the license agreement was amended to increase the minimum annual royalty for future periods to $50,000 and also requires additional royalty payments from the Company on the sale of products utilizing IHI technology subject to the Company achieving minimum annual net operating income after payment of all taxes of no less than $4 million. Upon achieving the minimum net operating income, the IHI license requires royalty payments equal to the greater of
    (i) 2% of the gross sales of integrated thermal container and products developed in connection with it, or (ii) $.015 per unit sold up to the first $30 million in sales by the Company. For sales in excess of $30 million the IHI License requires royalty payments (subject to the same minimum income levels) equal to the greater of (i) 3% of the gross annual sales in excess of $30 million, or (ii) $.015 per unit sold.

    The Company recognized the minimum royalty liability to IHI of $25,000 and $50,000 during 1996 and 1997, respectively.

    The IHI license provides an option to the Company to purchase all of the IHI technology and terminate the IHI license. However, this option requires the Company to pay IHI $3 million and is only available through December 31, 2000 including a one-year right to extend upon the payment of $100,000.

    Subsequent to year end, the Company entered into an agreement with the IHI shareholders that terminates this license agreement and waives their rights to any outstanding royalties (Note 11).

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(9) RELATED PARTY TRANSACTIONS

    During 1996, IHI advanced money to the Company to be used for working capital purposes. There was no outstanding balance at December 31, 1997.

    The Company paid accrued consulting fees to its founding shareholders during 1996. At December 31, 1996, the Company owed $16,500 in accrued consulting fees to one of those shareholders, which was repaid in 1997.

    The Company entered into various equipment lease arrangements during 1996 which were guaranteed by the Company's two officers.

    On July 15, 1996, the Company entered into a consulting agreement with Manhattan West, Inc., a stockholder of the Company. Pursuant to the consulting agreement, Manhattan West, Inc. is to assist the Company in locating and arranging distributor agreements. The consulting agreement is for a term of 30 months, and requires Manhattan West, Inc., be paid $15,000 per month from July 15, 1996, through April 15, 1997 and $5,000 per month for the remainder of the term. Manhattan West, Inc. has agreed to defer collection of a portion of its consulting fees until after completion of the IPO of the Company's securities. Subsequent to December 31, 1997, the Company terminated the agreement and Manhattan West, Inc. forfeited any accrued consulting fees (Note 11).

    The Company has entered into various consulting agreements with members of its Advisory Board resulting in current monthly commitments of approximately $25,000 with terms expiring on various dates between August 1997 and December 1999.

    During 1996, various shareholders made loans to the Company. These loans were payable on demand at 8% annual interest. There were no amounts owed to shareholders at December 31, 1997.

    During 1997, the Board of Directors authorized the issuance of and granted to members of its Advisory Board and Board of Directors 55,000 non-qualified stock options (outside the Plan) at prices ranging from $2.50 to $5.00.

    During 1997, L.L. Knickerbocker Company, Inc. ("Knickerbocker"), a shareholder of the Company, paid $17,300 for services on the Company's behalf. There was a $10,400 balance outstanding from the Company to Knickerbocker at December 31, 1997.

(10) EMPLOYEE BENEFIT PLAN

    Effective January 1, 1996, the Company sponsored a salary reduction simplified employee pension plan. Full-time employees who have completed three months of service and are 21 years of age are eligible to participate. Eligible employees may elect to defer up to 15% of annual compensation, subject to limitations. The Company may make discretionary contributions to the plan. The Company made no contributions to the plan during 1997.

(11) SUBSEQUENT EVENTS

    In January 1998, the Company borrowed a total of $400,000 from an investor. The loan accrues interest at 10% to 10.5% per annum and is due and payable upon the earlier to occur of five business days after the completion of the IPO or May 1, 1998.

                                  ONTRO, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    In February 1998, the Company borrowed a total of $150,000 from two investors. The loans accrue interest at 10% to 10.5% per annum and are due and payable upon the earlier to occur of five business days after the completion of the IPO or May 1, 1998.

    In March 1998, the Company borrowed a total of $50,000 from an investor. The loan accrues interest at 10% to 10.5% per annum and is due and payable upon the earlier to occur of five business days after the completion of the IPO or May 1, 1998.

    In March 1998, the Company entered into agreements with the IHI shareholders to utilize a portion of the proceeds of the IPO to purchase all of their 19,250 IHI shares for $25 per share, or $481,300. The IHI shareholders also agreed to the termination of the license agreement between the Company and IHI and waiver of any royalties due. As a result thereof, IHI is anticipated to become a wholly-owned subsidiary of the Company following completion of the Offering, and the IHI License will be terminated. In accordance with Staff Accounting Bulletin No. 48, this transaction will be accounted for as an acquisition of net assets recorded at historical cost and a return of equity to the IHI shareholders of $361,600 for the difference between the amount paid of $481,300 and the historical cost of the net assets acquired of $119,700. The net assets acquired by the Company from IHI consists primarily of intellectual property related to Ontro's integrated thermal technology. IHI has had no significant operations other than the development of its intellectual property.

    In February and March of 1998, the bridge lenders agreed to modifications in their loan agreements including an increase in the exercise price of the attached bridge loan warrants from $1.00 to $3.00. In addition, all but two of the lenders agreed to a conversion feature whereby the Company can elect to convert their loans into common stock at a share value equal to the lesser of the price per share paid in the most recent arms length cash purchase of common stock by a purchaser unrelated to the Company, or $5.50 per share. The Company intends to repay the Bridge Loans plus accrued interest with a portion of the proceeds from its IPO.

    In February 1998, Manhattan West, Inc. a stockholder, option holder, and consultant of the Company, agreed to terminate its consulting agreement and to forfeit any accrued consulting fees. In addition, their option to purchase 543,841 shares of common stock of the Company expired unexercised on January 15, 1998.

(12) COMMITMENTS AND CONTINGENCIES

    The Company has employment agreements with certain officers which provide such officers, at their discretion, severance payments equal to 299% of their average annual base salary and bonuses during the preceding five-year period in the event of a change of control as defined in their employment agreements.

                    INSIDE REAR COVER--DIAGRAMS AND ARTWORK

DESCRIPTIONS AND CAPTIONS

1.  Background: Brown

2. Top Center Text: "The Ontro self-heating container is designed to provide a hot beverage anytime, anywhere...at the push of a button."

3.  Center of Page: Diagram from label of container.

               HEATING INSTRUCTIONS
---------------------------------------------------
1. Diagram of hand opening foil cover of bottom of   Place can on flat surface and peel
can                                                  off foil.
                                                     Using your thumb push plastic center
2. Diagram of thumb pushing bottom of can            inward approximately 1/2 inch
3. Diagram of top of can with "30 SEC." Above        WAIT A FULL 30 SECONDS
4. Diagram of Self Heating Can upside down and       After 30 seconds Turn can over
turned right side up.                                (right side up)
                                                     In 5 minutes, open top and enjoy a
Diagram of top of open can with steam emitting from  hot beverage! (Note: It takes 3
opening "5 min." above                               minutes until can feels warm.)

4.  Bottom Right: Company logo

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................    9
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   23
Dilution..................................................................   24
Capitalization............................................................   25
Selected Financial Data...................................................   26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   27
Business..................................................................   30
Management................................................................   41
Principal Shareholders....................................................   49
Concurrent Offering by Selling Security Holders...........................   50
Certain Transactions......................................................   52
Bridge Loans..............................................................   54
Related Party Transactions................................................   54
Description of Securities.................................................   56
Shares Eligible for Future Sale...........................................   62
Underwriting..............................................................   64
Legal Matters.............................................................   66
Experts...................................................................   66
Additional Information....................................................   67
Index to Financial Statements.............................................  F-1

                            ------------------------


    UNTIL JUNE 5, 1998, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                3,400,000 UNITS

                             EACH UNIT CONSISTS OF
                         ONE SHARE OF COMMON STOCK AND
                       ONE COMMON STOCK PURCHASE WARRANT
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            COHIG & ASSOCIATES, INC.
                       JOSEPH CHARLES & ASSOCIATES, INC.


                                  MAY 11, 1998